Exhibit (b)(3)

EXECUTION VERSION

CHINA NATIONAL CHEMICAL CORPORATION ( )

CHINA NATIONAL AGROCHEMICAL CORPORATION ( )

AS GUARANTORS

CNAC CENTURY (HK) COMPANY LIMITED

AS BORROWER

CHINA CITIC BANK CORPORATION LIMITED

AND

CHINA CITIC BANK INTERNATIONAL LIMITED

AS GLOBAL CO-ORDINATOR

ARRANGED BY

CHINA CITIC BANK CORPORATION LIMITED, BEIJING BRANCH

CHINA CITIC BANK INTERNATIONAL LIMITED

INDUSTRIAL BANK CO., LTD. BEIJING BRANCH

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., HONG KONG BRANCH

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI PILOT FREE TRADE

ZONE BRANCH

BNP PARIBAS, ACTING THROUGH ITS HONG KONG BRANCH

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

CREDIT SUISSE AG, SINGAPORE BRANCH

NATIXIS, HONG KONG BRANCH

UNICREDIT BANK AG

AND

UNICREDIT S.P.A.

AS MANDATED LEAD ARRANGERS AND BOOKRUNNERS

AND

COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH

AS MANDATED LEAD ARRANGER

WITH

CHINA CITIC BANK INTERNATIONAL LIMITED

ACTING AS AGENT

AND

CHINA CITIC BANK INTERNATIONAL LIMITED

ACTING AS SECURITY AGENT

USD 12,700,000,000

HOLDCO FACILITIES AGREEMENT

- i -

34.	Application of Proceeds	192

35.	Notices	194

36.	Calculations and Certificates	197

37.	Partial Invalidity	197

38.	Remedies and Waivers	198

39.	Amendments and Waivers	198

40.	Confidentiality of Funding Rates and Reference Bank Quotations	203

41.	Confidentiality	205

42.	Sanctions	210

43.	Counterparts	211

44.	Governing Law	211

45.	Enforcement	211

46.	Waiver of Immunity	213

Schedule 1 The Original Lenders		214

Schedule 2 Conditions Precedent		215

Schedule 3 Utilisation Request		222

Schedule 4 Form of Transfer Certificate		224

Schedule 5 Form of Assignment Agreement		227

Schedule 6 Form of Compliance Certificate		230

Schedule 7 Timetables		233

Schedule 8 Form of Accession Deed		234

Schedule 9 Form of Increase Confirmation		237

Schedule 10 Forms of Notifiable Debt Purchase Transaction Notice		239

Part I Form of Notice on Entering into Notifiable Debt Purchase Transaction		239

Part II Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with a Debt Purchaser or an Equity Party		240

Schedule 11 Bidco Facility Definitions		241

- ii -

THIS AGREEMENT is dated 25 August 2016 and made

BETWEEN:

(1)	CHINA NATIONAL CHEMICAL CORPORATION ( ), a company incorporated under the laws of the People’s Republic of China, having its registered office at No. 62 Beisihuan Xilu, Haidian District, Beijing, People’s Republic of China with registration number 100000000038808 (“ChemChina”);

(2)	CHINA NATIONAL AGROCHEMICAL CORPORATION ( ), a company incorporated under the laws of the People’s Republic of China, having its registered office at No. 62, Beisihuan Xilu, Haidian District, Beijing, People’s Republic of China with registration number 91110000100011399Y (“CNAC”);

(3)	CNAC CENTURY (HK) COMPANY LIMITED, a company incorporated under the laws of Hong Kong, having its registered office at 17/F, Shing Lee Commercial Building, 6-12 Wing Kut Street, Central, Hong Kong with registration number 2340544 (the “Borrower” or “HK Holdco 3”);

(4)	CHINA CITIC BANK CORPORATION LIMITED and CHINA CITIC BANK INTERNATIONAL LIMITED as global co-ordinator (collectively, the “Global Co-ordinator”);

(5)	CHINA CITIC BANK CORPORATION LIMITED, BEIJING BRANCH, CHINA CITIC BANK INTERNATIONAL LIMITED, INDUSTRIAL BANK CO., LTD. BEIJING BRANCH, SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., HONG KONG BRANCH, SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI PILOT FREE TRADE ZONE BRANCH, BNP PARIBAS, ACTING THROUGH ITS HONG KONG BRANCH, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE AG, SINGAPORE BRANCH, NATIXIS, HONG KONG BRANCH, UNICREDIT BANK AG and UNICREDIT S.P.A. as mandated lead arrangers and bookrunners (the “Mandated Lead Arrangers and Bookrunners”);

(6)	COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH as mandated lead arranger (the “Mandated Lead Arranger”);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(8)	CHINA CITIC BANK INTERNATIONAL LIMITED as agent of the other Finance Parties (the “Agent”); and

(9)	CHINA CITIC BANK INTERNATIONAL LIMITED as security agent and trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Deed” means a document substantially in the form set out in Schedule 8 (Form of Accession Deed).

“Accepting Target Shareholders” means holders of Target Shares that duly accept the Initial Offer during any applicable acceptance period for the Initial Offer.

“Accountants’ Reports” means the report entitled “Project Century financial, tax, IT and HR due diligence report” prepared by Deloitte and dated 1 February 2016 relating to the Target and its Subsidiaries, and addressed to, and/or capable of being relied upon by, the Arrangers and the other Finance Parties.

“Accounting Principles” means:

(a)	in relation to ChemChina or CNAC, the Chinese Accounting Standards; or

(b)	in relation to any other Obligor, Bidco, the Target or any other person, generally accepted accounting principles in its jurisdiction of incorporation or IFRS.

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by Bidco of Target Shares pursuant to the Initial Offer, any Open Market Purchase and any Squeeze Out Procedure.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or required to be paid by an Obligor or (to the extent set out in the Sources and Uses) any Bidco Group Company or Target Group Company in connection with the Acquisition, the Transaction Documents, the Bidco Facility Finance Documents, the Target Facilities Agreement and (to the extent set out in the Sources and Uses) any refinancing of or consent or offer process with respect to Financial Indebtedness of the Target Group that is outstanding as at the Initial Closing Date.

“Acquisition Documents” means the Initial Offer Documents, any Open Market Purchase Documents and any Squeeze Out Documents.

“Additional Acceptance Period” means a period of 10 Exchange Trading Days following the date on which the Initial Offer has been declared successful in accordance with art. 46 para. 1 Swiss Takeover Ordinance.

“Additional Assigned Intercompany Loan” has the meaning given to that term in paragraph (b) of Clause 4.4 (Other conditions to Utilisation).

“Additional Equity Contribution” has the meaning given to that term in paragraph (b) of Clause 4.4 (Other conditions to Utilisation).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with US dollars in the Hong Kong foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Rating Agencies” means:

(a)	in respect of Bidco:

(i)	at any time prior to the total commitments for Bidco Term Facility A under the Bidco Facilities Agreement having been reduced to zero through the application of Equity Contributions to Bidco, Moody’s and S&P, or any other ratings agencies subsequently agreed between Bidco and the Majority Lenders (as defined in the Bidco Facilities Agreement) to replace Moody’s and/or S&P (provided that such change has been notified to the Agent by the Borrower in writing); and

(ii)	at all other times, Moody’s, S&P and Fitch, or any other ratings agencies subsequently agreed between Bidco and the Majority Lenders (as defined in the Bidco Facilities Agreement) to replace any of Moody’s, S&P and/or Fitch (provided that such change has been notified to the Agent by the Borrower in writing); or

(b)	in respect of ChemChina, Moody’s, S&P and Fitch, or any other ratings agencies subsequently agreed between the Borrower and the Majority Lenders to replace any of Moody’s, S&P and/or Fitch.

“Amended Trustee Ordinance” means the Trustee Ordinance (Cap. 29) (as amended by the Trust Law (Amendment) Ordinance 2013).

“Announcement” means the date of publication of the Prospectus in accordance with art. 18 Swiss Takeover Ordinance.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Obligors, any Relevant Group Company and/or any Target Group Company from time to time concerning or relating to bribery or corruption, including without limitation, the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and other similar legislation in other jurisdictions.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Arranger” means, whether acting individually or together, the Global Co-ordinator, Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arranger.

“Assigned Intercompany Loan” means any loans made by HK Holdco 1, HK Holdco 2 or HK Holdco 3 to the HK Holdco directly held by it which are:

(a)	(if the debtor is HK Holdco 3) subordinated to the Facilities pursuant to the terms of an Intercompany Loan Assignment and Subordination Deed; and

(b)	the subject of Transaction Security under an Intercompany Loan Assignment and Subordination Deed.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means:

(a)	in relation to ChemChina or CNAC, a recognised firm of independent auditors of international standing or national standing in the PRC; or

(b)	in relation to the Borrower, Lux Holdco, Bidco or any Target Group Company, a recognised firm of independent auditors of international standing.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Term Facility, the period from and including the date of this Agreement to and including the earliest of:

(i)	a Squeeze Out Closing Date;

(ii)	the Offer Expiry Date; and

(iii)	either:

(A)	if, prior to the date falling 18 months after 7 March 2016 (being the date of the Bidco Facilities Agreement), the Initial Closing Date has not occurred, the date falling 18 months after 7 March 2016; or

(B)	if, prior to the date falling 18 months after 7 March 2016, the Initial Closing Date has occurred, the date falling 30 months after 7 March 2016; and

(b)	in relation to the Revolving Facility, the period from and including the Initial Closing Date to and including the date falling one month before the Termination Date in respect of the Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under the Revolving Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Base Case Model” means:

(a)	the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to Lux Holdco, Bidco and the Target Group, each prepared by Lux Holdco; and

(b)	the pro-forma financials and financial forecast relating to the ChemChina Group set out in section 1.5 of the Information Memorandum, each prepared by ChemChina.

“Base Reference Bank Rate” means, in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Base Reference Banks” means, in relation to LIBOR, the principal offices in London of such banks (each with a long-term corporate credit rating of equal to or better than A3 from Moody’s and A- from S&P) as may be appointed by the Agent in consultation with the Borrower (for the avoidance of doubt, such bank or entity will be under no obligation to act as a Base Reference Bank).

“Best Price Period” means a period starting with the publication of the Pre-Announcement or, if no Pre-Announcement is published, with the publication of the Prospectus and ending six months after expiration of the Additional Acceptance Period.

“Best Price Rule” means the rule pursuant to which, if Bidco, or any party acting in concert with Bidco, acquires Target Shares (including, for the avoidance of doubt, any financial instruments with Target Shares as the underlying security) during the Best Price Period at a price that exceeds the Initial Offer Price, Bidco must offer such higher price to all recipients of the Initial Offer (as such rule is described in more detail in art. 10 and art. 12 para. 1 lit. b Swiss Takeover Ordinance).

“Bidco” means CNAC Saturn (NL) B.V., a company incorporated in The Netherlands, having its registered address at De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands with registered number 65434552.

“Bidco Consolidated EBITDA” has the meaning given to that term in Part II of Schedule 11 (Bidco Facility Definitions).

“Bidco Facility Maximum Debt Percentage” means the maximum amount of loans that may be drawn by Bidco under the Bidco Term Facilities under clause 4.3 (Available Drawdown Limitation) of the original form of the Bidco Facilities Agreement, calculated as follows (in relation to any Utilisation and proposed loan under a Bidco Term Facility):

MP = 33 1/3% * TC / US$15,000,000,000 x ((TS x Initial Offer Price) + AC)

Where:

MP	means Bidco Facility Maximum Debt Percentage;

TC	means the total commitments under the Bidco Term Facilities as at the utilisation date for the proposed loan under such Bidco Term Facility;

TS	means the number of Target Shares owned by Bidco (after giving effect to the use of the proceeds of the Utilisation and the proposed loan under such Bidco Term Facility); and

AC	means Projected Acquisition Costs.

“Bidco Facilities Agreement” means the US$15,000,000,000 facilities agreement dated 7 March 2016 between, among others, Bidco as borrower, HSBC Bank PLC as global co-ordinator, HSBC Bank PLC as agent and HSBC Corporate Trustee Company (UK) Limited as security agent.

“Bidco Facility” means Bidco Term Facility A, Bidco Term Facility B or Bidco Revolving Facility.

“Bidco Facility Finance Documents” means the “Finance Documents” as defined under the Bidco Facilities Agreement.

“Bidco Group” means Lux Holdco, Bidco and its Subsidiaries from time to time (including, after the Initial Closing Date, the Target Group Companies).

“Bidco Group Company” means a company that is a member of the Bidco Group.

“Bidco Ratings Condition” means that:

(a)	the long term credit rating assigned to Bidco by at least two of the then applicable Agreed Rating Agencies is equal to or higher than BBB- or Baa3; and

(b)	the total commitments for Bidco Term Facility A under the Bidco Facilities Agreement are zero.

“Bidco Revolving Facility” means the revolving credit facility of up to US$200,000,000 made available to Bidco, identified as “Revolving Facility”, under the Bidco Facilities Agreement.

“Bidco Term Facility A” means the term loan facility of up to US$5,000,000,000 made available to Bidco, identified as “Term Facility A”, under the Bidco Facilities Agreement.

“Bidco Term Facility B” means the term loan facility of up to US$10,000,000,000 made available to Bidco, identified as “Term Facility B”, under the Bidco Facilities Agreement.

“Bidco Term Facility” means Bidco Term Facility A or Bidco Term Facility B.

“Borrower Group” means HK Holdco 1, HK Holdco 2, HK Holdco 3 and HK Holdco 4.

“Borrower Group Company” means a company that is a member of the Borrower Group.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on the Initial Closing Date and ending on 31 December 2016, the Base Case Model referred to in paragraph (a) of the definition thereof in agreed form to be delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget of the Bidco Group delivered to the Agent in respect of that period pursuant to Clause 21.5 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Beijing, Singapore, Milan and (in relation to any date for payment of US Dollars) New York.

“Certain Funds Period” means, in relation to the Term Facility:

(a)	the period commencing immediately following the date of this Agreement and ending on (and including) the date which is the earlier of (i) the Initial Closing Date; and (ii) the Offer Expiry Date; and

(b)	solely for the purposes and to the extent of a Utilisation to finance the relevant Squeeze Out Payments, the period commencing on the date on which Bidco becomes entitled to implement a Squeeze Out Procedure and ending on (and including) the applicable Squeeze Out Closing Date.

“Certain Funds Utilisation” means a Utilisation made or to be made under the Term Facility during the Certain Funds Period for the purposes of financing a payment by Bidco (i) to shareholders of the Target pursuant to the Initial Offer or (ii) under the Squeeze Out Procedure.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means:

(a)	the Government of the PRC ceasing to own directly or indirectly more than 50 per cent. of the ordinary voting shares of, or ceasing to control, ChemChina;

(b)	ChemChina ceasing to own directly or indirectly 100 per cent. of the ordinary voting shares of, or ceasing to control, HK Holdco 1;

(c)	HK Holdco 1 ceasing to own directly or indirectly at least 75 per cent. of the ordinary voting shares of, or ceasing to control, HK Holdco 2;

(d)	HK Holdco 2 ceasing to own directly 100 per cent. of the shares (of each class) of, or ceasing to control, the Borrower;

(e)	the Borrower ceasing to own directly 100 per cent. of the shares (of each class) of, or ceasing to control, HK Holdco 4;

(f)	HK Holdco 4 ceasing to own directly 100 per cent. of the shares (of each class) of, or ceasing to control, Lux Holdco;

(g)	ChemChina ceasing to have operating control directly or indirectly over any member of the Borrower Group or Lux Holdco;

(h)	any person or persons acting in concert owning a greater percentage of the issued share capital or voting shares of any member of the Borrower Group or any member of the Bidco Group than are owned (directly or indirectly) by ChemChina;

(i)	any person or persons other than Bidco appointing or removing a majority of the board of directors of the Target;

(j)	any person or persons acting in concert owning at any time on or after the Initial Closing Date a greater percentage of the issued share capital or voting shares of the Target than Bidco; or

(k)	Lux Holdco ceasing to control or ceasing to own, legally and beneficially, directly or indirectly, 100 per cent. of the issued share capital and/or voting rights in Bidco,

where:

(i)	“control” for the purposes of this definition means the power (whether by way of ownership of shares, contractual arrangement or otherwise) to (A) cast or control the casting of more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the relevant company or (B) appoint or remove or control the appointment or removal of the majority of the directors or other equivalent officers of the relevant company;

(ii)	“operating control” for the purposes of this definition means the power (whether by way of ownership of shares, ability to appoint or remove directors or control the appointment or removal of directors, contractual arrangement or otherwise) to give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply (and for these purposes it shall be understood that the implementation of the arrangements relating to the independent directors of the Target specified in the Transaction Agreement shall not constitute an absence of “operating control”); and

(iii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co- operate, through the acquisition directly or indirectly of shares in the relevant company by any of them, either directly or indirectly, to obtain or consolidate control of the relevant company.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“ChemChina Core Group” means:

(a)	ChemChina;

(b)	CNAC; and

(c)	the Material ChemChina Companies from time to time.

“ChemChina Core Group Company” means a company that is a member of the ChemChina Core Group.

“ChemChina Group” means:

(a)	ChemChina;

(b)	CNAC; and

(c)	the Subsidiaries of ChemChina from time to time.

“ChemChina Group Company” means a company that is a member of the ChemChina Group.

“ChemChina Ratings Condition” means that the long term credit rating assigned to ChemChina by at least two of the applicable Agreed Rating Agencies is equal to or higher than BBB- or Baa3.

“Chinese Accounting Standards” means the Chinese Accounting Standards for Business Enterprises ( ) issued by the Ministry of Finance of the PRC.

“Circular” means TOB Circular no. 3 entitled “Review of public takeover offers” issued by the Swiss Takeover Board on 26 June 2014 (status as of 1 January 2016).

“CITIC Bilateral Bridge Facility Agreement” means the US$200,000,000 facility letter dated 20 June 2016 between the Borrower, ChemChina, CNAC and China CITIC Bank International Limited.

“Clean-up Date” means the last day of the Clean-up Period.

“Clean-up Period” means, in respect of the Initial Offer, the period commencing on the Initial Closing Date and ending on (and including) the date falling 90 days thereafter.

“Code” means the US Internal Revenue Code of 1986 as amended.

“Commitment” means a Term Facility Commitment or a Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Part I or Part II of Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to: (a) any Obligor, any Target Group Company, any of the Affiliates of any Obligor or Target Group Company or any Equity Party; or (b) the Initial Offer or any of the other transactions referred to in the Structure Memorandum, the Transaction Documents or a Facility, in each case of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(i)	any Obligor, any Obligor’s Subsidiaries, any Target Group Company or any of their advisers; or

(ii)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor, any Obligor’s Subsidiaries, any Target Group Company or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(A)	information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41.1 (Confidential information);

(2)	is identified in writing at the time of delivery as non-confidential by any Obligor, any Obligor’s Subsidiary or any Target Group Company or any of their advisers; or

(3)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors, any Obligor’s Subsidiary or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(B)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Consolidated Total Net Debt” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Constitutional Documents” means in respect of a person (other than a natural person), such person’s memorandum, deed of incorporation and/or articles of association, by-laws, extracts from public and/or commercial registers, company statute or other organisational or constitutive instruments or governance rules including those relating to an Obligor delivered pursuant to Clause 4.1 (Initial conditions precedent) or Clause 23.39 (Conditions subsequent).

“Custodian” means a bank or other financial institution of international standing and specialised in providing custodian services, as identified in a notice from the Borrower to the Agent.

“Custodian Account” means the securities account identified in a notice (including details of the account name and account number) from the Borrower to the Agent and held in Bidco’s name with the Custodian in connection with the Custody Agreement.

“Custodian Agreements” means:

(a)	the Custody Agreement;

(b)	the account mandate in respect of (and related account documents governing) the Custodian Account;

(c)	the engagement, mandate or appointment letter pursuant to which Bidco engages, mandates or appoints the Custodian; and

(d)	any other agreement between Bidco and the Custodian in connection with the Custody Agreement,

in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial conditions precedent), together with such changes to such form as are permitted by this Agreement.

“Custody Agreement” means the custody agreement dated 7 March 2016 between the Custodian and Bidco.

“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Purchaser” has the meaning given to that term in paragraph (b) of Clause 26.1 (Permitted Debt Purchase Transactions).

“Declared Default” means an Event of Default in respect of which a notice has been served pursuant to Clause 24.18 (Acceleration).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is an Equity Party):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless,	in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Discharge Date” means the date on which all outstanding amounts under the Facilities have been irrevocably fully and finally discharged, the Lenders are under no further obligations (actual or contingent) to provide financial accommodation thereunder and all commitments of the Lenders thereunder have been terminated or lapsed, in each case to the satisfaction of the Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dividends Account” means, in relation to the Borrower or HK Holdco 4, an interest-bearing account:

(a)	held in Hong Kong by it with the Agent and identified as such;

(b)	subject to Security in favour of the Security Agent which Security is in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably); and

(c)	from which no withdrawals may be made by it except as contemplated by this Agreement and the Transaction Security Document relating to such Dividends Account,

(as the same may be redesignated, substituted or replaced from time to time).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which is binding on an Obligor or a Relevant Group Company and relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or Relevant Group Company conducted on or from the properties owned or used by any Obligor or Relevant Group Company.

“Equity Contribution” means a subscription in cash for ordinary voting shares and/or (as the case may be) share premium in HK Holdco 2, the proceeds of which are successively contributed (a) by HK Holdco 2 to the Borrower, (b) then by the Borrower to HK Holdco 4, (c) then by HK Holdco 4 to Lux Holdco, and (d) then by Lux Holdco to Bidco, in each case by way of an intercompany loan and/or a subscription in cash for ordinary voting shares and/or share premium (and/or, in the case of investment in Lux Holdco only, a capital contribution (apport en capitaux propres non rémunéré par des titres) allocated to the account 115 of the Luxembourg Standard Chart of Accounts) and in accordance with the Structure Memorandum.

“Equity Contribution Account” means, in relation to HK Holdco 1, HK Holdco 2, the Borrower or HK Holdco 4, an interest-bearing account:

(a)	held in Hong Kong by it with the Agent and identified as such; and

(b)	from which no withdrawals may be made by it except as contemplated by Clause 23.37 (Funds flow and Equity Contribution Accounts),

(as the same may be redesignated, substituted or replaced from time to time).

“Equity Documents” means:

(a)	the Constitutional Documents of HK Holdco 2, HK Holdco 3, HK Holdco 4, Lux Holdco and Bidco;

(b)	any document or instrument setting out the terms on which an Equity Contribution (including any Additional Equity Contribution) is to be made available to HK Holdco 3, HK Holdco 4 or Lux Holdco by its immediate Holding Company and successively contributed to Bidco by way of a subscription in cash for ordinary voting shares in Bidco as set out in (except in the case of an Additional Equity Contribution) the Structure Memorandum; and

(c)	any document or instrument setting out the terms on which an Assigned Intercompany Loan (including any Additional Assigned Intercompany Loan) is made available by HK Holdco 1, HK Holdco 2 or HK Holdco 3 to the HK Holdco directly held by it as set out in (except in the case of an Additional Assigned Intercompany Loan) the Structure Memorandum.

“Equity Party” means: (a) ChemChina, each of its Affiliates, any trust of which ChemChina or any of its Affiliates is a trustee, any partnership of which ChemChina or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, ChemChina or any of its Affiliates; (b) any Identified Equity Investor; and (c) any direct or indirect holder of 5 per cent. or more of the shares in any Borrower Group Company or Lux Holdco (provided that, in respect of any direct or indirect holder of 10 per cent. or more of the shares in any Borrower Group Company or Lux Holdco, the Borrower has provided evidence to the satisfaction of the Lenders relating to any customary “know your customer” checks reasonably required by the Lenders (including without limitation in connection with the USA Patriot Act)) and each of their respective Affiliates.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with an Obligor or an Obligor (as defined in the Bidco Facilities Agreement) is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means

(a)	the occurrence of a Reportable Event with respect to any Single Employer Plan;

(b)	the filing of a notice of intent to terminate any Single Employer Plan or the termination of any Single Employer Plan under Section 4041 of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Single Employer Plan;

(d)	a filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance with respect to any Single Employer Plan or Multiemployer Plan;

(e)	a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; and

(f)	a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Exchange Trading Day” means any day on which the SIX Swiss Exchange is open for trading for its regular trading sessions.

“Excluded PRC VAT” means any value added tax or any tax of a similar nature chargeable in respect of any interest and/or fees payable under any Finance Document pursuant to (a) any PRC laws or regulations in force as at the date of this Agreement (the aggregate rate of such taxes being the “Existing PRC VAT Rate”) or (b) any substitution or replacement thereof or therefor, to the extent that the aggregate rate of such taxes (referred to in the foregoing (a) and (b)) does not exceed the Existing PRC VAT Rate.

“Excluded Vendor Financing” means any liability under any Vendor Financing to the extent treated as being off the balance sheet of the Bidco Group by the relevant Auditors.

“Facility” means the Term Facility or the Revolving Facility.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letters” means:

(a)	any letters or letter dated on or before the date of this Agreement between ChemChina, the Borrower, China CITIC Bank Corporation Limited and China CITIC Bank International Limited setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any letter or letters between the Borrower and any Increase Lender setting out any fees payable referred to in paragraph (d) of Clause 2.4 (Increase).

“Finance Document” means this Agreement, the Accession Deed, any Compliance Certificate, any Fee Letter, any Increase Confirmation, any Transfer Certificate, any PRC Guarantee, any Transaction Security Document, the Mandate Letter, the MLAB/MLA Appointment Letter, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the applicable Accounting Principles, be treated as a finance or capital lease.

“Finance Party” means the Agent, the Arrangers, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a third party which is not a Subsidiary, which liability would fall within one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before six months after the Discharge Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the customary date of invoice;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement but for the avoidance of doubt excluding any operating leases) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles but excluding any amount raised under a transaction entered into in the ordinary course of business where the duration of the borrowing thereunder is less than 90 days; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

provided that (in respect of the Bidco Group and insofar as Clause 24.6 (Cross default) is concerned only) any Excluded Vendor Financing shall not constitute Financial Indebtedness.

“Financial Quarter” has the meaning given to that term in Clause 21.1 (Financial statements).

“Financial Year” means the accounting period of ChemChina, CNAC, the Borrower, Bidco or the Target Group, in each case, ending on the Accounting Reference Date.

“Fitch” means Fitch Ratings Ltd.

“FMIA” means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel, Finanzmarktinfrastrukturgesetz, FinfraG) of 19 June 2015.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of funds).

“Funds Flow Statement” means a funds flow statement in agreed form prepared by or on behalf of the Borrower showing, amongst other things, the anticipated flow of funds to finance the Initial Offer Settlement Payments, any Open Market Purchase Settlement Payments and any Squeeze Out Payments.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means ChemChina, CNAC or HK Holdco 4.

“HK Guarantor” means HK Holdco 4.

“HK Holdco” means HK Holdco 1, HK Holdco 2, HK Holdco 3 or HK Holdco 4.

“HK Holdco 1” means CNAC (HK) Holdings Company Limited, a company incorporated under the laws of Hong Kong, having its registered office at 17/F, Shing Lee Commercial Building, 6-12 Wing Kut Street, Central, Hong Kong with registration number 2340541.

“HK Holdco 1 Investment Documents” means the shareholder agreements (if any) and subscription agreements entered into between the investors of HK Holdco 1 (or any of them) and/or HK Holdco 1 in relation to such investors’ respective investments in HK Holdco 1.

“HK Holdco 2” means CNAC (HK) Investment Company Limited, a company incorporated under the laws of Hong Kong, having its registered office at 17/F, Shing Lee Commercial Building, 6-12 Wing Kut Street, Central, Hong Kong with registration number 2340542.

“HK Holdco 2 Investment Documents” means the shareholder agreements (if any) and subscription agreements entered into between the investors of HK Holdco 2 (or any of them) and/or HK Holdco 2 in relation to such investors’ respective investments in HK Holdco 2.

“HK Holdco 4” means CNAC Saturn (HK) Company Limited, a company incorporated under the laws of Hong Kong, having its registered office at 17/F, Shing Lee Commercial Building, 6-12 Wing Kut Street, Central, Hong Kong with registration number 2340547.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Identified Equity Investor” means any equity investor identified on a list provided to and approved by the Arranger prior to the date of this Agreement that makes an equity investment the proceeds of which are directly or indirectly included in any Equity Contribution and/or Assigned Intercompany Loan.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.4 (Increase).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature, other than any Excluded PRC VAT.

“Information Memorandum” means the document (including the addendum thereto relating to the Target Group) in the form approved by ChemChina concerning the Obligors and the Target Group which at ChemChina’s request and on its behalf, was prepared in relation to the Facilities and distributed by the Global Co-ordinator to selected financial institutions before the date of this Agreement.

“Information Package” means the Reports, the Base Case Model and the Original Financial Statements.

“Initial Closing Date” means the date on which the Initial Offer Settlement Payments fall due.

“Initial Equity Contribution” means an Equity Contribution and/or an Assigned Intercompany Loan by HK Holdco 2 to the Borrower, which aggregate amount is not less than USD 25,000,000,000 provided that no Additional Equity Contribution or Additional Assigned Intercompany Loan shall be counted towards, or constitute, Initial Equity Contribution.

“Initial Offer” means the public tender offer by the Bidco for 100% of the publicly held Target Shares as pre-announced by means of the Pre-Announcement (as amended from time to time) and as set forth in the Initial Offer Documents.

“Initial Offer Documents” means:

(a)	the Pre-Announcement;

(b)	the Transaction Agreement;

(c)	the account mandate in respect of (and related account documents governing) the Offer Settlement Account; and

(d)	the Prospectus,

in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial conditions precedent), together with such changes to such form as are permitted by this Agreement.

“Initial Offer Price” means USD 465 per share for the ordinary voting shares of the Target.

“Initial Offer Settlement Payments” means payments required to be made by Bidco (or by the Tender Agent or The Bank of New York Mellon as US tender agent on behalf of Bidco) to Accepting Target Shareholders in order to settle acceptances of the Initial Offer received by Bidco.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debt or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights (other than any such proceeding instituted by such regulator, supervisor or similar official, for so long as it is required by law or regulation not to be publicly disclosed), or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 of England (the “Bank Act 2009”) and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee in bankruptcy, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor, each ChemChina Core Group Company, each Borrower Group Company and Lux Holdco.

“Intercompany Loan Assignment and Subordination Deed” means, in respect of any intercompany loan constituting Equity Contribution, an assignment of intercompany loan(s) (in form and substance satisfactory to the Agent and the Security Agent) entered or to be entered into between the creditor and the debtor of such intercompany loan(s) in favour of the Security Agent (including, where applicable, terms whereby such loan(s) are subordinated to the Facilities).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

“Interest Reserve Account” means the cash account so designated held in the Borrower’s name with the Agent and being subject to Security in favour of the Security Agent which Security is in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably) (as the same may be redesignated, substituted or replaced from time to time).

“Interest Reserve Amount” means, at any time, the aggregate amount of interest that is projected to become payable on each Loan on the last day of the current Interest Period of such Loan; provided that, for the purpose of Clause 4.2 (Further conditions precedent), such aggregate shall take into account the amount of interest that is projected to become payable on the Loan proposed to be made, on the last day of the first Interest Period of such Loan. For the purposes of determining the applicable interest rate when calculating this amount, the Agent shall assume that the published (and not withdrawn) long-term credit ratings (if any) assigned to ChemChina as at the date of calculation will remain the same throughout such Interest Period.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity where (solely for the purpose of the definition of “Permitted Target Disposal”) Target does not own (indirectly) more than 50 per cent. of the shares or other ownership interests in the relevant entity.

“Legal Due Diligence Report” means the report entitled “Summary of Preliminary Legal Due Diligence” and dated 28 January 2016, prepared by Simpson Thacher & Bartlett LLP and Homburger AG in the agreed form and addressed to, and/or capable of being relied upon by, the Arrangers and the other Finance Parties.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Ordinance or similar acts or principles in any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.4 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.

“Limitation Ordinance” means the Limitation Ordinance (Cap. 347).

“Loan” means a Term Facility Loan or a Revolving Facility Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business, including dealings in interbank deposits, in London.

“Lux Holdco” means CNAC Century (Lux) S.à r.l., a societe a responsabilite limitee incorporated under the laws of the Grand Duchy of Luxembourg, having its registered address at 5, rue Guillaume Kroll, L-1882 Luxembourg, Luxembourg, with share capital of EUR 12,500 and registered with the Luxembourg Register of Commerce and Companies under number B 202.811.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Major Default” means any circumstances constituting a Default or an Event of Default under any of:

(a)	Clause 24.1 (Non-payment);

(b)	Clause 24.2 (Certain obligations) insofar as it relates to a breach of Clause 23.23 (Interest Reserve Account);

(c)	Clause 24.4 (Other Obligations) insofar as it relates to a breach of:

(i)	Clause 8.4 (Equity Contributions to be applied in prepayment or cancellation of the Facilities), paragraph (a) of Clause 23.3 (Change of business), Clause 23.4 (Holding companies), 23.6 (Pari passu ranking), 23.11 (Assigned Intercompany Loan), 23.12 (Access), 23.13 (Amendments) or 23.18 (The Acquisition); or

(ii)	(with respect to a Borrower Group Company, Lux Holdco or Bidco only) Clause 23.25 (Merger) or 23.28 (Negative pledge);

(d)	Clause 24.5 (Misrepresentation) in relation to Major Representations;

(e)	(with respect to an Obligor, Lux Holdco or Bidco only) Clause 24.7 (Insolvency);

(f)	(with respect to an Obligor, Lux Holdco or Bidco only) Clause 24.8 (Insolvency proceedings);

(g)	(with respect to an Obligor, Lux Holdco or Bidco only) Clause 24.9 (Creditors’ process);

(h)	Clause 24.10 (Unlawfulness and invalidity);

(i)	(with respect to an Obligor, Lux Holdco or Bidco only) Clause 24.14 (Expropriation); or

(j)	Clause 24.15 (Repudiation and rescission of agreements).

“Major Representation” means a representation or warranty (with respect to each Obligor, Lux Holdco and Bidco only) under any of Clause 20.2 (Status), Clause 20.3 (Binding obligations), paragraphs (a) and (c) of Clause 20.4 (Non-conflict with other obligations), Clause 20.5 (Power and Authority) and Clause 20.6 (Validity and admissibility in evidence) (including any such representation or warranty incorporated by reference in any Transaction Security Document to which HK Holdco 1 or HK Holdco 2 is a party).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to that reduction) provided that a Lender may have more than one vote in relation to its share in any Loan or any of its Commitments and may split its vote in whatever percentages it may choose and may vote each percentage of its votes in different ways.

“Mandate Letter” means the mandate letter dated 17 March 2016 and entered into between China CITIC Bank Corporation Limited, China CITIC Bank International Limited, ChemChina and the Borrower (as amended by a letter dated 6 April 2016 and entered into between China CITIC Bank Corporation Limited, China CITIC Bank International Limited, ChemChina and the Borrower).

“Margin” means in relation to any Loan the applicable rate per annum determined by reference to: (a) the period in Months from and including the date of this Agreement; and (b) at any time the published (and not withdrawn) long term credit rating assigned to ChemChina at that time by the applicable Agreed Rating Agencies, in accordance with the table below:

Months from the date of this Agreement /Rating	Less than or equal to 12 Months (percentage per annum)	More than 12 Months but less than or equal to 18 Months (percentage per annum)	More than 18 Months but less than or equal to 24 Months (percentage per annum)	More than 24 Months (percentage per annum)
BBB/Baa2 or higher	2.00	2.25	3.00	3.75
BBB-/Baa3	2.25	2.50	3.25	4.00
BB+/Ba1	3.75	4.00	5.00	6.25
BB/Ba2	4.25	4.50	5.50	6.75
BB-/Ba3 or lower	5.25	5.50	6.50	7.75

However:

(a)	any increase or decrease in the applicable Margin shall take effect on the first Business Day after publication by the applicable Agreed Rating Agencies of a change in such published long term credit rating assigned to ChemChina by the applicable Agreed Rating Agencies or, in the case of paragraphs (b) and (c) below, the Business Day following the date on which the applicable Agreed Rating Agencies cease to assign a rating to ChemChina;

(b)	if at any time no long term credit rating is assigned to ChemChina by any of the applicable Agreed Rating Agencies the applicable Margin shall be the percentage rate per annum determined in accordance with the table above on the assumption that a rating of BB/Ba2 had been assigned to ChemChina;

(c)	if at any time a long term credit rating is assigned to ChemChina by only one of the applicable Agreed Rating Agencies, the applicable Margin shall be determined by reference to that rating;

(d)	at any time while there is a long term credit rating assigned to ChemChina by only two of the applicable Agreed Rating Agencies, the applicable Margin shall be determined by reference to these ratings and if these ratings are not equivalent the applicable Margin shall be determined on the basis of the simple average of the Margins indicated for each of the respective ratings; and

(e)	at any time while there are three Agreed Rating Agencies and each of them assigns to ChemChina a long term credit rating, if those ratings are not equivalent, the applicable Margin shall be determined on the basis of the simple average of the Margins indicated for each of the respective ratings.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Market Report” means the report entitled “Project Century Commercial Due Diligence” and dated 31 January 2016, prepared by A.T. Kearney.

“Material Adverse Effect” means any event or circumstance which:

(a)	is materially adverse to the business, operations, property or financial condition of (i) the ChemChina Group taken as a whole or (ii) the Borrower Group, the Bidco Group and the Target Group taken as a whole;

(b)	is materially adverse to the ability of an Obligor to perform its payment obligations under the Finance Documents or the financial covenants under Clause 22 (Financial Covenants); or

(c)	affects the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents which, if capable of remedy, is not remedied within 15 Business Days of the Agent giving notice or an Obligor becoming aware (and, for the avoidance of doubt, the 15 Business Day period in this paragraph (c) shall not be in addition to any applicable grace or cure period (however described) under a Finance Document).

“Material ChemChina Company” means, at any time:

(a)	a ChemChina Group Company (other than any Borrower Group Company and any Bidco Group Company) which has unconsolidated earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions)), representing 5 per cent. or more of the Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions) of ChemChina and its Subsidiaries or has gross assets (calculated on an unconsolidated basis, excluding all intra-group items) representing 5 per cent. or more of the gross assets of ChemChina and its Subsidiaries, calculated on a consolidated basis; and

(b)	each Holding Company (provided it is a Subsidiary of ChemChina) of any company that is a Material ChemChina Company pursuant to paragraph (a) above.

If a Subsidiary is acquired by ChemChina or any of its Subsidiaries after the end of the financial period to which the latest audited consolidated financial statements of ChemChina and its Subsidiaries relate, those financial statements shall be adjusted (as if that Subsidiary had been shown in them by reference to its then latest audited financial statements) until audited consolidated financial statements of ChemChina and its Subsidiaries for the financial period in which the acquisition is made have been prepared, and such adjustments will be certified by the chief financial officer, the chief executive officer, a director or other senior officer familiar with the financial condition of ChemChina as being made in good faith to reflect the revised Consolidated EBITDA of ChemChina and its Subsidiaries taking into account the acquisition of that Subsidiary.

Compliance with the conditions set out in paragraph (a) above shall be determined by reference to the most recent Compliance Certificate supplied by ChemChina and/or the latest audited financial statements of that Subsidiary (unconsolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of ChemChina and its Subsidiaries (or, prior to the delivery of the first Compliance Certificate by ChemChina, the certificate delivered by ChemChina pursuant to paragraph 5(k) of Schedule 2 (Conditions precedent)).

A report by the Auditors of ChemChina that a Subsidiary is or is not a Material ChemChina Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Target Company” means, at any time:

(a)	the Target and each guarantor of the Bidco Facilities;

(b)	a Target Group Company which has unconsolidated earnings before interest, tax, depreciation and amortisation calculated on the same basis as Bidco Consolidated EBITDA, representing 5 per cent. or more of the Bidco Consolidated EBITDA or has gross assets (calculated on an unconsolidated basis, excluding all intra-group items) representing 5 per cent. or more of the gross assets of the Target Group, calculated on a consolidated basis; and

(c)	each Holding Company (provided it is a Target Group Company) of any company that is a Material Target Company pursuant to paragraph (b) above.

If a Subsidiary is acquired by the Target Group after the end of the financial period to which the latest Annual Financial Statements of the Target Group relate, those financial statements shall be adjusted (as if that Subsidiary had been shown in them by reference to its then latest audited financial statements) until audited consolidated financial statements of the Target Group for the financial period in which the acquisition is made have been prepared, and such adjustments will be certified by the chief financial officer, the chief executive officer or a director of the Target Group as being made in good faith to reflect the revised Bidco Consolidated EBITDA of the Target Group taking into account the acquisition of that Subsidiary.

Compliance with the conditions set out in paragraph (b) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (unconsolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Target Group.

A report by the Auditors of the Borrower that a Subsidiary is or is not a Material Target Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Merger Squeeze Out Procedure” means the merger of a wholly owned, specially incorporated Subsidiary of Bidco with the Target, as implemented by Bidco after having acquired 90 per cent. or more, but less than 98 per cent. of the Target Shares in accordance with the Swiss Merger Act 2004.

“Minimum Bidco Term Facility B Commitment” has the meaning given to such term in paragraph 4(c)(ii) of Schedule 2 (Conditions precedent).

“MLAB/MLA Appointment Letter” means the appointment letter dated 22 June 2016 (and countersigned by ChemChina and the Borrower on 24 June 2016) between, among others, China CITIC Bank Corporation Limited, China CITIC Bank International Limited, the Arrangers named therein, ChemChina and the Borrower.

“Money Laundering Laws” means applicable financial record keeping and reporting requirements and money laundering statutes in each of the jurisdictions in which any Relevant Group Company, any Target Group Company or any of their respective Affiliates is incorporated or domiciled (as the case may be) and of all jurisdictions in which any Relevant Group Company, any Target Group Company or any of their respective Affiliates conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service Limited.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate has an obligation to contribute.

“NBWD” has the meaning given to the term nei bao wai dai ( ) in the Administrative Regulations on Cross Border Guarantee ( ) issued by SAFE on 12 May 2014.

“NDRC” means the National Development and Reform Commission of the PRC or its local counterpart.

“NDRC Circular 2044” means the Circular on Promoting the Reform of the Filing and Registration Regime for Issuance of Foreign Debt by Enterprises (

) issued by the NDRC on 14 September 2015 and its implementation rules and interpretations.

“New Intercompany Loan” means:

(a)	in relation to a Borrower Group Company, the proceeds of an Assigned Intercompany Loan to the extent the same are received by such Borrower Group Company after the Initial Closing Date and not used to finance (through successive contributions to Bidco or otherwise) any Share Settlement Payment, which are not referred to in the Structure Memorandum or the Sources and Uses and which are not funded by cashflow deriving from, whether directly or indirectly, the Target Group; or

(b)	in relation to Lux Holdco, the proceeds of an intercompany loan made to it by HK Holdco 4 to the extent the same are received by Lux Holdco after the Initial Closing Date and not used to finance (through successive contributions to Bidco or otherwise) any Share Settlement Payment, which are not referred to in the Structure Memorandum or the Sources and Uses and which are not funded by cashflow deriving from, whether directly or indirectly, the Target Group.

“New Equity” means:

(a)	in relation to a Borrower Group Company, the proceeds of a subscription for ordinary voting shares to the extent the same are received by such Borrower Group Company after the Initial Closing Date and not used to finance (through successive contributions to Bidco or otherwise) any Share Settlement Payment, which are not redeemable at the option of the holder prior to six months after the Discharge Date, which are not referred to in the Structure Memorandum or the Sources and Uses and which are not funded by cashflow deriving from, whether directly or indirectly, the Target Group; or

(b)	in relation to Lux Holdco, the proceeds of a subscription for ordinary voting shares and/or (as the case may be) share premium in Lux Holdco and/or a capital contribution (apport en capitaux propres non rémunéré par des titres) allocated to the account 115 of the Luxembourg Standard Chart of Accounts made by the immediate Holding Company of Lux Holdco to the extent the same are received by Lux Holdco and contributed as ordinary voting equity to Bidco, in each case that are issued after the Initial Closing Date, to the extent not used to finance any Share Settlement Payment, which are not redeemable at the option of the holder prior to six months after the Discharge Date, which are not referred to in the Structure Memorandum or the Sources and Uses and which are not funded by cashflow deriving from, whether directly or indirectly, the Target Group.

“New Investment” means New Equity and/or New Intercompany Loan made or made available to the Borrower.

“Notice to Borrower” has the meaning given to that term in paragraph (b) of Clause 7.1 (Illegality).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by a Debt Purchaser or an Equity Party).

“Obligor” means:

(a)	the Borrower, a Guarantor, HK Holdco 1 or HK Holdco 2; or

(b)	any other party to a Finance Document (other than a Finance Party).

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent) or the applicable Transaction Security Document.

“OECD” means the Organisation for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offer Expiry Date” means the date on which the Initial Offer may no longer be completed due to a final non-satisfaction of any condition to which the Initial Offer is subject in accordance with its terms or as a result of the Initial Offer being withdrawn, lapsing or otherwise terminating.

“Offer Settlement Account” means the account held with the Tender Agent into which the proceeds of utilisations under the Bidco Facilities and proceeds received by Bidco pursuant to the Equity Documents are to be paid to finance the Initial Offer Settlement Payments, being the account identified in a notice (including details of the account name and account number) from the Borrower to the Agent or in the Funds Flow Statement.

“Open Market Purchase” means the purchase by Bidco of any Target Shares other than pursuant to the Initial Offer or a Squeeze Out Procedure.

“Open Market Purchase Documents” means the documents entered into by Bidco in connection with any Open Market Purchase of the Target Shares.

“Open Market Purchase Settlement Payments” means payments required to be made by Bidco in order to settle any Open Market Purchase of the Target Shares.

“Original Financial Statements” means:

(a)	in relation to ChemChina:

(i)	its consolidated audited financial statements for its Financial Years ended 31 December 2013, 31 December 2014 and 31 December 2015; and

(ii)	its consolidated unaudited financial statements for the period commencing on 1 January 2016 and ending on 30 June 2016;

(b)	in relation to CNAC:

(i)	its consolidated audited financial statements for its Financial Years ended 31 December 2013, 31 December 2014 and 31 December 2015; and

(ii)	its consolidated unaudited financial statements for the period commencing on 1 January 2016 and ending on 30 June 2016; and

(c)	in relation to the Target, its consolidated audited financial statements for its Financial Year ended 31 December 2015.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any Obligor which becomes an Obligor after the date of this Agreement, as at the date on which it first becomes a party to a Finance Document.

“Participant” has the meaning given to that term in Clause 41.2 (Disclosure of Confidential Information).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation” has the meaning given to that term in Clause 41.2 (Disclosure of Confidential Information).

“Participation Agreement” has the meaning given to that term in Clause 41.2 (Disclosure of Confidential Information).

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Requirements” means:

(a)	the making or the procuring of the necessary registrations, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder necessary for the validity and enforceability thereof; and

(b)	the registration of each PRC Guarantee with SAFE.

“Permitted Holding Company Activity” means, in relation to any Borrower Group Company, Lux Holdco or Bidco, each of the actions and activities described in paragraphs (a) to (s) of Clause 23.4 (Holding companies), to the extent that any such paragraph applies to such Borrower Group Company, Lux Holdco or Bidco (as applicable).

“Permitted Payment” means:

(a)	any payments to enable HK Holdco 1 or HK Holdco 2 to:

(i)	pay Taxes, duties or similar amounts;

(ii)	pay costs (including fees and expenses) incurred in maintaining its existence as a holding company or arising by operation of law or in the ordinary course of the administration of its business as a holding company (including remuneration in respect thereof payable to its directors, officers and employees); or

(iii)	meet substance requirements for Tax purposes,

provided that the aggregate payments made under this paragraph (a) (whether pursuant to Clause 23.8 (Dividends and share redemption: Borrower) or Clause 23.11 (Assigned Intercompany Loan)) do not exceed US$1,000,000 during the life of the Facilities and (at the time of such payment) no Event of Default is continuing;

(b)	any payment, repayment or prepayment of any Assigned Intercompany Loan owing to the Borrower; and

(c)	any payment permitted by the Agent (acting on the instructions of the Majority Lenders).

“Permitted Target Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of any asset by a Target Group Company to another Target Group Company;

(b)	of assets by a Target Group Company (other than shares in any Target Group Company or any business) which are no longer required for the relevant person’s business or operations for cash;

(c)	to a Joint Venture (provided that such disposal shall be included within paragraph (b)(iii) of the definition of “Permitted Target Joint Venture” (as defined in the Bidco Facilities Agreement), and of an interest in any Joint Venture;

(d)	of assets compulsorily acquired by any governmental authority to the extent that such disposal would not reasonably be expected to have a Material Adverse Effect;

(e)	required by law or regulation or any order of any governmental entity, provided that this does not result in a Material Adverse Effect;

(f)	required in order to comply with any ruling or request of, or any condition imposed by, any relevant competition authority;

(g)	described in the Structure Memorandum provided that the merger of Lux Holdco with any other person shall not be permitted;

(h)	arising as a result of a Permitted Target Group Transaction;

(i)	of interests in land and real property (together with any fixtures thereon) by a Target Group Company to any person on terms whereby it is leased back to a Target Group Company; or

(j)	of any assets where such sale, lease, licence, transfer or other disposal is carried out in order to satisfy undertakings given in connection with anti-trust or regulatory approvals in connection with the Acquisition.

“Permitted Target Group Transaction” means:

(a)	any merger involving the Target that is:

(i)	a Merger Squeeze Out Procedure provided that, prior to implementing that Merger Squeeze Out Procedure, the Borrower has notified the Agent in writing of Bidco’s intention to implement that Merger Squeeze Out Procedure and the implementation of the Merger Squeeze Out Procedure is permitted by the terms of the Bidco Facilities Agreement; and

(ii)	a merger of a Target Group Company into the Target provided that the following conditions are met:

(A)	the surviving entity of that merger is the Target and all of the business and assets of the Target are retained by the Target; and

(B)	the Target remains incorporated in the same jurisdiction as it was incorporated in prior to that merger;

(b)	the solvent liquidation or reorganisation (including by way of merger or demerger) of any Target Group Company (other than the Target) so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Target Group Companies in proportion to their shareholding; or

(c)	any transaction permitted by the Agent (acting on the instructions of the Majority Lenders).

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan, that is maintained or contributed to by an Obligor or an Obligor (as defined in the Bidco Facilities Agreement) or, solely with respect to an Single Employer Plan, an ERISA Affiliate, which is subject to coverage under ERISA.

“PRC” means the People’s Republic of China but (solely for the purpose of the Finance Documents) excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC.

“PRC Guarantees” means:

(a)	the guarantee granted by ChemChina in favour of the Security Agent on or about the date of this Agreement; and

(b)	the guarantee granted by CNAC in favour of the Security Agent on or about the date of this Agreement.

“PRC	Guarantor” means ChemChina or CNAC.

“Pre-Announcement” means the pre-announcement of the Initial Offer made by or on behalf of Bidco on 3 February 2016 in accordance with Article 5 et sqq. of the Swiss Takeover Ordinance.

“Proceeds Account” means an interest-bearing account:

(a)	held in Hong Kong by the Borrower with the Agent and identified as such;

(b)	subject to Security in favour of the Security Agent which Security is in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably); and

(c)	from which no withdrawals may be made by the Borrower except as contemplated by this Agreement and the Transaction Security Document relating to the Proceeds Account,

(as the same may be redesignated, substituted or replaced from time to time).

“Projected Acquisition Costs” means the total Acquisition Costs as set out in the Sources and Uses.

“Prospectus” means offer prospectus dated 8 March 2016 setting out the terms and conditions of the Initial Offer in the form approved by and registered with the Swiss Takeover Board in accordance with the Swiss Takeover Rules.

“Provisional Bidco Facility Maximum Debt Percentage” has the meaning given to that term in paragraph (b) of Clause 4.2 (Further conditions precedent).

“Provisional End Results Notice” has the meaning given to that term in paragraph (b) of Clause 4.2 (Further conditions precedent).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Quasi-Security” has the meaning given to that term in Clause 23.28 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two London Business Days before the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property and any other person performing the same function of each of the foregoing.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Base Reference Bank.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” has the meaning given to that term in Clause 23.39 (Conditions subsequent).

“Relevant Group Companies” means:

(a)	the ChemChina Group Companies;

(b)	the Borrower Group Companies; and

(c)	the Bidco Group Companies.

“Relevant Jurisdiction” means in relation to a person:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to Transaction Security by it is situated;

(c)	any jurisdiction where it conducts its material business; and

(d)	(insofar as the Acquisition is concerned) Switzerland and the US.

“Relevant Market” means the London interbank market.

“Relevant Transaction Documents” means the Finance Documents, the Equity Documents, the Acquisition Documents and the Tender Agent Documents.

“Repayment Date” means the Term Facility Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to paragraph (a) of Clause 20.5 (Power and Authority), paragraph (a) of Clause 20.11 (No Event of Default), Clause 20.30 (Immunity), Clause 20.31 (US margin regulations), Clause 20.32 (Anti-Corruption Laws, Money Laundering Laws and Sanctions), Clause 20.33 (Private and commercial acts) and (prior to the completion of registration of each PRC Guarantee with SAFE) Clause 20.35 (No outstanding NBWD subrogation).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Reports” means the Accountants’ Report, the Legal Due Diligence Report, the Market Report and the Structure Memorandum.

“Representatives” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 26 (Debt Purchase Transactions),

provided that, on any date on which the ChemChina Ratings Condition is not met and there have not been, on or prior to such date, any Utilisations under the Revolving Facility, the Revolving Facility Commitment of each Lender shall (except for the purpose of calculating the “Majority Lenders”) be deemed to be zero.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid:

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made to the Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

“S&P” means Standard & Poor’s Ratings Services.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterpart, as applicable.

“Sanctioned Country” means, at any time, a country, nation, region or territory which is, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Myanmar (Burma), Sudan and Syria).

“Sanctioned Person” means, at any time:

(a)	any person listed on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any person subject to an asset freeze or a general prohibition on all transactions under any Sanctions-related list of designated persons maintained by the U.S. Department of State or OFAC, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, SECO, the Swiss Directorate of Public International Law, the Hong Kong Monetary Authority, the Monetary Authority of Singapore, or any person who is the subject of any Sanctions;

(b)	any person located, operating, resident or organised in a Sanctioned Country; or

(c)	any person owned or controlled by or acting on behalf of any such person referred to in paragraph (a) or (b) above.

“Sanctions” means all economic, financial and/or trade sanctions law, regulations, embargoes and/or restrictive measures imposed, enacted, administered or enforced from time to time by:

(a)	Hong Kong;

(b)	the PRC;

(c)	the U.S. government;

(d)	the United Nations;

(e)	the European Union or any member state thereof;

(f)	the United Kingdom;

(g)	Switzerland;

(h)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the U.S. Department of State, the U.S. Department of Treasury, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, SECO, the Swiss Directorate of Public International Law, the Hong Kong Monetary Authority, the Monetary Authority of Singapore; or

(i)	any other sanctions authorities of any other applicable jurisdictions.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“SECO” means the State Secretariat for Economic Affairs of Switzerland.

“Secured Obligations” means all present and future obligations and liabilities at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether actual or contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, the Agent, the Arrangers and each Lender from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 6.2 (Repayment of Revolving Facility Loans).

“Share Settlement Payments” means the Initial Offer Settlement Payments, Open Market Purchase Settlement Payments and Squeeze Out Payments.

“Single Employer Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained by any Obligor, any Obligor (as defined in the Bidco Facilities Agreement) or any ERISA Affiliate for employees of any Obligor, any Obligor (as defined in the Bidco Facilities Agreement) or any ERISA Affiliate.

“SIX Swiss Exchange” means SIX Swiss Exchange Ltd or its successor.

“Sources and Uses” means a sources and uses in agreed form.

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables).

“Squeeze Out Closing Date” means, in relation to a Squeeze Out Procedure, the date on which the Squeeze Out Payments in respect of the Squeeze Out Procedure fall due.

“Squeeze Out Documents” means, in relation to a Squeeze Out Procedure, the documents issued, filed or entered into by Bidco in connection with that Squeeze Out Procedure.

“Squeeze Out Payments” means, in relation to a Squeeze Out Procedure, the payments required to be made in order to consummate that Squeeze Out Procedure.

“Squeeze Out Procedure” means either: (i) the Merger Squeeze Out Procedure; or (ii) the Two Per Cent Squeeze Out Procedure.

“SSI Person” means, at any time, a person listed on the Sectoral Sanctions Identifications List maintained by OFAC.

“Structure Memorandum” means the steps paper dated 26 January 2016 prepared by Deloitte (as may be updated prior to the delivery of the first Utilisation Request under this Agreement to the extent such updates are not materially adverse to the interests of the Finance Parties or are otherwise in form and substance satisfactory to the Agent) and addressed to, and/or capable of being relied upon by, the Arrangers and the other Finance Parties.

“Subsidiary” means in relation to any company, corporation or partnership:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation or partnership;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation or partnership; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or partnership,

and for this purpose, a company or corporation or partnership shall be treated as being controlled by another if that other company or corporation or partnership is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

“Swiss Merger Act 2004” means the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Fusionsgesetz) of 3 October 2003.

“Swiss Takeover Board” means the Takeover Board established under the FMIA.

“Swiss Takeover Ordinance” means the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote) of 21 August 2008.

“Swiss Takeover Rules” means the FMIA, the Swiss Ordinance on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 25 November 2015, the Swiss Ordinance of the Swiss Financial Market Supervisory Authority on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung der Eidgenössischen Finanzmarktaufsicht über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 3 December 2015 and the Swiss Takeover Ordinance.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) as amended from time to time together with the related ordinances, regulations and guidelines.

“Syndication Date” means the last day of the primary syndication of the Facilities, as notified to the Borrower by the Global Co-ordinator.

“Target” means Syngenta AG, a company incorporated under the laws of Switzerland with registered number CHE-101.160.902 (or, as the case may be, its successor in title, including the surviving entity after the completion of a Merger Squeeze Out Procedure).

“Target Facilities Agreement” means the facilities agreement dated 11 April 2016 between, among others, Bidco as initial company, and HSBC Bank plc as Bookrunner and as Agent.

“Target Group” means the Target and its Subsidiaries from time to time.

“Target Group Company” means a company that is a member of the Target Group.

“Target Shares” means shares in the Target and all rights relating to such shares.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Agent” means Credit Suisse (Hong Kong) Limited or an affiliate thereof (or a branch thereof or of any such affiliate) acting as tender agent in respect of the Initial Offer, including for the purposes of the settlement of the Initial Offer on the Initial Closing Date and the making of the Initial Offer Settlement Payments.

“Tender Agent Documents” means:

(a)	the engagement, mandate or appointment letter pursuant to which Bidco engages, mandates or appoints the Tender Agent;

(b)	the account mandate in respect of (and related account documents governing) the Offer Settlement Account; and

(c)	any other agreements between Bidco and the Tender Agent in connection with the Initial Offer or the role of the Tender Agent in relation to the Initial Offer or the settlement of the Initial Offer on the Initial Closing Date, in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial conditions precedent), together with such changes to such form as are permitted by this Agreement.

“Term Facility” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Term Facility Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Term Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Term Facility Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount of any Term Facility Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Term Facility Loan” means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

“Term Facility Repayment Date” means the Termination Date in relation to the Term Facility.

“Termination Date” means, in relation to the Term Facility or the Revolving Facility, the earliest of:

(a)	subject to Clause 6.3 (Extension option), the date falling twelve months after the initial Utilisation Date under the Term Facility (or, if such day (including after the extension pursuant to Clause 6.3 (Extension option)) is not a Business Day, the immediately preceding Business Day);

(b)	the date falling 30 months after the date of this Agreement (or, if such day is not a Business Day, the immediately preceding Business Day); and

(c)	the final maturity date of the Bidco Term Facility B (as may be extended from time to time in accordance with the terms of the Bidco Facilities Agreement).

“Testing Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Total Commitments” means the aggregate of the Total Revolving Facility Commitments and the Total Term Facility Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being USD 200,000,000 at the date of this Agreement.

“Total Term Facility Commitments” means the aggregate of the Term Facility Commitments, being USD 12,500,000,000 at the date of this Agreement.

“Transaction Agreement” means the agreement dated as of 2 February 2016 and entered into between the Target, ChemChina and CNAC in respect of the terms of the Initial Offer.

“Transaction Documents” means the Finance Documents, the Equity Documents, the HK Holdco 1 Investment Documents, the HK Holdco 2 Investment Documents, the Acquisition Documents and the Tender Agent Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor or other person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Two Per Cent. Squeeze Out Procedure” means the exercise by Bidco of squeeze out rights exercisable upon Bidco having acquired 98 per cent. or more (but less than 100 per cent.) of the Target Shares according to art. 137 FMIA.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

“Vendor Financing” means any programme or arrangement established or maintained by the Bidco Group for the purpose or raising finance for its customer(s) by way of sale, granting security or other dealing with revenues of the Bidco Group for the benefit of a person that provides financing for the customer(s) of the Bidco Group.

“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “Arranger”, the “Custodian”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, the “Tender Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	a document in “original form” means such document in the form as at the date of signing of such document and disclosed to the Agent prior to the date of this Agreement;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	“disposal” or “dispose” means any transfer or other disposal of an asset or of an interest in an asset, or the creation of any right (being any right, privilege, power or immunity, or any interest of any kind, whether it is personal or proprietary) over an asset in favour of another person, but does not include the lending of money or creation of Security permitted under this Agreement;

(vi)	the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased at the Agent’s Spot Rate of Exchange with the specified currency amount in the foreign exchange market at or about 11:00 a.m. on the date the calculation falls to be made for spot delivery;

(vii)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally including by any increase in amounts owing or available to be utilised under such document or any change to the parties thereto);

(viii)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity) or in a PRC Guarantee) any guarantee, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“including” means including without limitation;

(x)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	an “Obligor” having an obligation or being subject to any requirement under the terms of this Agreement where and for so long as that Obligor is not a party to this Agreement, shall be construed as an obligation of ChemChina to procure that such Obligor complies with such obligation or requirement (but this shall not limit or otherwise affect any separate obligation such Obligor may be under pursuant to the terms of any other Finance Document to so comply with an equivalent obligation or requirement);

(xii)	“pay”, “prepay” or “repay” in Clause 23 (General Undertakings) includes by way of set-off, combination of accounts or otherwise;

(xiii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)	“rights” include all rights, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xvi)	a “sub-participation” includes a sub-participation (whether risk or funded), total return swap, credit default swap or any other similar transaction pursuant to which an economic interest is acquired or is to be acquired in or in relation to the Facilities, and “sub-participant” shall be construed accordingly;

(xvii)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under applicable law;

(xviii)	(A) to the “winding-up”, “dissolution”, or “administration” of a person or (B) to a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business, including (in respect of proceedings) the seeking or occurrence of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xix)	a provision of law is a reference to that provision as amended or re-enacted;

(xx)	subject to Clause 20 (Representations), the awareness of any Obligor shall be limited to the actual awareness of that Obligor at the relevant time having made due and careful enquiry;

(xxi)	a time of day is a reference to Hong Kong time;

(xxii)	words importing the plural shall include the singular and vice versa; and

(xxiii)	a reference to any matter or circumstance being permitted is to be construed as a reference to any matter or circumstance which is not expressly prohibited.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference to dividend includes a reference to the return of share capital or share premium.

(g)	When construing any provision in this Agreement that refers to any step, procedure or action that is “disclosed in”, “set out in”, taken “in accordance with” or “described in” the Structure Memorandum, the reference to the Structure Memorandum shall, for those purposes, be deemed to exclude the content of those sections of the Structure Memorandum that discuss the “Possible Debt Push-down Options from Tax Perspectives”.

(h)	Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(i)	a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation of similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(v)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(vi)	a director or a manager includes an administrateur and a gérant.

(i)	In the case of a Finance Party incorporated in Germany or any Finance Party which otherwise notifies the Agent to this effect (each a “Restricted Finance Party”), the representations and undertakings given in Clause 20.32 (Anti- Corruption Laws, Money Laundering Laws and Sanctions), Clause 23.16

(Anti-Corruption Laws, Money Laundering Laws and Sanctions) (insofar as Sanctions are concerned) and Clause 42 (Sanctions) shall only apply for the benefit of such Restricted Finance Party if and to the extent that these representations or undertakings would not result in any violation of, conflict with or result in any liability under (i) EU Regulation (EC) 2271/96 of 22 November 1996, (ii) section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or (iii) any similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination or direction relating to any part of these Clauses of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party will be excluded for the purpose of determining whether the consent of the requisite Lenders has been obtained or whether the determination or direction by the requisite Lenders has been made.

(j)	In this Agreement and any other Finance Document, each reference to China CITIC Bank Corporation Limited, Beijing Branch (in the capacity as a Mandated Lead Arranger and Bookrunner only) shall be construed as a reference to China CITIC Bank Corporation Limited, Beijing Branch acting through itself or its head office.

1.3	Dutch terms

In this Agreement, where it relates to a Relevant Group Company or Target Group Company incorporated under the laws of The Netherlands, a reference to:

(a)	a director means a managing director (bestuurder) (and board of directors means its managing board (bestuur));

(b)	an action to authorise, where applicable, includes without limitation any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(c)	a surety includes a borg;

(d)	a winding-up, bankruptcy, insolvency, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a suspension of payments includes a surseance van betaling;

(f)	an administrative receiver includes a curator;

(g)	a liquidator includes a vereffenaar;

(h)	an attachment includes a beslag;

(i)	“admits inability to pay debts” includes the giving of any notice under article 36(2) of the Dutch Invorderingswet 1990; and

(j)	a security interest includes, in respect of a Dutch entity or in connection with any security in the Netherlands, a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid).

1.4	Currency symbols and definitions

“US$”, “USD” and “US Dollars” denote the lawful currency of the US.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Delegate may, subject to this Clause 1.5 and the Third Parties Ordinance, rely on any Clause of this Agreement which expressly confers rights on it.

1.6	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

1.7	Joint and several obligations

The guarantee and indemnity obligations of the Guarantors under Clause 19 (Guarantee and Indemnity) and the PRC Guarantees (as applicable) are joint and several.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a USD term loan facility in an aggregate amount equal to the Total Term Facility Commitments; and

(ii)	a USD revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	The Facilities will be available to the Borrower only.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent or the Security Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement (or, as applicable, the Accession Deed or the relevant Transaction Security Document(s) to which it is party) irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligors (or any of them), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and, in each case, that Obligor shall be bound as though that Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	The Borrower acknowledges and agrees that each of HK Holdco 1 and HK Holdco 2 by their respective execution of the relevant Transaction Security Document(s) to which it is a party have appointed the Borrower to act as its agent in relation to the Finance Documents on the terms set out in paragraphs (a) and (b) above.

2.4	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Commitments relating to the relevant Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (none of which shall be an Equity Party, a Relevant Group Company, a Target Group Company or an Obligor and which is further acceptable to the Agent (acting reasonably)) and each of which confirms in writing its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall remain unchanged and continue in full force and effect; and

(vii)	any increase in the Commitments relating to the relevant Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and that Increase Lender; and

(iii)	a supplemental agreement to each PRC Guarantee on terms satisfactory to the Agent has been executed by each PRC Guarantor reflecting such increase in the Commitments, and such supplemental agreement has been duly registered with SAFE, and evidence (in form and substance satisfactory to the Agent) of such registration has been delivered to the Agent.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a Fee Letter.

(e)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Borrower shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of USD 3,500 and the Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.4.

(f)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Term Facility towards financing (in whole or in part) the Share Settlement Payments and Acquisition Costs in accordance with the Sources and Uses.

(b)	For the purposes of complying with paragraph (a) above, all amounts borrowed by the Borrower under the Term Facility for application towards discharge of the Share Settlement Payments or the Acquisition Costs payable by any of its Subsidiaries, shall be down-streamed to the relevant Subsidiary in accordance with the Funds Flow Statement.

(c)	The Borrower shall apply all amounts borrowed by it under the Revolving Facility:

(i)	to pay interest accrued under this Agreement, and to fund payments into the Interest Reserve Account such that it has a balance no less than the applicable Interest Reserve Amount;

(ii)	to pay the fees set out in Clause 13.1 (Commitment fee) and/or Clause 13.3 (Upfront fees); and

(iii)	to pay reasonable operating and administration costs of the Borrower.

(d)	Notwithstanding any steps or actions set out in the Structure Memorandum, no proceeds of the Facilities shall be used (and no Obligor shall, and ChemChina shall ensure that none of its Subsidiaries will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the

Swiss federal tax administration for the purposes of Swiss Withholding Tax, unless and to the extent that a written confirmation or countersigned tax ruling application from the Swiss federal tax administration has been obtained and provided in a form satisfactory in advance to the Agent (acting reasonably), confirming that the intended “use of proceeds in Switzerland” does not result therein that payments in respect of any of the Facilities become subject to Swiss Withholding Tax.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if before 9.30 a.m. three Business Days prior to the Utilisation Date for that Loan, the Agent has received (or the Majority Lenders have waived the requirement to receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in each case, except as specified in Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), Clause 4.3 (Available drawdown limitation) and Clause 4.4 (Other conditions to Utilisation), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation):

(a)	in relation to a Utilisation (other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) applies) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	the Repeating Representations to be made by each Obligor are true and accurate in all material respects (or, in the case of a Repeating Representation that is already qualified by materiality under Clause 20 (Representations), in all respects); and

(iii)	no Change of Control has occurred;

(b)	in relation to a Utilisation Request for a Term Facility Loan, if, no later than 9.30 a.m. three Business Days prior to the Utilisation Date, the Agent has received evidence satisfactory to the Agent that Clause 4.3 (Available drawdown limitation) has been or will be complied with (provided that, in respect of a proposed Utilisation to fund the Initial Offer Settlement Payments for Target Shares tendered during the Additional Acceptance Period (as defined in the Prospectus), if the definitive number of Target Shares to be acquired by Bidco is not available yet on the date of the Utilisation Request, subject to paragraph (b) of Clause 4.3 (Available drawdown limitation), the Bidco Facility Maximum Debt Percentage shall be calculated on the basis of the provisional notice of end results (the “Provisional End Results Notice”) issued in respect of the Additional Acceptance Period (the results of such calculation being the “Provisional Bidco Facility Maximum Debt Percentage”);

(c)	the Interest Reserve Account has a balance which is no less than the Interest Reserve Amount; and

(d)	in relation to the first Utilisation under this Agreement, the Agent has received evidence satisfactory to the Agent prior to the delivery by the Borrower of the relevant Utilisation Request that (i) all amounts due or owing by the Borrower under the CITIC Bilateral Bridge Facility Agreement have been prepaid and/or repaid in full and (ii) all commitments thereunder have been cancelled, provided that the conditions specified in paragraph (a)(i) or (a)(ii) above shall not apply to Rollover Loans unless a notice has been served under Clause 24.18 (Acceleration).

4.3	Available drawdown limitation

(a)	The Borrower shall:

(i)	ensure that Bidco, for the purpose of funding each Share Settlement Payment and Acquisition Costs due, will utilise the Bidco Facility Maximum Debt Percentage; and

(ii)	ensure that Bidco will not voluntarily cancel all or any part of the Bidco Term Facility B, if such cancellation will result in the total commitments of the lenders under the Bidco Term Facility B to fall below the Minimum Bidco Term Facility B Commitment.

(b)	If a Provisional Bidco Facility Maximum Debt Percentage is calculated on the basis of the Provisional End Results Notice pursuant to paragraph (b) of Clause 4.2 (Further conditions precedent):

(i)	the Borrower shall promptly upon becoming aware of the definitive number of Target Shares to be acquired by Bidco, notify the Agent of the same and confirm to the Agent in writing whether such Provisional Bidco Facility Maximum Debt Percentage differs from the Bidco Facility Maximum Debt Percentage (calculated on the basis of such definitive number);

(ii)	if the Provisional Bidco Facility Maximum Debt Percentage is less than the Bidco Facility Maximum Debt Percentage, the Borrower shall (at the option of the Agent, provided that the Agent shall opt for paragraph (B) below if any Lender notifies the Agent in writing that it will not be able to adjust the amount of its participation in the proposed Loan in accordance with paragraph (A) below), either:

(A)	deliver to the Agent an amended Utilisation Request in compliance with paragraph (a)(i) of Clause 4.3 (Available drawdown limitation) and, within five Business Days of demand, indemnify each Finance Party for any cost, loss or liability incurred by it as a result of the adjustment to the amount of the proposed Utilisation, in accordance with paragraph (a)(iv) of Clause 16.2 (Other indemnities); or

(B)	prepay, within one Business Day of the Utilisation Date of the relevant Loan and together with accrued interests and Break Costs, part of the Loan in an amount such that (had such part of the Loan not been utilised) the Borrower would have complied with paragraph (a)(i) of Clause 4.3 (Available drawdown limitation) in respect of the Utilisation of such Loan; and

(C)	the Agent shall, promptly upon:

(1)	receipt of any notice referred to in paragraph (b)(i) above;

(2)	the exercise of any option by the Agent pursuant to paragraph (b)(ii) above; or

(3)	the receipt of an amended Utilisation Request pursuant to paragraph (b)(ii)(A) above,

notify the Lenders of the same and (if applicable) each Lender’s adjusted participation in the proposed Utilisation.

4.4	Other conditions to Utilisation

(a)	A Term Facility Loan may only be utilised for the purchase of Target Shares (other than the purchase of Target Shares on the Initial Closing Date by payment of the Initial Offer Settlement Payments) if the purchase price per share for Target Shares purchased is equal to or less than the price paid for the corresponding Target Shares that are subject of the Initial Offer or, if higher, Additional Equity Contributions and/or Additional Assigned Intercompany Loans have been injected into and received by the Borrower (and successively used to subscribe for equity in and/or make intercompany loan to Bidco via each of HK Holdco 4 and Lux Holdco) in the amount necessary to fund such excess for such purchase and all other amounts required to be paid for Target Shares in order to comply with the Best Price Rule.

(b)	For the purposes of paragraph (a) above:

(i)	an “Additional Equity Contribution” is an Equity Contribution not contemplated by the Sources and Uses; and

(ii)	an “Additional Assigned Intercompany Loan” is an Assigned Intercompany Loan not contemplated by the Sources and Uses.

(c)	The Borrower may not utilise the Revolving Facility unless, on or prior to the proposed Utilisation Date:

(i)	the Term Facility has been utilised; and

(ii)	the Bidco Ratings Condition is met.

4.5	Maximum number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than ten Term Facility Loans would be outstanding; or

(ii)	more than ten Revolving Facility Loans would be outstanding.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.5.

4.6	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), paragraphs (b), (c) and (d) of Clause 4.2 (Further conditions precedent), Clause 4.3 (Available drawdown limitation) and Clause 4.4 (Other conditions to Utilisation) and notwithstanding the provisions of paragraph (a) of Clause 4.2 (Further Conditions Precedent), during the Certain Funds Period, the Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date (and in the case of paragraph (ii) prior to the completion of the Initial Offer on the Initial Closing Date):

(i)	the Agent has received a certificate signed by two directors of the Borrower confirming that the Initial Offer has become unconditional in all respects and (as confirmed in such certificate, and as at the date of the Utilisation Request and on the proposed Utilisation Date) no term or condition of the Initial Offer has been amended or waived other than as may be permitted in this Agreement;

(ii)	no Major Default is continuing or would result from the proposed Utilisation;

(iii)	all the Major Representations are true in all material respects (or, in the case of a Major Representation that is already qualified by materiality, is true in all respects);

(iv)	no Change of Control has occurred; and

(v)	it is not illegal or contrary to applicable law for any Lender to fund under the applicable Facility (and if that is the case that Lender must notify the Borrower immediately when it becomes aware of the relevant legal issue and such Lender’s Commitment shall be cancelled or transferred pursuant to the provisions of Clause 7.1 (Illegality)).

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender would not be obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Term Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the applicable Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Certain Funds Period.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

Subject to any adjustment which may be made pursuant to paragraph (b) of Clause 4.3 (Available drawdown limitation):

(a)	the Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time; and

(b)	the Agent shall notify each Lender of the details of the requested Loan and its participation in that Loan by the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it confirms that the Initial Closing Date has occurred or (in respect of the first Utilisation under the Term Facility) will occur promptly (but in any event within the time limit specified in the Funds Flow Statement) after the making of the applicable Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the proposed Loan comply with Clause 5.3 (Currency and amount);

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods);

(vi)	(in the case of a Term Facility Loan) it confirms the number of Target Shares purchased prior to the date of that Utilisation Request and the purchase price per share at which those Target Shares were purchased;

(vii)	(in the case of a Term Facility Loan) it confirms that Clause 4.3 (Available drawdown limitation) and paragraph (a) of Clause 4.4 (Other conditions to Utilisation) have been or will be complied with; and

(viii)	it specifies the account into which the proceeds of the proposed Loan shall be paid (which, in the case of a Term Facility Loan, shall be the Borrower’s Equity Contribution Account or such other account as specified in the Funds Flow Statement).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Utilisation must be:

(i)	for the Term Facility, a minimum of USD 10,000,000 or, if less, the Available Facility for the Term Facility; or

(ii)	for the Revolving Facility, a minimum of USD 1,000,000 or, if less, the Available Facility for the Revolving Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met and subject to Clause 6.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan under a Facility will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case for such Facility) immediately prior to making that Loan.

5.5	Limitations on Utilisations

Without prejudice to paragraph (a) of Clause 4.4 (Other conditions to Utilisation), the Term Facility shall not be utilised prior to the date specified in the Funds Flow Statement as the earliest date on which the Term Facility may be utilised.

5.6	Cancellation of Commitment

(a)	The Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Term Facility.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

5.7	Automatic cancellation of Commitments

The Commitments will (unless all the Lenders otherwise agree) be automatically cancelled in full in the event that:

(a)	the Borrower confirms in writing to the Agent prior to the Initial Closing Date that Bidco has permanently withdrawn or terminated its bid to acquire the Target (and the Borrower shall provide such confirmation as soon as reasonably practicable following such permanent withdrawal or termination); or

(b)	the Initial Closing Date does not occur by the date falling 18 months after 7 March 2016.

6.	REPAYMENT

6.1	Repayment of Term Facility Loans

(a)	The Borrower shall repay the aggregate Term Facility Loans borrowed by it in full on the Termination Date in relation to the Term Facility.

(b)	The Borrower may not reborrow any part of the Term Facility which is repaid.

6.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, the Borrower shall repay a Revolving Facility Loan on the last day of the Interest Period applicable to that Revolving Facility Loan.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by the Borrower; and

(ii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in US Dollar.

(d)	If a Separate Loan is outstanding from the Borrower, the Borrower may prepay that Loan by giving not less than five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods of three Months and will be payable by the Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those Clauses shall prevail in respect of any Separate Loan.

6.3	Extension option

(a)	The date referred to in the definition of “Termination Date” shall be extended by six months if:

(i)	no Default is continuing on the Proposed Extension Date (as defined below) and the Borrower has duly paid the extension fee referred to in paragraph (d) below on the Proposed Extension Date;

(ii)	the Borrower so requests by notice received by the Agent not less than ten Business Days before the date (being the “Proposed Extension Date”) which, but for any such extension, would have been the Termination Date; and

(iii)	the final maturity date of the Bidco Term Facility B has been extended to a date falling no earlier than the Termination Date so extended under this Clause 6.3.

(b)	The Agent shall promptly notify each Lender of any such extension.

(c)	There may be only one extension of the Termination Date.

(d)	If an extension pursuant to this Clause 6.3 is effected, the Borrower shall pay to the Agent (for the account of each Lender) a fee of:

(i)	if, on the Proposed Extension Date the ChemChina Ratings Condition is not satisfied, 0.50 per cent.; or

(ii)	if, on the Proposed Extension Date the ChemChina Ratings Condition is satisfied, 0.25 per cent.,

in each case on that Lender’s Commitment under each Facility on the date this extension option is exercised. Such fee shall be payable on the date which, but for any such extension, would have been the Termination Date.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

Subject to Clause 2.4 (Increase) and Clause 39.3 (Replacement of a Lender), if it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower (“Notice to Borrower”), the Commitment of that Lender will be immediately cancelled or, (save for in circumstances where it would be illegal for the relevant Loan to remain in place) at the Borrower’s request, the Lender’s Commitment shall be transferred to another person pursuant to Clause 39.3 (Replacement of a Lender), provided that such replacement shall take place no later than ten Business Days from the date of the Notice to Borrower; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) or, as the case may be, request that Lender’s Commitment shall be transferred to another person pursuant to Clause 39.3 (Replacement of a Lender).

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Term Facility Loans

(a)	Subject to paragraph (b) below if a Term Facility Loan has been made to the Borrower, the Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Facility Loan (but, if in part, being an amount that reduces the amount of the Term Facility Loans by a minimum amount of USD 1,000,000).

(b)	A Term Facility Loan may only be prepaid after the last day of the Availability Period for the Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any voluntary prepayment pursuant to this Clause 7.3 shall be applied against such Loans as the Borrower may direct.

7.4	Voluntary prepayment of Revolving Facility Loans

If a Revolving Facility Loan has been made to the Borrower, the Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but, if in part, being an amount that reduces the amount of the Revolving Facility Loan by a minimum amount of USD 1,000,000).

7.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (b) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or, as the case may be, of the transfer of that Lender’s participation at par, for cash, together with accrued and unpaid interest and fees and costs and other amounts due under the Finance Documents pursuant to Clause 39.3 (Replacement of a Lender) and in accordance with Clause 25 (Changes to the Lenders).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero and/or, as the case may be, on the date set out in such notice and in accordance with Clause 25 (Changes to the Lenders) that Lender’s Commitment shall be transferred to another person pursuant to Clause 39.3 (Replacement of a Lender).

(c)	On the last day of each Interest Period relating to a Loan which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents or, as the case may be, on the date set out in such notice and in accordance with Clause 25 (Changes to the Lenders) that Lender’s Commitment shall (unless it shall be unlawful for the Lender’s Commitment to be transferred) be transferred to another person pursuant to Clause 39.3 (Replacement of a Lender), provided that the transfer of such Lender’s participation is at par, for cash, together with accrued and unpaid interest, fees and costs and other amounts due under the Finance Documents and to an Existing Lender or New Lender (in each case as defined in Clause 25.1 (Assignments and transfers by the Lenders)) willing to assume such participation as directed by the Borrower.

7.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent not less than three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT

8.1	Exit

Upon the occurrence of:

(a)	a Change of Control;

(b)	the sale of all or substantially all of the assets of the Borrower Group whether in a single transaction or a series of related transactions;

(c)	a sale or other disposal by CNAC or any member of the Borrower Group of any part of the share capital in another member of the Borrower Group or Lux Holdco; or

(d)	any part of the share capital of any member of the Borrower Group is listed or admitted to trading on any recognised investment exchange or market in any country,

the Facilities will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Bidco Facility Mandatory Prepayment Events

(a)	For the purpose of this Clause 8.2, “Bidco Facility Prepayment Event”, “Excess Proceeds” and related definitions (to the extent not otherwise defined in Clause 1.1 (Definitions)) have the meaning given to such terms in Part I of Schedule 11 (Bidco Facility Definitions).

(b)	Subject to Clause 8.6 (Limitations on mandatory prepayment obligations of the Borrower), the Borrower shall prepay the Loans and cancel available Commitments in the amount equal to the Excess Proceeds of any Bidco Facility Prepayment Event at the times and in the order contemplated by Clause 8.3 (Application of mandatory prepayments).

(c)	Amounts not applied in prepayment and cancellation of the Facilities pursuant to this Clause 8.2 by reason of the operation of Clause 8.6 (Limitations on mandatory prepayment obligations of the Borrower):

(i)	(if received and retained by any Bidco Group Company), may be retained by such Bidco Group Company and may be utilised for any purpose not expressly prohibited under the Finance Documents or the Bidco Facility Finance Documents (provided that such utilisation shall not limit or prejudice the obligations of the Borrower under paragraph (d) of Clause 8.6 (Limitations on mandatory prepayment obligations of the Borrower)); and

(ii)	(if received and retained by HK Holdco 4, except where no prepayment is required to be made pursuant to paragraph (b) of Clause 8.6 (Limitations on mandatory prepayment obligations of the Borrower) shall be paid into its Dividends Account.

8.3	Application of mandatory prepayments

(a)	Subject to paragraph (b) below, a prepayment or cancellation under Clause 8.2 (Bidco Facility Mandatory Prepayment Events) shall be applied promptly upon receipt of such amounts as follows:

(i)	first, in prepayment of the Term Facility Loans (provided that, if the amount to be applied towards prepayment under this paragraph (i) is less than the aggregate principal amount of the Term Facility Loans, such amount will be applied towards prepayment of such Term Facility Loans as the Borrower may direct);

(ii)	second, in cancellation of Available Commitments under the Term Facility (and the Available Commitments of the Lenders under the Term Facility will be cancelled rateably);

(iii)	third, in prepayment of the Revolving Facility Loans and cancellation of the corresponding Revolving Facility Commitments (provided that, if the amount to be applied towards prepayment under this paragraph (iii) is less than the aggregate principal amount of the Revolving Facility Loans, such amount will be applied towards prepayment of such Revolving Facility Loans as the Borrower may direct); and

(iv)	then, cancellation of the Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably).

(b)	If the obligation to make a prepayment pursuant to paragraph (a) above would result in the Borrower incurring Break Costs pursuant to Clause 12.6 (Break Costs), the Borrower may elect, by notice in writing to the Agent, to pay the relevant proceeds into the Proceeds Account and, if the Borrower makes any such election, it shall pay (or procure that the relevant Borrower Group Company or Bidco Group Company pays) the relevant proceeds into the Proceeds Account promptly upon receipt.

8.4	Equity Contributions to be applied in prepayment or cancellation of the Facilities

(a)	The Borrower shall ensure that, to the extent the aggregate amount of Equity Contributions and Assigned Intercompany Loans made to the Borrower exceeds USD 25,000,000,000 at any time, such excess amount is applied, promptly upon receipt of such amount by the Borrower, as follows:

(i)	first, in prepayment of the Term Facility Loans (provided that, if the amount to be applied towards prepayment under this paragraph (i) is less than the aggregate principal amount of the Term Facility Loans, such amount will be applied towards prepayment of such Term Facility Loans as the Borrower may direct);

(ii)	second, in cancellation of the Available Commitments under the Term Facility (and the Available Commitments of the Lenders under the Term Facility will be cancelled rateably);

(iii)	third, in prepayment of the Revolving Facility Loans and cancellation of the corresponding Revolving Facility Commitments (provided that, if the amount to be applied towards prepayment under this paragraph (iii) is less than the aggregate principal amount of the Revolving Facility Loans, such amount will be applied towards prepayment of such Revolving Facility Loans as the Borrower may direct); and

(iv)	then, cancellation of the Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably).

(b)	If the obligation to make a prepayment pursuant to paragraph (a) above would result in the Borrower incurring Break Costs pursuant to Clause 12.6 (Break Costs), the Borrower may elect, by notice in writing to the Agent, to pay the relevant proceeds into the Proceeds Account and, if the Borrower makes any such election, it shall pay the relevant proceeds into the Proceeds Account promptly upon receipt.

8.5	Proceeds Account

(a)	If the Borrower has made any election to pay proceeds (the “Relevant Proceeds”) into the Proceeds Account pursuant to paragraph (b) of Clause 8.3 (Application of mandatory prepayments) or paragraph (b) of Clause 8.4 (Equity Contributions to be applied in prepayment or cancellation of the Facilities), this Clause 8.5 shall apply in respect of the Relevant Proceeds.

(b)	Upon a payment being made into the Proceeds Account, the Borrower shall notify the Agent in writing as to whether the Relevant Proceeds constitute Report Proceeds, Net Distribution Proceeds, Net Debt Financing Proceeds, Net Disposal Proceeds or Net Equity Financing Proceeds (in each case as defined in Schedule 11 (Bidco Facility Definitions)) or relate to a receipt under Clause 8.4 (Equity Contributions to be applied in prepayment or cancellation of the Facilities).

(c)	Subject to the terms of the Transaction Security Document relating to the Proceeds Account, the Borrower irrevocably instructs and authorises the Agent to apply the Relevant Proceeds (and the Security Agent to make available the Relevant Proceeds to the Agent for such application) to make prepayments in accordance with this Clause 8 at the end of each Interest Period of each relevant Loan that ends after the date of receipt of the Relevant Proceeds into the Proceeds Account until all such Relevant Proceeds have been applied in accordance with this Clause 8.

(d)	The Agent and the Borrower acknowledge that (i) any interest that accrues on amounts credited to the Proceeds Account shall be credited to the Proceeds Account and treated, for the purposes of the Finance Documents, in the same manner as any other amounts credited to the Proceeds Account and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) the Proceeds Account is subject to the Transaction Security.

8.6	Limitations on mandatory prepayment obligations of the Borrower

(a)	All prepayments to be made under Clause 8.2 (Bidco Facility Mandatory Prepayment Events) are subject to:

(i)	permissibility under local law (including, without limitation, financial assistance, corporate benefit restrictions on up-streaming of cash intra-group, any limits set forth by applicable local law as to the amount to be distributed in accordance with the availability of distributable reserves or profits and the fiduciary and statutory duties of the directors of the relevant Borrower Group Company(ies) and Bidco Group Company(ies)); and

(ii)	permissibility under the original form of the Bidco Facilities Agreement to upstream cash to the Borrower.

(b)	There will be no requirement to make any prepayment under Clause 8.2 (Bidco Facility Mandatory Prepayment Events) where the Tax or other cost to the Borrower Group Companies and the Bidco Group Companies of making that payment or making funds available to the Borrower to enable such payment to be made, exceed an amount equal to 5 per cent. of the amount to be prepaid or if reputable counsel to the Borrower has advised that such prepayment (or the making of such proceeds available to the Borrower) will present a material risk of liability for the entity concerned or its directors or officers.

(c)	The Borrower shall ensure that all Borrower Group Companies and Bidco Group Companies will use their best endeavours to overcome such restrictions and/or minimise any costs of such prepayment and use other cash in the Borrower Group or the Bidco Group which is not affected by the relevant prohibition, cost, expense or risk to prepay an equivalent amount (or make an equivalent amount available to the Borrower) to the extent it would not be materially prejudicial to the financial liquidity of the Target Group or gives rise to the issues set out in the foregoing of this Clause 8.6.

(d)	If at any time restrictions on a prepayment are removed or are no longer applicable (including the removal or inapplicability of any contractual restriction on upstreaming of cash under the Bidco Facilities Agreement), the Borrower shall ensure that any relevant proceeds (or an amount equivalent to the relevant proceeds) will be applied in prepayment or cancellation of the Facilities upon expiry of the then current Interest Period for each relevant Loan.

9.	RESTRICTIONS

9.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Term Facility

The Borrower may not reborrow any part of the Term Facility which is repaid or prepaid.

9.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

9.5	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6	No reinstatement of Commitments

Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.7	Agent’s receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

9.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitments (equal to the amount of that Lender’s participation in the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

9.9	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.5 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

10.	INTEREST

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

10.2	Payment of Interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan.

10.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment or award) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by that Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable, it being understood that the payment of such compounded interest will be guaranteed by each Guarantor to the extent permitted under any applicable law.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

11.	INTEREST PERIODS

11.1	Duration of Interest Periods

(a)	Each Interest Period for a Loan shall have a duration of three Months.

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(c)	Each Interest Period for a Term Facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(d)	A Revolving Facility Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation of Term Facility Loans

If two or more Interest Periods:

(a)	relate to Term Facility Loans; and

(b)	end on the same date,

those Term Facility Loans will be consolidated into, and treated as, a single Term Facility Loan on the last day of the Interest Period.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Base Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Calculation of Base Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon (London time) on the Quotation Day, none or only one of the Base Reference Banks supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.

12.3	Market disruption

If before close of business in Hong Kong on the date falling one Business Day after the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4	Cost of funds

(a)	If this Clause 12.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select provided that no Lender shall be required to disclose any information that is in the opinion of such Lender confidential, sensitive or proprietary information.

(b)	If this Clause 12.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 12.4 applies pursuant to Clause 12.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

12.5	Notification to Borrower

If Clause 12.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

12.6	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	the Borrower shall pay to the Agent (for the account of each Lender) a fee in US dollars computed at the rate of:

(i)	in respect of the Term Facility, 30 per cent.; and

(ii)	in respect of the Revolving Facility, 35 per cent.,

in each case of the applicable Margin per annum on each Lender’s Available Commitment under each of the applicable Facilities from and including the date of this Agreement to the end of the Availability Period for the applicable Facility (calculated on the basis of actual number of days elapsed and a year of 360-days), it being agreed that for the avoidance of doubt, where an Availability Period remains outstanding only for limited purposes such as for a drawing to finance a Squeeze Out Procedure and/or Open Market Purchases, such commitment fee shall still continue to accrue in relation thereto.

(b)	The accrued commitment fee set out in paragraph (a) above is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable for the amount of a Lender on any Available Commitment of a Lender for any day on which such Lender is a Defaulting Lender.

13.2	Utilisation fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in US dollars for the utilisation of the Revolving Facility for each day on which the aggregate amount of the Revolving Facility Loans outstanding under the Revolving Facility:

(i)	exceeds zero per cent., but not more than 33 per cent., of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the ChemChina Ratings Condition is not then met, 0.15 per cent. per annum; or

(B)	for any period during which the ChemChina Ratings Condition is then met, 0.10 per cent. per annum,

in each case on the aggregate amount of the Revolving Facility Loans outstanding at such time;

(ii)	is more than 33 per cent., but not more than 66 per cent., of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the ChemChina Ratings Condition is not then met, 0.25 per cent. per annum; or

(B)	for any period during which the ChemChina Ratings Condition is then met, 0.20 per cent. per annum,

in each case on the aggregate amount of the Revolving Facility Loans outstanding at such time; and

(iii)	is more than 66 per cent. of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the ChemChina Ratings Condition is not then met, 0.50 per cent. per annum; or

(B)	for any period during which the ChemChina Ratings Condition is then met, 0.40 per cent. per annum,

in each case on the aggregate amount of the Revolving Facility Loans outstanding at such time.

(b)	The accrued utilisation fee set out in paragraph (a) above is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to the Revolving Facility, on the Termination Date applicable to the Revolving Facility and, if the relevant Lender’s Commitment under the Revolving Facility is cancelled in full, at the time such cancellation becomes effective.

13.3	Upfront fees

The Borrower shall pay to China CITIC Bank Corporation Limited and China CITIC Bank International Limited as Arrangers the upfront fees in the amount and at the times agreed in the relevant Fee Letter.

13.4	Extension fee

If the extension to the Termination Date of the Facilities is exercised pursuant to Clause 6.3 (Extension option ), the Borrower shall pay to the Lenders an extension fee in the amount and at the time agreed in Clause 6.3 (Extension option).

13.5	Duration fee

If, on the date that is 18 Months after 1 February 2016, the Total Term Facility Commitments are greater than or equal to USD 10,000,000,000, the Borrower shall, on such date, pay to the Agent (for the account of each Lender that has an outstanding Term Facility Commitment) a duration fee in US dollars computed at the rate of 0.35 per cent. of the Total Term Facility Commitments as at such date.

13.6	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee to the Agent in the amount and at the times agreed in the relevant Fee Letter.

13.7	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) the security agent fee to the Security Agent in the amount and at the times agreed in the relevant Fee Letter.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	the Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	Each Obligor shall (within three Business Days of demand by the Agent) pay or procure that the relevant Obligor pays to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if, in either case, that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If any Finance Party makes a payment to an Obligor under paragraph (a) above and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full or in part, such Obligor shall, promptly following the request of such Finance Party, reimburse such Finance Party an amount equal to the Tax Credit or the portion of the Tax Credit that was not available or has been withdrawn or that the Finance Party was unable to use.

(c)	Nothing in this Clause 14.4 shall interfere with each Finance Party’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Finance Party shall be under any obligation to claim any Tax Credit in priority to any other claims, relieves, credits or deductions available to it.

14.5	Stamp Taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration, documentary, property transfer and other similar Taxes in respect of:

(a)	any Finance Document;

(b)	any other document in connection with the syndication of the Facilities; or

(c)	any document referred to in this Agreement,

provided that after the Syndication Date no Obligor shall be responsible for any such stamp duty, registration, documentary, property or similar taxes that arise because of an assignment or transfer pursuant to Clause 25 (Changes to the Lenders).

14.6	Indirect Tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes are deemed to be exclusive of any Indirect Tax which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if Indirect Tax is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the Indirect Tax, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party).

(b)	If Indirect Tax is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the Indirect Tax. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Indirect Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that Indirect Tax.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

(d)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s Indirect Tax registration and such other information as is reasonably requested in connection with such Finance Party’s Indirect Tax reporting requirements in relation to such supply.

14.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased Costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or any Change in Law;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall promptly be provided to the Borrower upon request provided that no Finance Party shall be required to disclose any information in such certificate that is in the opinion of such Finance Party confidential, sensitive or proprietary information.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction that is required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity));

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or, if later, the date it became party to this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (provided that if such Increased Costs attributable to Basel II are incurred as a result of the implementation or application of, or compliance with, the Basel III Standards, this paragraph (v) shall not apply to the extent that such implementation, application or compliance differs from that which has been implemented or required already as at the date of this Agreement by Basel II as determined without reference to the Basel III Standards).

For the avoidance of doubt, a Lender which is not bound to comply with Basel II either at the date of this Agreement or as at the date of a claim under this Clause 15.3 shall be entitled to make a claim for all Increased Costs incurred by it as a result of the implementation or application of, or compliance with, the Basel III Standards (to the extent that such Lender is bound to comply with the Basel III Standards) without reference to paragraph (v) above.

(b)	In this Clause 15.3:

(i)	“Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions);

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(iii)	“Basel III Standards” means the Basel Committee on Banking Supervision’s (the “Committee”) finalised form of the proposals currently contained in “Strengthening the Resilience of the Banking Sector” and “International Framework Liquidity Risk Measurement, Standards and Monitoring” published by the Committee in December 2009 (as supplemented by a press release issued by the Committee on 12 September 2010 and “The Basel Committee’s response to the financial crisis: report to the G20” published by the Committee in October 2010) and any other related or finalised form of standards published by the Committee which addresses such proposals (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); and

(iv)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/29/EC.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor (or, if that Obligor is not party hereto, the Borrower) shall as an independent obligation, within five Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall, within five Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the use of proceeds of the Facilities;

(iii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(iv)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party (other than the Security Agent) alone and, in the case of the Security Agent, other than by reason of gross negligence or wilful misconduct), including pursuant to any adjustment to the proposed Utilisation amount referred to in paragraph (b) of Clause 4.3 (Available drawdown limitation); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	the Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) incurred by or awarded against such person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including without limitation any action, claim, investigation or proceeding to preserve or enforce rights) in relation to the Acquisition and the transactions contemplated thereby, the transactions contemplated by the Structure Memorandum, the acquisition of the Target Shares, the use of any Utilisation of the Facilities and/or any Finance Documents, unless such loss or liability is judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

16.3	Indemnity to the Agent

(a)	The Borrower shall promptly indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

(b)	The indemnity given by the Borrower under paragraph (a) above is a continuing obligation, independent of the Borrower’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or the relevant Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

16.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them in relation to or as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.4 will not be prejudiced by any release or disposal under Clause 29.23 (Releases) taking into account the operation of that Clause.

(c)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand and in any event within five Business Days pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security (including any amendment, waiver or consent); and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of Currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including taxes and legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

The HK Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the HK Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the HK Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of the HK Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or Security including without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), the HK Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

(a)	The HK Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from it under this Clause 19.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the HK Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the HK Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the HK Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the HK Guarantor has given a guarantee, undertaking or indemnity under this Clause 19;

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If the HK Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

20.	REPRESENTATIONS

20.1	General

(a)	Subject to paragraph (c) of Clause 20.36 (Times when representations made) each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party in respect of itself, its relevant Subsidiaries and the relevant Target Group Companies as set out herein on the date of this Agreement or (in the case of HK Holdco 4) on the day on which it becomes (or it is proposed that it becomes) a party to this Agreement as a Guarantor and (where applicable) at the other times set out in Clause 20.36 (Times when representations made).

(b)	The representations made by an Obligor with respect to the Target Group Companies being “to the best of the knowledge and belief” of the relevant Obligor are made to the best of the knowledge and belief of its and ChemChina’s management (and not for the avoidance of doubt the knowledge and belief of any other Equity Party or the Target Group or their respective management).

20.2	Status

(a)	It and each ChemChina Core Group Company, each Borrower Group Company, Lux Holdco, Bidco and (to the best of its knowledge and belief and to the best of the knowledge and belief of ChemChina’s management) each Material Target Company, is a limited liability company, corporation, limited partnership or joint stock corporation, duly incorporated and validly existing and in good standing (where applicable) under the law of its jurisdiction of incorporation.

(b)	It and each ChemChina Core Group Company, each Borrower Group Company, Lux Holdco, Bidco and (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) each Material Target Company, has the power to own the shares it owns in its directly held Subsidiaries and its other material assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations and, in the case of the PRC Guarantee and paragraph (b) below, the Perfection Requirements:

(a)	the obligations expressed to be assumed by it, any Borrower Group Company, Lux Holdco or Bidco in each Relevant Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective, provided that the representation in paragraph (a) above shall only constitute a Major Representation as it relates to obligations (i) that constitute significant legal transactions or (ii) the breach of which qualify as a significant breach of contract (both as referenced in clause 4 of the Circular).

20.4	Non-conflict with other obligations

The entry into and performance by it, a Borrower Group Company, Lux Holdco or Bidco of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of it, any Borrower Group Company, Lux Holdco or Bidco or (in respect of any Borrower Group Company) any other Equity Document, HK Holdco 1 Investment Document or HK Holdco 2 Investment Document; or

(c)	any agreement or instrument binding upon:

(i)	it, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco or Bidco or any of their respective assets or constitute a default or termination event (however described) under such agreement or instrument to the extent such default or termination event would have or is reasonably likely to have a Material Adverse Effect; or

(ii)	(to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) any Target Group Company or any Target Group Company’s assets or constitute a default or termination event (however described) under such agreement or instrument to the extent such default or termination event would have or is reasonably likely to have a Material Adverse Effect.

20.5	Power and Authority

(a)	Each of it, each Borrower Group Company, Lux Holdco and Bidco has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of Security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

(c)	All Authorisations necessary for the conduct by it, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco or Bidco or (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) any Target Group Company of their respective business, trade and ordinary activities have been obtained or effected and are in full force and effect (or will at the required date be) save where failure to obtain or effect those Authorisations would not be reasonably likely to have a Material Adverse Effect.

20.6	Validity and admissibility in evidence

Subject to the Legal Reservations and, in respect of the PRC Guarantees and paragraph (b) below, the Perfection Requirements, all Authorisations required:

(a)	to enable it, any Borrower Group Company, Lux Holdco or Bidco lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to enable Bidco to own the Target Shares and to open the Custodian Account and (on or prior to the Initial Closing Date) the Settlement Account; and

(c)	to make the Transaction Documents to which it, any Borrower Group Company, Lux Holdco or Bidco is a party admissible in evidence in each Relevant Jurisdiction,

have been (or will at the required date be) obtained or effected and are (or will be) in full force and effect.

20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is a party will be recognised and, subject to the Perfection Requirements, enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any arbitral award obtained in relation to a Finance Document to which it is a party will be recognised and, subject to the Perfection Requirements, enforced in its Relevant Jurisdictions.

20.8	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or

(ii)	creditors’ process described in Clause 24.9 (Creditors’ process) for which the relevant grace period has expired,

has been taken in relation to any Obligor, Lux Holdco or Bidco.

(b)	None of the circumstances described in Clause 24.7 (Insolvency) applies to an Obligor, Lux Holdco or Bidco.

20.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation and subject to the Legal Reservations, as of the date of this Agreement, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, stamp duty, mortgage, cadastral, registration, notarial or similar taxes or fees be paid on or in relation to the execution of the Finance Documents, except for:

(a)	(in the case of the Borrower) the registration of each Transaction Security Document to which it is a party with the Hong Kong Companies Registry within one month of its execution and the payment of associated fees; and

(b)	(in the case of ChemChina and CNAC) the registration of each PRC Guarantee with SAFE, and the filing of this Agreement with the NDRC in accordance with the applicable requirements of the NDRC Circular 2044.

20.10	Deduction of Tax

As of the date of this Agreement, except for any withholding tax or value added tax payable in respect of payments made under the PRC Guarantees, it is not required to make any Tax Deduction from any payment it may make under any Finance Document.

20.11	No Event of Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Relevant Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on an Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or (to the best of its knowledge and belief and the best of the knowledge and belief of

ChemChina’s management) any Target Group Company or to which any of their respective assets are subject (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management, insofar as the assets of any Target Group Company are concerned) which, in each such case, has or would be reasonably likely to have a Material Adverse Effect or could cause a Finance Party to incur a liability to a third party in a material amount.

20.12	No misleading information

(a)	To the best of its knowledge and belief, any factual information contained in the Information Package (taken as a whole) or the Information Memorandum was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date that the information is expressed to be given.

(b)

(i)	The Base Case Model relating to Lux Holdco, Bidco and the Target Group has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements in relation to the Target, and the financial projections contained in the Base Case Model have been prepared in good faith on the basis of such recent historical information as was available to Lux Holdco, and on the basis of assumptions that, in the opinion of Lux Holdco, were fair and reasonable as at the date they were made.

(ii)	The Base Case Model relating to the ChemChina Group has been prepared in accordance with the Accounting Principles as applied to the latest audited Original Financial Statements in relation to the ChemChina Group, and the financial projections contained in the Base Case Model have been prepared in good faith on the basis of such recent historical information and on the basis of assumptions that, in the opinion of ChemChina, were fair and reasonable as at the date they were made.

(c)	Any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration, it being understood however that such projections and forecasts are not facts. Whether or not such projections and forecasts are in fact achieved will depend on future events (and are subject to significant uncertainties), some of which are not in the control of the Obligors. Accordingly actual results may vary from such projections and forecasts and such variations may be material. Such projections and forecasts should not be regarded as representations that the projected or forecast results will be achieved.

(d)	The expressions of opinion or intention provided by or on behalf of it for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(e)	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information contained in the Information Memorandum or the Information Package (taken as a whole) being untrue or misleading in any material respect.

(f)	All material information provided to a Finance Party by or on behalf of any Obligor in connection with the Initial Offer and/or (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(g)	All other written information provided by an Obligor (including their advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.13	Financial statements

(a)	In relation to each of ChemChina and CNAC:

(i)	its Original Financial Statements (A) were prepared in accordance with the applicable Accounting Principles consistently applied other than as disclosed to the Agent in writing to the contrary and (B) give a true and fair view of the consolidated financial condition of ChemChina and CNAC, respectively, during each period to which they relate; and

(ii)	there has been no material adverse change in the assets, business or financial condition of it and its Subsidiaries since the date of its latest audited Original Financial Statements.

(b)	In relation to the Target (to the best of each Obligor’s knowledge and belief and the best of the knowledge and belief of ChemChina’s management):

(i)	the Original Financial Statements of the Target (A) were prepared in accordance with the applicable Accounting Principles consistently applied other than as disclosed to the Agent in writing to the contrary or as set out in the Reports and (B) give a true and fair view of the consolidated financial condition of the Target during the period to which they relate; and

(ii)	there has been no material adverse change in the assets, business or consolidated financial condition of the Target Group since the date of the Original Financial Statements of the Target.

(c)	The most recent financial statements of the relevant entities delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the applicable Original Financial Statements (or, in the case of the Borrower or Bidco, in accordance with the applicable Accounting Principles); and

(ii)	if audited, give a true and fair view of the relevant entity’s consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of (including without limitation, with respect to Money Laundering Laws), or before, any court, arbitral body or agency have been started or (to the best of its knowledge and belief) formally threatened in writing against it, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) any Target Group Company which, in each case, is reasonably likely to be adversely determined and if so adversely determined would reasonably be expected to have a Material Adverse Effect.

20.15	No breach of laws

None of it, the ChemChina Core Group Companies, the Borrower Group Companies, Lux Holdco, Bidco and (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) none of the Target Group Companies have breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

20.16	Environmental Laws

(a)	It, each ChemChina Group Company, each Borrower Group Company, Lux Holdco, Bidco and (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) each Target Group Company, has obtained all material Environmental Permits required for the carrying on of its business as currently conducted and has complied at all times, in all material respects in a manner, and to extent, consistent with generally accepted good industry practice, with (i) the terms and conditions of such Environmental Permits and (ii) all other applicable material Environmental Laws, in each case where failure to so obtain or comply would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief (or, in respect of the Target Group Companies, to the best of its knowledge and belief and to the best of the knowledge and belief of ChemChina’s management), there is no Environmental Claim pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against it, any ChemChina Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Target Group Company which has or would reasonably be expected to have a Material Adverse Effect.

20.17	Taxation

(a)	Each of it, the ChemChina Core Group Companies, the Borrower Group Companies, Lux Holdco and Bidco has:

(i)	complied in all material respects with all Tax laws and regulations to which it may be subject;

(ii)	filed or caused to be filed, within the time and in the manner prescribed by law, all Tax returns and reports which are required to be filed by it and such returns and reports accurately reflect all its liabilities for Taxes for the periods covered thereby;

(iii)	duly and timely paid all Taxes required to be paid by it unless:

(A)	such Taxes are contested in good faith and with appropriate means pursuant to applicable law;

(B)	adequate reserves in connection thereof are set up and maintained in accordance with the applicable Accounting Principles; and

(C)	payment thereof can lawfully be postponed without any security being imposed on the assets of any Obligor ranking in priority to the rights of the Finance Parties under the Finance Documents; and

(iv)	duly, punctually and timely levied and paid as prescribed by law the applicable withholding Taxes.

(b)	No claims or investigations are being made or conducted against it, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco or Bidco with respect to Taxes which are reasonably likely to be determined adversely to it and which, if adversely determined, are reasonably likely to give rise to a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

(b)	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

20.20	Good title to assets

Each of it, the ChemChina Core Group Companies, the Borrower Group Companies, Lux Holdco and Bidco have good and valid title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets required to enable such companies to carry on its business as presently conducted to the extent failure to do so has or would reasonably be expected to have a Material Adverse Effect.

20.21	Legal and beneficial ownership

It is the sole legal and beneficial owner of the shares and other assets over which it purports to grant Transaction Security.

20.22	Shares

All shares which are subject to the Transaction Security are fully paid up and are not (save as agreed by the Agent acting on the instructions of the Majority Lenders) subject to any option to purchase or similar rights.

20.23	Intellectual Property

Each Obligor, each ChemChina Core Group Company, each Borrower Group Company and Lux Holdco: (a) is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being currently conducted; (b) does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and (c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it, to the extent that, in each case, any such statement being false has or would be reasonably likely to have a Material Adverse Effect.

20.24	Accounting Reference Date

The Accounting Reference Date of each Obligor and (to the best of its knowledge and belief and the best of the knowledge and belief of ChemChina’s management) each Target Group Company is 31 December.

20.25	Transaction Documents

(a)	The Transaction Documents delivered to the Agent (or to be delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent)) contain or (when entered into) will contain all the material terms of the Acquisition and the transactions set out therein.

(b)	The HK Holdco 1 Investment Documents and the HK Holdco 2 Investment Documents to be delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) contain all the material terms of the investments in HK Holdco 1 and HK Holdco 2 which may adversely affect the Transaction Security or the capacity of any Obligor to grant any Transaction Security (or any enforcement of the Transaction Security).

(c)	To the best of its knowledge no representation or warranty given by any party to the Relevant Transaction Documents is untrue or misleading in any material respect.

20.26	Holding Companies

Except as may arise under the Transaction Documents and for Acquisition Costs, before the Initial Closing Date, none of the Borrower Group Companies, Lux Holdco and Bidco have traded or incurred any liabilities or commitments (actual or contingent, present or future) save as permitted under Clause 23.4 (Holding companies).

20.27	Pensions

The pension schemes of each of it, the ChemChina Core Group Companies, the Borrower Group Companies, Lux Holdco and Bidco are funded to the extent required by law or otherwise comply with the requirements or any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.28	No adverse consequences

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in the Relevant Jurisdictions of the Obligors by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Structure Memorandum

The Structure Memorandum (subject to updates prior to the delivery of the first Utilisation Request under this Agreement to the extent such updates are not materially adverse to the interests of the Finance Parties or are otherwise in form and substance satisfactory to the Agent) contains all material steps in relation to the implementation of the initial debt and equity structure in relation to the Acquisition.

20.30	Immunity

(a)	In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

(b)	It is a legal entity which (i) enjoys powers of independent management and freedom from interference with ownership of its assets; (ii) has the capacity independently to assume civil liabilities; and (iii) undertakes the transactions contemplated under the Finance Documents to which it is a party as its commercial activities independently and free from the control of or interference by the Central People’s Government of the PRC (“CPG”). Its decision to enter into such Finance Documents and the transactions contemplated thereby is made independently and not subject to any direction and/or interference from the CPG. It is not performing any function of the CPG when entering into the transactions contemplated by such Finance Documents.

20.31	US margin regulations

No part of the proceeds of any Utilisation will be used for “buying” or “carrying” (within the meaning of Regulation T, U or X) any Margin Stock in violation of the provisions of the regulations of the Federal Reserve Board or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

20.32	Anti-Corruption Laws, Money Laundering Laws and Sanctions

(a)	ChemChina maintains controls, policies, procedures and safeguards reasonably designed to promote and ensure compliance by it, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions, and ChemChina and each of its Subsidiaries and their respective officers and employees and to their respective knowledge their respective directors and agents, are in compliance with Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions in all material respects.

(b)	No Relevant Group Company or Target Group Company or, to the best of the knowledge and belief of a Relevant Group Company or a Target Group Company, any of their respective directors, officers or employees or any agent of any Relevant Group Company or a Target Group Company is or acts directly or indirectly on behalf of a Sanctioned Person.

(c)	No Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws, Money Laundering Laws or applicable Sanctions and each Obligor is in compliance with the requirements of paragraph (b) of Clause 23.16 (Anti-Corruption Laws, Money Laundering Laws and Sanctions).

(d)	None of the Obligors is a SSI Person or directly or indirectly owned 50 per cent. or more by one or more SSI Persons.

(e)	The Borrower has not and will not do business, enter into transactions or store with, purchase or receive money from, transport from or to or with, sell goods or give money to, a Sanctioned Person in a manner which violates applicable Sanctions in any material respect.

20.33	Private and commercial acts

Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

20.34	The Initial Offer

(a)	The Initial Offer is made in full compliance with all applicable laws and regulations (including (without limitation) the Swiss Takeover Rules) and any fact related or connected to the Initial Offer which is required, by applicable law or regulations (including the Swiss Takeover Rules), to be disclosed has been duly disclosed in accordance with those laws or regulations in a timely manner.

(b)	All factual information provided to the Finance Parties in relation to the Initial Offer and the Initial Offer Documents is true, complete and correct in all material respects as at the date it was provided.

(c)	Bidco is entitled to exercise any rights and perform any obligations on or assumed by it in connection with the Initial Offer.

(d)	Each Initial Offer Document:

(i)	contains all the material terms and conditions of the Initial Offer, (other than the Pre-Announcement and the account mandate in respect of the Offer Settlement Account) corresponds to the Pre-Announcement and any factual information contained in each Initial Offer Document (including (without limitation) any description of the financing for the Initial Offer and the roles of any Finance Party, Custodian or Tender Agent in connection therewith) is true, complete and correct in all material respects as at the date of such Initial Offer Document;

(ii)	to the best of its knowledge and belief, is in full force and effect and has, to the extent required, been approved by and registered with the Swiss Takeover Board; and

(iii)	has been prepared in accordance with all applicable laws and regulations, including (without limitation) the Swiss Takeover Rules.

20.35	No outstanding NBWD subrogation

No guarantee or other security under any NBWD transaction entered into by any PRC Guarantor has been enforced, or, if any such guarantee or other security was enforced, the relevant PRC Guarantor has been fully repaid and/or indemnified as a subrogation creditor or otherwise by the relevant offshore debtor in such NBWD transaction.

20.36	Times when representations made

(a)	The following representations and warranties shall be made as follows:

(i)	the representations and warranties in Clause 20.2 (Status) to Clause 20.5 (Power and Authority) and Clause 20.32 (Anti-Corruption Laws, Money Laundering Laws and Sanctions) are made on the date of this Agreement and on the Initial Closing Date;

(ii)	the representations and warranties set out in Clause 20.12 (No misleading information) shall be deemed to be repeated (subject to specific written disclosure against such representations by the Borrower prior to the date of this Agreement), on the date of this Agreement, on the Initial Closing Date and on the Syndication Date by reference to the facts and circumstances existing on such date;

(iii)	the representation and warranty in paragraph (c) of Clause 20.13 (Financial statements) is made on the date of delivery of the relevant financial statements;

(iv)	in relation to any Transaction Security Document executed by any Obligor after the date of this Agreement the representation and warranty in Clause 20.19 (Ranking), Clause 20.21 (Legal and beneficial ownership) and (if such Transaction Security Document relates to shares) Clause 20.22 (Shares) is made:

(A)	on the date of execution of such Transaction Security Document; and

(B)	only by the relevant Obligor executing such Transaction Security Document and (if applicable) in respect of shares which are the subject of such Transaction Security Document; and

(v)	the representations and warranties set out in Clause 20.29 (Structure Memorandum) shall be deemed to be repeated on the date of the first Utilisation Request under this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of this Agreement (or, in the case of HK Holdco 4, on the date on which it becomes (or it is proposed that HK Holdco 4 becomes) a party to this Agreement as a Guarantor), on the Initial Closing Date and on the date of each Utilisation Request.

(c)	To the extent that any representation or warranty made by any Obligor on the date of this Agreement relates to any Target Group Company, such representation or warranty is deemed to be made by such Obligor in respect of such Target Group Company on the Initial Closing Date (rather than on the date of this Agreement).

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means the annual financial statements of ChemChina, CNAC, the Borrower, Bidco or the Target Group for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Half Yearly Financial Statements” means the half-yearly financial statements of ChemChina, CNAC, the Borrower, Bidco or the Target Group for a relevant financial half-year ending on 30 June delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means the quarterly financial statements of the Borrower, Bidco or the Target Group delivered pursuant to paragraph (c) of Clause 21.1 (Financial statements).

21.1	Financial statements

ChemChina shall supply (or procure the supply of) each of the following to the Agent as soon as the same are available, but in any event:

(a)	within 180 days after the end of each of its Financial Years, the annual audited consolidated financial statements of (i) ChemChina and CNAC, and (ii) (provided that the Initial Closing Date has occurred) the Borrower, Bidco and the Target Group for that Financial Year, and if requested by the Agent and to the extent publicly available, those of any Material Target Company;

(b)	within 120 days of the end of its financial half year ending 30 June of each Financial Year, consolidated half yearly financial statements of (i) ChemChina and CNAC, and (ii) (provided that the Initial Closing Date has occurred) the Borrower, Bidco and the Target Group for that half Financial Year; and

(c)	(provided that the Initial Closing Date has occurred) within 60 days of the end of each of its financial quarters ending on 31 March, 30 June, 30 September and 31 December of each Financial Year (each a “Financial Quarter”), consolidated financial statements of the Borrower, Bidco and the Target Group for that Financial Quarter.

21.2	Provision and contents of Compliance Certificate by ChemChina

(a)	ChemChina shall supply a Compliance Certificate to the Agent with each set of ChemChina’s consolidated Half Yearly Financial Statements and Annual Financial Statements.

(b)	The Compliance Certificate shall, among other things set out (in reasonable detail) computations as to compliance with those financial covenants set out in Clause 22 (Financial Covenants) that are being tested for the relevant Testing Period, the balance standing to the credit of the Dividends Accounts, the Interest Reserve Account and the Proceeds Account as at the date of that Compliance Certificate and as at the last day of the period to which the financial statements accompanying such Compliance Certificate relate, and a list of the Material ChemChina Companies.

(c)	Each Compliance Certificate shall be signed by an authorised signatory of ChemChina and affixed with the company chop of ChemChina.

21.3	Provision and contents of Compliance Certificate by the Borrower

(a)	Starting with the first Financial Quarter ending after the Initial Closing Date, the Borrower shall supply a Compliance Certificate to the Agent with each set of Bidco’s consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall set out a list of the Material Target Companies.

(c)	Each Compliance Certificate shall be signed by two directors of the Borrower.

21.4	Requirements as to Financial Statements

(a)	The Borrower shall procure that each set of Annual Financial Statements, Half Yearly Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements of Bidco is accompanied by a statement by the directors of Bidco commenting on the performance of the Bidco Group for the month to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Bidco Group or its business.

(b)	Each set of Annual Financial Statements, Half Yearly Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements), or fairly representing (in other cases), its financial condition and operations (consolidated if applicable) as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by the corresponding Auditor’s report addressed to the management of the relevant company by the Auditors;

(ii)	(in the case of such financial statements relating to Bidco) shall be accompanied by a statement by the directors of Bidco comparing actual performance for the period to which the financial statements relate to:

(A)	in the case of the Half Yearly Financial Statements and Quarterly Financial Statements, the projected performance for that period set out in the most recently delivered Budget (or, if no Budget has yet been delivered, the Base Case Model); and

(B)	in the case of the Half Yearly Financial Statements and the Quarterly Financial Statements, the actual performance for the corresponding period in the preceding Financial Year of the Bidco Group (or the Target Group, as the case may be); and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of ChemChina and CNAC, in the preparation of its latest audited Original Financial Statements; or

(B)	in the case of the Borrower, Bidco or the Target Group, in the preparation of the Base Case Model,

unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the relevant company’s Financial Year end or in the applicable Accounting Principles or the accounting practices and the Auditors of the relevant company deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the unaltered Financial Year end date, applicable Accounting Principles or accounting practices upon which (in the case of ChemChina and CNAC) its latest audited Original Financial Statements or (in the case of the Borrower, Bidco or the Target Group) the Base Case Model was prepared; and

(2)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the latest audited Original Financial Statements of ChemChina.

(c)

(i)	If the Borrower notifies the Agent of a change in accordance with paragraph (b)(iii) above, then the Borrower shall procure that the relevant company’s Auditors deliver to the Agent: (A) a description of any change necessary for those financial statements to reflect the applicable Accounting Principles or accounting practices upon which the latest audited Original Financial Statements of such company or, as applicable, the Base Case Model were prepared; and (B) sufficient information to enable it to be determined whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the latest audited Original Financial Statements of ChemChina or, as applicable, the Base Case Model;

(ii)	if the Borrower notifies the Agent of a change in accordance with paragraph (b)(iii) above relating to ChemChina, then the Borrower, ChemChina and the Agent shall negotiate in good faith (for no more than 30 days from the date of that request) with a view to agreeing such amendments to Clause 22 (Financial Covenants) and/or the definitions of any terms used therein and any references to those defined terms in this Agreement as are necessary to give the Lenders, ChemChina and the Borrower comparable protection to that contemplated at the date of this Agreement;

(iii)	if amendments satisfactory to the Majority Lenders are agreed by the Borrower and ChemChina within 30 days of notification of the change, those amendments will take effect in accordance with the terms of that agreement and be binding on all Parties; and

(iv)	if amendments are not so agreed, the Borrower shall deliver (or procure delivery) to the Agent with each set of financial statements of ChemChina required to be delivered under this Agreement another set prepared using the original applicable Accounting Principles or on a basis consistent with the applicable Accounting Principles, accounting practices and financial reference periods applied in the preparation of the latest audited Original Financial Statements of ChemChina.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the latest audited Original Financial Statements of the relevant company were prepared.

(d)	Until the first Testing Period for the financial undertakings, (i) the scope of all financial statements of the Target Group delivered pursuant to Clause 21.1 (Financial statements) may reflect current reporting practices of the Target Group and (ii) the Borrower may provide, instead of consolidated financial statements, financial statements for the Target Group.

(e)	Following an Event of Default that is continuing, if the Agent wishes to discuss the financial position of any Obligor, Lux Holdco, Bidco or any Target Group Company with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors of the relevant company(ies) are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of the relevant Obligor, Lux Holdco, Bidco or any Target Group Company (as applicable) with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.5	Budget

(a)	If the Bidco Ratings Condition is not satisfied, the Borrower shall supply to the Agent (in electronic form unless the Agent requests paper copies), as soon as the same become available but in any event within 30 days before the start of its Financial Year (unless the Bidco Ratings Condition is satisfied at such time), an annual Budget for the Bidco Group for that Financial Year commencing with the Financial Year starting 1 January 2017.

(b)	The Borrower shall ensure that each Budget required to be delivered in accordance with paragraph (a) above:

(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Bidco Group and details of projected capital expenditure;

(ii)	is prepared in accordance with the applicable Accounting Principles and the accounting practices and financial reference periods applied to financial statements of Bidco under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of Bidco.

If Bidco updates or changes the Budget in any material respect, the Borrower shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.6	Presentations

Once in every Financial Year (and upon reasonable request of the Agent at any time following an Event of Default) two suitably qualified executives of ChemChina and/or the Target (one being the chief financial officer of either ChemChina or the Target, and at least one being a suitably qualified executive of ChemChina) must, on reasonable notice, give a presentation to the Finance Parties about the on-going business and financial performance of the Borrower Group and the Bidco Group.

21.7	Information: Miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, copies of all documents dispatched by any Borrower Group Company, Lux Holdco or Bidco to its shareholders (or any class of them);

(b)	promptly, copies of all documents dispatched by any Obligor, ChemChina Core Group Company, Borrower Group Company, Bidco Group Company or Target Group Company to its creditors generally (or any class of them);

(c)	promptly upon becoming aware of them, the details of any material litigation, arbitration, Environmental Claim or administrative proceedings which are current, threatened or pending against any Obligor, ChemChina Core Group Company, Borrower Group Company, Bidco Group Company or Target Group Company (and which could reasonably be expected to have a Material Adverse Effect);

(d)	promptly upon becoming aware of the same, the details of any Bidco Facility Prepayment Event which, in each case, will require prepayment under the Bidco Facilities Agreement and/or Clause 8.2 (Bidco Facility Mandatory Prepayment Events);

(e)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property, the settlement mechanics relating to the Acquisition (including without limitation relating to the Custodian Account and the Offer Settlement Account), the Proceeds Account and compliance of the Obligors with the terms of any Transaction Security Documents;

(f)	at the same time as they are dispatched, copies of all documents made publicly available by Bidco in connection with the Acquisition (to the extent not previously disclosed to the Arrangers), including (without limitation) any notifications, publications (or similar) required by the Swiss Takeover Rules;

(g)	promptly, copies of statements issued by or to the Swiss Takeover Board, the Swiss Financial Market Supervisory Authority or any other regulatory authority or court in relation to the Initial Offer, any Squeeze Out Procedure or Open Market Purchase in each case, of which Bidco has obtained a copy and it is lawful for Bidco to disclose;

(h)	promptly upon becoming aware of the same, any lapse or withdrawal of the Initial Offer or any failure of any condition to the Initial Offer to be satisfied (or any circumstance that may give rise to any of the foregoing);

(i)	promptly upon becoming aware of the same, details of any amendment to the Custodian Agreement or other Relevant Transaction Documents (excluding the Finance Documents) or, in the case of any Acquisition Document, any waiver of any term or condition contained in such Acquisition Document (in each case) permitted under the terms of this Agreement;

(j)	as soon as practicable upon the reasonable request of the Agent, an update on the Initial Offer (including level of acceptances, price per Target Share offered or to be paid and the status of any condition to which the Initial Offer is subject) and such other information relating to the Initial Offer as the Agent may reasonably request, provided that the provision of any such information shall not be required where to disclose such information would be in breach of applicable law or regulation or would breach confidentiality restrictions binding on Bidco (excluding any such confidentiality restrictions assumed by Bidco for the primary purpose of limiting disclosure under this Agreement);

(k)	promptly following the acquisition thereof, details of any Target Shares acquired by Bidco through Open Market Purchases and any Squeeze Out Procedure;

(l)	promptly on request, such further information regarding the financial condition, assets and operations of any Obligor, ChemChina Core Group Company, Borrower Group Company, Bidco Group Company and/or Target Group Company as any Finance Party through the Agent may reasonably request, as long as, if no Default is continuing, such information, amplification or explanation is readily obtainable by the management of the Obligors without the Obligors incurring material cost;

(m)	promptly, upon becoming aware of the same, the details of any publication by the then applicable Agreed Rating Agencies of a change in the published long term credit rating assigned to ChemChina or Bidco by the then applicable Agreed Rating Agencies from time to time; and

(n)	promptly on request, from time to time, a U.S. Federal Reserve Board Form U-1 in respect of Bidco.

21.8	Notification of Default

(a)	Each Obligor shall promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent (where the Agent reasonably considers that a Default has occurred and is continuing), the Obligors’ Agent shall supply to the Agent a certificate signed by two authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or similar checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or the Security Agent) in order for the Agent or the Security Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

21.10	Identification of non-confidential information

(a)	The Borrower acknowledges that:

(i)	the Agent may make available to the Finance Parties all materials and/or information provided to it by or on behalf of any Obligor which relates to an Obligor, a Relevant Group Company or a Target Group Company, the Finance Documents or the Facilities under the Finance Documents (collectively the “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”); and

(ii)	(irrespective of whether the Borrower Materials will be posted on the Platform) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (other than information that is customarily provided in a typical European bond offering) which may be included in the Borrower Materials.

(b)	The Borrower hereby agrees that:

(i)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)	by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorised the Agent and the Finance Parties to treat such Borrower Materials as not containing any material non-public information;

(iii)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (or otherwise made available as “Public Side Information”); and

(iv)	the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (or otherwise made available only as “non-Public Side Information”).

21.11	ERISA-related information

Each Obligor shall:

(a)	promptly after any Obligor knows that an ERISA Event has occurred and that such ERISA Event has or could reasonably be expected to have a Material Adverse Effect, deliver to the Agent a statement of the finance director of such Obligor or other officer acceptable to the Agent (acting reasonably) of such Obligor describing such occurrence and the action, if any, that such Obligor or an applicable ERISA Affiliate has taken and proposes to take with respect thereto; and

(b)	promptly after receipt thereof by any Obligor or, to the knowledge of any Obligor, by any ERISA Affiliate, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan if the same could reasonably be expected to have a Material Adverse Effect.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Agreement:

“Consolidated EBITDA” means, for any Testing Period and without duplication, the amount specified on the consolidated income statement of the ChemChina Group as “Operating Profit” (or any other equivalent item):

(a)	before deducting the Finance Charges;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by any ChemChina Group Company;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to any amortisation whatsoever, and any impairment or depreciation whatsoever;

(d)	after deducting (to the extent included) interest income;

(e)	after adding back any negative items (to the extent otherwise deducted) or deducting any positive items (to the extent otherwise included), of a one-off, non-recurring, extraordinary or exceptional nature;

(f)	after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the ChemChina Group which is attributable to any third party (not being a member of the ChemChina Group) which is a shareholder in such member of the ChemChina Group;

(g)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the ChemChina Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(h)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the ChemChina Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(i)	after adding (to the extent not already included (including as a consequence of a derivative transaction as reported on by the ChemChina Group)) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts or hedging instruments entered into with respect to the operational cash flows of the ChemChina Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever and excluding any IAS 39 timing differences relating to changes in the unrealised fair value of derivatives);

(j)	after adding back (to the extent otherwise deducted) any costs or provisions relating to any share option or incentive schemes of the ChemChina Group;

(k)	after deducting the amount of profit of any entity (which is not a member of the ChemChina Group) in which any member of the ChemChina Group has an ownership interest to the extent that the amount of such profit is included in the accounts of the ChemChina Group and after adding the amount (net of any applicable withholding tax) received in cash by members of the ChemChina Group through distributions by any such entity;

(l)	after adding (to the extent not already included) the proceeds of any business interruption insurance to the extent taken into account in determining the profits of the ChemChina Group; and

(m)	after deducting (to the extent included) the amount of any profit which is attributable to any Debt Purchase Transaction by any member of the ChemChina Group or adding back (to the extent deducted) the amount of any loss which is attributable to any Debt Purchase Transaction by any member of the ChemChina Group.

“Consolidated Total Assets” means, at any time, the total amount of the closing balances of all the assets as shown in ChemChina’s consolidated financial statements most recently delivered under paragraph (a) or (b) of Clause 21.1 (Financial statements) at or prior to such time.

“Consolidated Total Net Debt” means the total amount of the closing balances of long-term loans ( ), short-term loans ( ), notes payable ( ), bonds payable ( ), short-term financing bills ( ) and any other equivalent item of a similar nature in each case as shown in the consolidated financial statements of ChemChina most recently delivered under paragraph (a) or (b) of Clause 21.1 (Financial statements) after deducting the aggregate amount of Unrestricted Cash and Cash Equivalents.

“Finance Charges” means, for any Testing Period, the total amount of financial expenses or any other equivalent item as shown in the consolidated financial statements of ChemChina most recently delivered under paragraph (a) or (b) of Clause 21.1 (Financial statements) excluding:

(a)	any upfront fees or costs;

(b)	any Acquisition Costs as set out in the Sources and Uses; and

(c)	any unrealised gains or losses on any financial instruments (other than any derivative instruments which are accounted for on a hedge accounting basis).

“Interest Cover” means the ratio of Consolidated EBITDA to Finance Charges in respect of any Testing Period.

“Testing Period” means each 12 month period ending on 30 June and 31 December.

“Unrestricted Cash and Cash Equivalents” means the total amount of cash and cash equivalents or any other equivalent item as shown in the consolidated financial statements of ChemChina most recently delivered under paragraph (a) or (b) of Clause 21.1 (Financial statements), after deducting any such cash and cash equivalents which are the subject of Security or Quasi-Security (except for any Security or Quasi-Security granted to secure any indebtedness of any member of the ChemChina Group which is taken into account in determining the Consolidated Total Net Debt).

22.2	Financial condition

(a)	ChemChina shall ensure that:

(i)	Gearing ratio: the ratio of Consolidated Total Net Debt to Consolidated Total Assets shall not, at any time after the Initial Closing Date, be equal to or exceed 85%;

(ii)	Interest Cover: Interest Cover in respect of each Testing Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period	Column 2 Ratio
Testing Periods ending after the Initial Closing Date but on or before 30 June 2017	1.25:1
Testing Periods ending on 31 December 2017 and 30 June 2018	1.375:1
Testing Periods ending after 30 June 2018	1.5:1

22.3 Financial testing

(a)	The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the applicable Accounting Principles and tested by reference to each of the financial statements of ChemChina delivered pursuant to paragraphs (a) and (b) of Clause 21.1 (Financial statements) and each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate by ChemChina).

(b)	For the purposes of this Clause 22, no item shall be included or excluded more than once in any calculation.

23.	GENERAL UNDERTAKINGS

Except as specified herein, the undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and Compliance with Laws

23.1	Authorisations

Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company, Lux Holdco and Bidco will) promptly obtain, renew, comply with and do all that is necessary to maintain in full force and effect any Authorisations required under any law or regulation of its Relevant Jurisdictions to:

(a)	enable it to perform its obligations under the Transaction Documents where failure to do so (in the case of the Transaction Documents (other than the Finance Documents) only) would reasonably be expected to have a Material Adverse Effect;

(b)	ensure, subject to the Legal Reservations and the Perfection Requirements, the legality, validity, enforceability or admissibility in evidence of any Finance Document or, where failure to do so would reasonably be expected to have a Material Adverse Effect, any other Transaction Document; and

(c)	carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with laws

(a)	Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company and Lux Holdco will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

(b)	ChemChina shall ensure that each Bidco Group Company will comply in all respects with all laws and regulations relating to the Acquisition to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

Restrictions on Business Focus

23.3	Change of business

(a)	The Borrower shall procure that no material change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the date of this Agreement other than as a result of any of the steps disclosed in the Structure Memorandum.

(b)	ChemChina shall procure that no material change is made to the general nature of the business of the ChemChina Group taken as a whole from that carried on by the ChemChina Group at the date of this Agreement provided that for the avoidance of doubt the consummation of the Acquisition does not constitute a material change for the purpose of this paragraph (b).

23.4	Holding companies

ChemChina shall ensure that none of the Borrower Group Companies, Lux Holdco and Bidco will carry on any business or own any assets or incur or allow to subsist any liabilities other than:

(a)	in the case of the Borrower Group Companies:

(i)	the incurrence by the Borrower of Financial Indebtedness under the CITIC Bilateral Bridge Facility Agreement, provided that all amounts due or owing by the Borrower thereunder are prepaid and repaid in full on or before the delivery of the first Utilisation Request under this Agreement;

(ii)	the incurrence of Financial Indebtedness arising under any of the Finance Documents;

(iii)	the incurrence of any Financial Indebtedness which constitutes Assigned Intercompany Loans or (in the case of HK Holdco 1) Financial Indebtedness which is extended to it by its investors pursuant to the HK Holdco 1 Investment Documents, provided that the incurrence of such Financial Indebtedness complies with paragraph (c) below;

(iv)	the granting of any guarantee under this Agreement and the granting of any Transaction Security to secure obligations under the Finance Documents; and

(v)	the incurrence of Financial Indebtedness for the purpose of refinancing any or all of the Loans under this Agreement, provided that in the case of refinancing less than all of the Loans under this Agreement:

(A)	the principal amount of such refinancing shall not exceed the total principal amount of the Loan(s) being refinanced;

(B)	the scheduled repayment date(s) for such refinancing shall not fall on a date prior to the Termination Date;

(C)	no Security will be granted by any Borrower Group Company to secure such refinancing; and

(D)	the guarantees in support of such refinancing, and the other terms and conditions of such refinancing (taken as a whole), shall be no more favourable to the providers of such refinancing than those under the Finance Documents;

(b)	in the case of Lux Holdco or Bidco:

(i)	the incurrence of Financial Indebtedness by Lux Holdco to its direct Holding Company;

(ii)	the incurrence of Financial Indebtedness by Bidco arising under any of the Bidco Facility Finance Documents and any Treasury Transactions in relation to the Bidco Facilities permitted by the terms of the Bidco Facilities Agreement and debts subordinated to the Bidco Facilities;

(iii)	the granting of any guarantee under the Bidco Facilities Agreement and the granting of any Security to secure obligations under the Bidco Facility Finance Documents; and

(iv)	the incurrence of Financial Indebtedness for the purpose of refinancing the Financial Indebtedness arising under any of the Bidco Facility Finance Documents, or the granting of any guarantee or Security to secure such refinancing;

(c)

(i)	the making of loans, subscription and issuance of shares and the implementation of any other transactions or steps expressly set out in the Structure Memorandum to the extent permitted by the terms of this Agreement;

(ii)	any subscriptions by a Borrower Group Company for New Equity in the HK Holdco directly held by it (or, in the case of HK Holdco 4, in Lux Holdco) and the making of any New Intercompany Loan by a Borrower Group Company to the HK Holdco directly held by it (or, in the case of HK Holdco 4, to Lux Holdco); and

(iii)	any subscriptions by Lux Holdco for New Equity in Bidco and any New Intercompany Loan made to Bidco by Lux Holdco to the extent permitted by the terms of the Bidco Facilities Agreement;

(d)	the payment of any dividends, charge, fee or other distribution on or in respect of share capital or shareholder loans, repayment or distribution of any dividends or share premium reserve, payment of any management, advisory or other fee to its direct or indirect shareholders, or redemption, repurchase, defeasance, retirement or repayment of share capital or shareholder loans, in each case permitted by the terms of (in the case of the Borrower Group Companies) the Finance Documents or (in the case of Lux Holdco or Bidco) the Bidco Facility Finance Documents;

(e)	in the case of a Borrower Group Company, the ownership of shares in another Borrower Group Company or (in the case of HK Holdco 4) Lux Holdco provided that the subscription and issuance of such shares comply with paragraph (c) above;

(f)	in the case of Lux Holdco, the ownership of shares in Bidco provided that the subscription and issuance of such shares comply with paragraph (c) above;

(g)	in the case of Bidco, the acquisition and ownership of shares in the Target;

(h)	the provision of administrative services (excluding treasury services) and management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the ownership of assets necessary to provide such services;

(i)	in the case of Bidco, the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Bidco Facilities;

(j)	rights and obligations arising under the Finance Documents (in the case of the Borrower Group Companies), the Bidco Facility Finance Documents (in the case of Lux Holdco and Bidco), the Equity Documents, the HK Holdco 1 Investment Documents, the HK Holdco 2 Investment Documents, the Acquisition Documents or any other agreements to be entered into for other purchases of Target Shares after the settlement of the Initial Offer in accordance with the terms of this Agreement;

(k)	the ownership of cash and cash equivalent investments;

(l)	directly related or reasonably incidental to the establishment and/or maintenance of its or any of its Subsidiaries’ corporate existence (provided that, for the avoidance of doubt, the only direct Subsidiary that a Borrower Group Company may have is the Borrower Group Company directly held by it as at the date of this Agreement or (in the case of HK Holdco 4) Lux Holdco, the only direct Subsidiary that Lux Holdco may have is Bidco, and the only direct Subsidiary Bidco may have is Target (other than as may be required to implement a Squeeze Out Procedure));

(m)	in the case of the Borrower or Bidco, entry into and rights and liabilities under mandate, engagement or underwriting letters or arrangements on arm’s length terms or to professional service providers (including (without limitation) auditors) on customary terms (including (in each case) liability for related fees, costs and expenses and taxes);

(n)	the payment of brokerage, custodian and other customary fees relating to the Initial Offer;

(o)	the holding of accounts, including, without limitation, bank accounts and securities accounts;

(p)	in the case of Bidco, making loans (including by way of converting a distribution payable to Bidco into a loan) to the Target or any Target Group Company that is an Obligor (as defined in the Bidco Facilities Agreement);

(q)	the existence of any lien arising by operation of law in the ordinary course of the day-to-day activities of any Borrower Group Company, Lux Holdco or Bidco and not as a result of any default or omission by any Borrower Group Company, Lux Holdco or Bidco;

(r)	any right of set-off arising in respect of bank accounts or custody accounts held by any Borrower Group Company, Lux Holdco or Bidco under the standard terms and conditions of such bank or financial institution; and

(s)	other activities not specifically enumerated above that are de minimis in nature.

Restrictions on dealing with Assets and Security

23.5	Preservation of assets

Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company and Lux Holdco will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business where failure to do so would have or would be reasonably likely to have a Material Adverse Effect.

23.6	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.7	Acquisition Documents

Each Obligor shall (and ChemChina shall ensure that each of Lux Holdco and Bidco will) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other Obligor, Lux Holdco or Bidco) and pursue any claims and remedies arising under any Acquisition Documents where the directors of Bidco believe (acting reasonably) that the preservation and enforcement of those rights and pursuit of those claims or remedies is commercially advantageous and appropriate.

Restrictions on Movement of Cash – Cash out

23.8	Dividends and share redemption: Borrower

(a)	Except as permitted under paragraph (b) below, the Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow HK Holdco 4 to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Borrower or any other Equity Party; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to a Permitted Payment.

23.9	Dividends and maximum cash balance: Target, Lux Holdco and Bidco

(a)	ChemChina shall, at all times from the Initial Closing Date:

(i)	ensure that the Target will maintain and implement a dividend policy generally consistent with its past practice for the Financial Years ending on 31 December 2013 and 31 December 2014 (which, for illustrative purposes, reflected cash dividend payout ratios of 66.58% and 62.77%, respectively); and

(ii)	Lux Holdco and Bidco will, in aggregate, maintain an excess cash balance of no more than US$10,000,000 (or its equivalent in any other currency or currencies) provided that, when determining such cash balance, the minimum interest reserve required to be maintained by Bidco under the Bidco Facilities Agreement and cash required to pay debts falling due under the Bidco Facilities Agreement will not be taken into account, except to the extent that such acts as described in paragraph (a)(i) or (a)(ii) above are:

(A)	not permitted by applicable laws and regulations; or

(B)	would result in Bidco’s failure to comply with the ratings requirements applicable to it pursuant to paragraph (b) of Clause 23.22 (Ratings) as certified by the Borrower, by delivering a certificate (signed by an authorised signatory) to the Agent stating that the Borrower has received advice from the Agreed Rating Agencies that the undertaking of the relevant acts described in paragraph (a)(i) or (a)(ii) above would result in Bidco’s failure to comply with such ratings requirements and setting out the reasons provided by the Agreed Rating Agencies.

(b)	ChemChina shall ensure that none of HK Holdco 4 and the Bidco Group Companies will enter into, or permit to subsist, any agreement or arrangement that would restrict its or any of its Subsidiaries’ ability to declare or pay dividends or distributions to its shareholders, except for any such restrictions set out in:

(i)	the Finance Documents;

(ii)	the original form of the Bidco Facility Agreement; and

(iii)	the finance documents for any refinancing referred to in paragraph (b)(iv) of Clause 23.4 (Holding companies), provided that such restrictions are no more stringent than those set out in the original form of the Bidco Facility Agreement.

23.10	Dividends to HK Holdco 4 and the Borrower

The Borrower shall ensure that:

(a)	all dividends, charges, fees or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) in each case on or in respect of share capital (or any class of its share capital);

(b)	all repayments or distributions in respect of any dividend or share premium reserve;

(c)	all payments arising from the redemption, repurchase, defeasance, retirement or repayment of share capital; and

(d)	all payments, repayments, prepayments, purchases, redemption, defeasance or discharge of any Financial Indebtedness owing to it or HK Holdco 4,

payable or to be made by any of its or HK Holdco 4’s Subsidiaries to it or HK Holdco 4, are paid directly into a Dividends Account.

23.11	Assigned Intercompany Loan

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that HK Holdco 4 will not):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Assigned Intercompany Loan;

(ii)	pay any interest or any other amounts payable in connection with any Assigned Intercompany Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Assigned Intercompany Loan.

(b)	Paragraph (a) above does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is a Permitted Payment.

Miscellaneous

23.12	Access

If and for so long as an Event of Default under Clause 24.1 (Non-payment), Clause 24.2 (Certain obligations) or Clauses 24.7 (Insolvency) to 24.9 (Creditors’ Process), or a Default under Clause 24.4 (Other Obligations) arising as a result of a failure to comply with Clause 21 (Information Undertakings) is, in each case, continuing, upon reasonable notice being given by the Agent, each Obligor shall permit (and procure that each Borrower Group Company and each Bidco Group Company will permit) the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent access at all reasonable times and on reasonable notice at the cost of the Obligors and the risk of the Obligors, the Borrower Group Companies and the Bidco Group Companies, to sites, books and records of each Borrower Group Company and each Bidco Group Company.

23.13	Amendments

Except, in the case of the Initial Offer Documents, to the extent that such action is permitted under paragraph (b) of Clause 23.18 (The Acquisition), no Obligor shall (and ChemChina shall ensure that none of the Borrower Group Companies, Lux Holdco and Bidco will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document in a way which would be reasonably likely to materially and adversely affect the interests of the Finance Parties under the Finance Documents.

23.14	Financial assistance

Each Obligor shall (and ChemChina shall ensure that each Obligor not party hereto will) where applicable comply in all respects with any applicable laws in respect of financial assistance in its Relevant Jurisdictions (including but not limited to, sections 275 to 277 of the Companies Ordinance (Cap. 622)), including in relation to the execution of the Finance Documents and payment of amounts due under this Agreement.

23.15	Further assurance

(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following an Event of Default, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall ensure that each Transaction Security (once granted) will at all times have first-ranking priority.

(c)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(d)	Each PRC Guarantor shall comply with all filing requirements (if any) applicable to the Facilities under the NDRC Circular 2044 and its implementation rules and interpretations.

23.16	Anti-Corruption Laws, Money Laundering Laws and Sanctions

(a)	Each Obligor shall (and each Obligor will ensure that each of its Subsidiaries and, after the Initial Closing Date, the Target Group Companies will):

(i)	comply with, and ensure that each of its officers, directors and employees will comply with, all Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions in all material respects; and

(ii)	maintain controls, policies, procedures and safeguards in place which are reasonably designed to promote and ensure compliance by it, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Money Laundering Laws and applicable Sanctions.

(b)	No Obligor will request any Utilisation, and no Obligor shall, directly or indirectly, use, lend, contribute or otherwise make available and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not, directly or indirectly, use, lend, contribute or otherwise make available the proceeds of any Utilisation:

(i)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws;

(ii)	for the purpose of funding, financing, making funds available to or facilitating any activities, business or transaction of or with any Sanctioned Person or SSI Person, or in any Sanctioned Country or in any other manner that would result in a violation of Sanctions by any person (including any person participating in a Utilisation, whether as an underwriter, adviser, investor or otherwise);

(iii)	in any manner that would result in the violation of any Sanctions applicable to any Party; or

(iv)	to fund any activities or business of or with any person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions.

23.17	US Margin regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock in violation of the provisions of the regulations of the Federal Reserve Board or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) in violation of the provisions of the regulations of the Federal Reserve Board or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

23.18	The Acquisition

ChemChina shall ensure that:

(a)	Bidco will comply with the Swiss Takeover Rules and all other laws and regulations applicable to the Initial Offer;

(b)	Bidco will not:

(i)	increase the price to be paid for the Target Shares pursuant to the Initial Offer (nor take any action that does or which might require any increase in the price to be paid for the Target Shares pursuant to the Initial Offer);

(ii)	amend or waive any other material term or condition of the Initial Offer set out in the Initial Offer Documents (including (without limitation) the minimum required level of acceptances, extending the time period for acceptance of the Initial Offer or for satisfaction of any condition to the Initial Offer); or

(iii)	make any public statement or other announcement regarding the Facilities in connection with the Acquisition,

except:

(A)	in the case of (ii) or (iii) above only, as required by the Swiss Takeover Rules or any other applicable law or regulation applicable to the Initial Offer as required by the Swiss Takeover Board or any other regulatory body or court applicable to the Initial Offer; or

(B)	with the consent of all the Lenders;

(c)	Bidco will ensure that, other than making Open Market Purchases which comply with paragraph (g) below, no action is taken which would or may require the amendment of any material term or condition of the Initial Offer as set forth in the Initial Offer Documents (including, without limitation, an increase in the offer price for the Target Shares or the maximum total consideration payable for all the Target Shares to which the Initial Offer relates above the level agreed between the Borrower and the Lenders from time to time) except with the prior consent of the Agent (acting on the instructions of all the Lenders);

(d)	upon Bidco becoming entitled to implement any Squeeze Out Procedure: (i) the Borrower will notify the Agent; and (ii) Bidco will promptly implement that Squeeze Out Procedure;

(e)	Bidco will take all reasonable steps to enforce its rights under the Acquisition Documents (other than the Initial Offer Documents) and the Tender Agent Documents;

(f)	Bidco will ensure that no action is taken which would require it to make a mandatory offer in respect of the Target Shares; and

(g)

during the Best Price Period, Bidco will not make any Open Market Purchase unless the purchase price per share for Target Shares purchased pursuant to that Open Market Purchase is equal to or less than the price paid for the Target Shares that are the subject of the Initial Offer or, if it is higher, Additional

Equity Contributions or Additional Assigned Intercompany Loans have been injected into and received by the Borrower (and successively used to subscribe for equity in, or extend intercompany loans to, each of HK Holdco 4, Lux Holdco and Bidco) in the amount necessary to fund such excess for such purchase and for all other amounts required to be paid for the Target Shares and Acquisition Costs in order to comply with the Best Price Rule.

23.19	Taxation

Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company and Lux Holdco will):

(a)	comply in all material respects with all Tax laws and regulations to which it may be subject (including without limitation rules governing the deductibility for tax-purposes of amortisation and depreciation);

(b)	file or cause to be filed, within the time and in the manner prescribed by law, all Tax returns and reports which are required to be filed by it and ensure that such returns and reports accurately reflect all its liabilities for Taxes and/or social security contributions for the periods covered thereby;

(c)	duly and timely pay all Taxes required to be paid by it unless:

(i)	such Taxes are contested in good faith and with appropriate means pursuant to applicable law;

(ii)	adequate reserves in connection thereof are set up and maintained in accordance with the applicable Accounting Principles; and

(iii)	payment thereof can lawfully be postponed without any security being imposed on the assets of any of the Obligors, the Borrower Group Companies and Lux Holdco ranking in priority to the rights of the Finance Parties under the Finance Documents provided that any failure to pay those Taxes and social security contributions would not reasonably be expected to have a Material Adverse Effect;

(d)	duly, punctually and timely levy and pay as prescribed by law the applicable withholding Taxes and social security withholdings; and

(e)	not change its residence for Tax purposes.

23.20	Custodian Account and Offer Settlement Account

(a)	ChemChina shall ensure that Bidco will not terminate the appointment (or take action to seek the resignation) of the Custodian and/or the Tender Agent (except with the prior consent of the Agent (acting on the instructions of all Lenders)).

(b)	In relation to the Custodian Account, ChemChina shall ensure that:

(i)	Bidco will ensure that all Target Shares are:

(A)	in the case of Target Shares held in the form of American Depositary Shares, as soon as reasonably practicable and, in any case, within 24 hours of being acquired by Bidco or any other Bidco Group Company; and

(B)	in the case of all other Target Shares, immediately upon being acquired by Bidco or any other Bidco Group Company,

deposited in the Custodian Account;

(ii)	Bidco will not dispose of nor withdraw or transfer (nor attempt to give any instructions to any person to withdraw or transfer) nor exercise any rights of set-off, netting, counterclaim or similar rights with respect to any Target Shares held in the Custodian Account, except that Bidco may request that the Custodian transfers Target Shares from the Custodian Account directly to a purchaser of those Target Shares pursuant to a sale of Target Shares permitted under the Bidco Facilities Agreement; and

(iii)	Bidco shall maintain the Custodian Account.

(c)	In relation to the Offer Settlement Account, ChemChina shall ensure that:

(i)	Bidco will not dispose of nor withdraw or transfer (nor attempt to give any instructions to any person to withdraw or transfer) nor exercise any rights of set-off, netting, counterclaim or similar rights with respect to any amounts standing to the credit of the Offer Settlement Account, except the giving of instructions and authority to the Tender Agent to withdraw or transfer amounts standing to the credit of the Offer Settlement Account to directly settle the Initial Offer Settlement Payments; and

(ii)	Bidco will, on or prior to the Initial Closing Date, maintain the Offer Settlement Account.

23.21	Delisting

(a)	ChemChina shall ensure that, to the extent permitted by law and the rules of the SIX Swiss Exchange, as soon as practicable after the Initial Closing Date (and by the date falling no later than 15 months after the Initial Closing Date), the Target Shares will be delisted from the SIX Swiss Exchange.

(b)	ChemChina shall ensure that the Target will, and that the Target will ensure that, unless the Agent (acting on the instructions of all the Lenders) has consented to waive this paragraph (b), the Target Shares remain at all times intermediated securities pursuant to Article 3 of the Swiss Federal Intermediated Securities Act (Bundesgesetz über Bucheffekten, BEG).

(c)	ChemChina shall ensure that, to the extent permitted by law and the rules of the New York Stock Exchange, as soon as practicable after the Initial Closing Date, the American Depositary Shares of the Target will be delisted from the New York Stock Exchange.

23.22	Ratings

ChemChina shall:

(a)	use all reasonable endeavours to obtain a long-term corporate rating in respect of itself from at least two of the Agreed Rating Agencies prior to the Initial Closing Date and to maintain such rating thereafter; and

(b)	ensure that Bidco will maintain, at all times from the first Utilisation Date under this Agreement, a long-term corporate rating in respect of Bidco from at least two of the Agreed Rating Agencies and the Bidco Ratings Condition is met.

23.23	Interest Reserve Account

(a)	The Borrower shall ensure that, upon or before its delivery of the first Utilisation Request under the Term Facility, an amount equal to or greater than the Interest Reserve Amount shall have been credited to the Interest Reserve Account with the proceeds of the Initial Equity Contribution (and, if such Utilisation Request is delivered prior to the determination of LIBOR for the first Interest Period for such Utilisation, the Borrower shall request the Agent to provide it with the Agent’s good faith estimate of the Interest Reserve Amount and deposit an amount at least equal to such good faith estimate into the Interest Reserve Account, provided that, if the actual Interest Reserve Amount (upon the determination of such LIBOR) is higher than such estimate, the Borrower shall promptly (but in any event prior to such Utilisation) pay such shortfall into the Interest Reserve Account).

(b)	The Borrower shall ensure that, at all times after its delivery of the first Utilisation Request under the Term Facility, the Interest Reserve Account has a balance at least equal to the Interest Reserve Amount unless:

(i)	the failure to maintain such minimum balance is caused solely by a withdrawal from the Interest Reserve Account for the purpose of funding the payment of interest due and payable in respect of any Loan (a “Permitted Withdrawal”); and

(ii)	the balance standing to the credit of the Interest Reserve Account is restored to a level that is at least equal to the then applicable Interest Reserve Amount within 15 days of such Permitted Withdrawal.

(c)	The Borrower may not make any withdrawals from the Interest Reserve Account except for any Permitted Withdrawal.

(d)	The Agent shall determine the Interest Reserve Amount from time to time and notify the Borrower in writing of that amount no later than one Business Day prior to the date on which any payment is required to be made into the Interest Reserve Account.

(e)	For the purpose of this Clause 23.23, any amount credited to the Interest Reserve Account pursuant to Clause 24.3 (Bidco Ratings Condition) will not be taken into account in determining whether any minimum balance requirement in respect of the Interest Reserve Account under this Clause has been complied with.

23.24	Environmental compliance

(a)	Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company and Lux Holdco will):

(i)	comply with any Environmental Laws;

(ii)	obtain, maintain and ensure compliance with any Authorisations required thereby; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

in each case where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall (and ChemChina shall ensure that each Borrower Group Company and Lux Holdco will) promptly upon receipt of the same, notify the Agent of any claim, notice or other written communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which has or would reasonably be expected to have a Material Adverse Effect.

23.25	Merger

(a)	No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction entered into by any ChemChina Core Group Company (other than the PRC Guarantors) where:

(i)	ChemChina continues to control such ChemChina Core Group Company or the entity resulting from such amalgamation, demerger, merger, consolidation or corporate reconstruction;

(ii)	the entity with which such ChemChina Core Group Company amalgamates, merges or consolidates with is engaged in the same or similar or related business as the ChemChina Core Group; and

(iii)	such ChemChina Core Group Company or the entity resulting from such amalgamation, demerger, merger, consolidation or corporate reconstruction (as applicable) remains solvent immediately after such amalgamation, demerger, merger, consolidation or corporate reconstruction; and

(iv)	such amalgamation, demerger, merger, consolidation or corporate reconstruction does not involve any PRC Guarantor, any Borrower Group Company or Lux Holdco.

23.26	Acquisitions

(a)	No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to:

(i)	(in the case of the Borrower Group Companies and Lux Holdco) a Permitted Holding Company Activity; and

(ii)	(in the case of a ChemChina Core Group Company) an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company by a ChemChina Core Group Company where:

(A)	the acquired company, business or undertaking or the issuer of the acquired shares or securities or the company incorporated (as applicable) is engaged in the same or similar or related business as the ChemChina Core Group; or

(B)	such acquisition or incorporation would not reasonably be expected to have a Material Adverse Effect.

23.27	Joint Ventures

(a)	No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any Joint Venture in which a ChemChina Core Group Company is interested where:

(i)	such Joint Venture is engaged in the same or similar or related business as the ChemChina Core Group; or

(ii)	investments in or support to such Joint Venture, in forms described in paragraph (a) above, would not reasonably be expected to have a Material Adverse Effect.

23.28	Negative pledge

In this Agreement, “Quasi-Security” means a transaction described in paragraph (b) below.

(a)	No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) create or permit to subsist any Security over any of its assets (including, for the avoidance of doubt, the shares in Lux Holdco).

(b)	No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor, a ChemChina Group Company, a Borrower Group Company or a Bidco Group Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	in the case of the Borrower Group Companies and Lux Holdco, a Permitted Holding Company Activity referred to in paragraphs (a), (b) or (q) of Clause 23.4 (Holding companies), where such Security or Quasi-Security is not otherwise prohibited by other terms of the Finance Documents; and

(ii)	in the case of the ChemChina Core Group Companies:

(A)	any netting or set-off arrangement entered into by any ChemChina Core Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(B)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by any ChemChina Core Group Company for the purpose of:

(1)	hedging any risk to which any ChemChina Core Group Company is exposed in its ordinary course of trading; or

(2)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(C)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(D)	any Security or Quasi-Security over or affecting any asset acquired by any ChemChina Core Group Company after the date of this Agreement if:

(1)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a ChemChina Core Group Company;

(2)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a ChemChina Core Group Company; and

(3)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(E)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a ChemChina Core Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any ChemChina Core Group Company;

(F)	any Security or Quasi-Security granted by or otherwise binding on any ChemChina Core Group Company or any of its assets securing indebtedness provided that:

(1)	in respect of any ChemChina Core Group Company, the aggregate book value of its assets which are the subject of any Security or Quasi-Security falling under this paragraph (F)(1) is less than 10 per cent. of the unconsolidated total assets of such ChemChina Core Group Company (as shown in the unconsolidated financial statements of such ChemChina Core Group Company for its most recently ended Financial Year or financial half-year); or

(2)	the assets which are the subject of any such Security or Quasi-Security account for less than 5 per cent. of the Consolidated EBITDA of the ChemChina Group (determined by reference to the latest consolidated financial statements of ChemChina and the latest Compliance Certificate delivered pursuant to Clause 21.1 (Financial statements) and Clause 21.2 (Provision and contents of Compliance Certificate by ChemChina) as at the date of the grant of or coming into existence of such Security or Quasi-Security or, prior to the delivery of the first set of such financial statements pursuant to Clause 21.1 (Financial statements), the latest Original Financial Statements of ChemChina);

(G)	any Security or Quasi-Security existing on the date of this Agreement (and replacements and extensions thereof) to the extent that the principal amount secured thereby does not exceed the amount secured as of the date of this Agreement; and

(H)	any Security securing Financial Indebtedness incurred by any ChemChina Core Group Company for the sole purpose of financing its or any of its Subsidiaries’ acquisition of any assets after the date of this Agreement (or the refinancing of such Financial Indebtedness) provided that:

(1)	such Security is created promptly upon such acquisition or such refinancing (as applicable);

(2)	such Security do not extend to any assets other than the assets so acquired (or the shares in, or assets of, any special purpose vehicle established and maintained for the sole purpose of such acquisition and holding such assets directly or indirectly); and

(3)	in the case of any such refinancing, the principal amount thereof does not exceed the principal amount of the Financial Indebtedness being refinanced.

23.29	Disposals

No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, except:

(a)	in the case of the ChemChina Core Group Companies, any sale, lease, transfer or other disposal of assets by a ChemChina Core Group Company during any Financial Year provided that:

(i)	in respect of any ChemChina Core Group Company, the aggregate book value of its assets which are the subject of any sales, leases, transfers or other disposals falling under this paragraph (a)(i) during such Financial Year is less than 10 per cent. of the unconsolidated total assets of such ChemChina Core Group Company (as shown in the unconsolidated financial statements of such ChemChina Core Group Company for its most recently ended Financial Year); or

(ii)	the assets which are the subject of any such sales, leases, transfers or disposals (in a single transaction or a series of related transactions) account for less than 5 per cent. of the Consolidated EBITDA of the ChemChina Group (determined by reference to the latest consolidated financial statements of ChemChina and the latest Compliance Certificate delivered pursuant to Clause 21.1 (Financial statements) and Clause 21.2 (Provision and contents of Compliance Certificate by ChemChina), as at the date of such sale, lease, transfer or other disposal or, prior to the delivery of the first set of such financial statements pursuant to Clause 21.1 (Financial statements), the latest Original Financial Statements of ChemChina); and

(b)	in the case of the Borrower Group Company and Lux Holdco, any sale, lease, transfer or other disposal which is a Permitted Holding Company Activity.

23.30	Arm’s length basis

No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) enter into any material transaction with any Equity Party or any person, except on arm’s length terms or better, except any of the following transactions:

(a)	in the case of the ChemChina Core Group Companies:

(i)	intra-ChemChina Core Group loans permitted under Clause 23.31 (Loans or credit); and

(ii)	any other transactions entered into by any ChemChina Core Group Company with another ChemChina Group Company;

(b)	in the case of the Borrower Group Companies:

(i)	the incurrence of Financial Indebtedness (A) which constitutes Assigned Intercompany Loans, (B) by HK Holdco 1 from its investors pursuant to the HK Holdco 1 Investment Documents or (C) which constitutes intercompany loan by HK Holdco 4 to Lux Holdco; and

(ii)	the payment of any dividends or other distribution on or in respect of share capital, or repayment or distribution of any dividends or share premium reserve, in each case permitted by the terms of the Finance Documents;

(c)	in the case of Lux Holdco, fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(d)	in the case of Lux Holdco, any Permitted Holding Company Activity not (other than in the case of paragraphs (b)(i), (c) and (d) of Clause 23.4 (Holding companies)) involving an Equity Party.

23.31	Loans or credit

No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) be a creditor in respect of any Financial Indebtedness, except:

(a)	in the case of a ChemChina Core Group Company, any loan or credit made or granted by such ChemChina Core Group Company:

(i)	which principal amount (when aggregated with the principal amount of any other loans or credits outstanding from such ChemChina Core Group Company falling under this paragraph (a)(i)) is less than 10 per cent. of the unconsolidated total assets of such ChemChina Core Group Company (as shown in the financial statements of such ChemChina Core Group Company for its most recently ended Financial Year or financial half-year); or

(ii)	to or in favour of any ChemChina Group Company; and

(b)	in the case of a Borrower Group Company or Lux Holdco, a Permitted Holding Company Activity.

23.32	No guarantees or indemnities

No Obligor shall (and ChemChina shall ensure that none of the ChemChina Core Group Companies, the Borrower Group Companies and Lux Holdco will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person, except:

(a)	in the case of a ChemChina Core Group Company, any guarantee granted by such ChemChina Core Group Company:

(i)	where the principal amount guaranteed (when aggregated with the principal amount guaranteed by any other guarantees granted by such ChemChina Core Group Company falling under this paragraph (a)(i)) is less than 10 per cent. of the unconsolidated total assets of such ChemChina Core Group Company (as shown in the unconsolidated financial statements of such ChemChina Core Group Company for its most recently ended Financial Year or financial half-year); or

(ii)	for the purpose of securing the debts of any ChemChina Group Company;

(b)	in the case of Lux Holdco, any guarantee which is a Permitted Holding Company Activity; and

(c)	any guarantee of the obligations of the Obligors under the Finance Documents.

23.33	Financial Indebtedness

(a)	The Borrower shall not (and ChemChina shall ensure that none of the Borrower Group Companies and Lux Holdco will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Holding Company Activity.

(c)	The Borrower shall not (and ChemChina shall ensure that HK Holdco 2 and HK Holdco 4 will not) incur or permit to exist any Financial Indebtedness owing to any Equity Party other than its immediate Holding Company and by way of Assigned Intercompany Loan.

23.34	Share capital

No Obligor (other than the PRC Guarantors) shall (and ChemChina shall ensure that none of the Borrower Group Companies and Lux Holdco will) issue any shares except pursuant to a Permitted Holding Company Activity.

23.35	Intellectual Property

Each Obligor shall (and ChemChina shall ensure that each ChemChina Core Group Company, each Borrower Group Company and Lux Holdco will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of such Obligor, ChemChina Core Group Company, Borrower Group Company or Lux Holdco;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Obligor, any ChemChina Core Group Company, any Borrower Group Company or Lux Holdco to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

23.36	Loan proceeds

No Obligor shall (and each Obligor shall ensure that none of the other Relevant Group Companies will) permit any proceeds of any Loan to be repatriated, directly or indirectly, to the PRC unless the prior approval of such repatriation has been obtained from SAFE or such repatriation is otherwise permitted by applicable laws in the PRC and will not affect the legality, validity, binding effect, admissibility in evidence and remittance of payments of or under any PRC Guarantee.

23.37	Funds flow and Equity Contribution Accounts

(a)	ChemChina shall ensure that (i) the proceeds of all Equity Contributions and Assigned Intercompany Loans, and (ii) funds contributed or made available to HK Holdco 1 for the purpose of funding all or part of any Equity Contribution or Assigned Intercompany Loan to HK Holdco 2, are contributed or made available to each relevant Borrower Group Company through the Equity Contribution Accounts.

(b)	ChemChina shall ensure that no withdrawal will be made from any Equity Contribution Account except in accordance with the Funds Flow Statement or (after the occurrence of the Initial Closing Date and for purposes other than funding any Share Settlement Payment or Acquisition Costs) in accordance with, and for purposes permitted under the terms of, this Agreement.

23.38	Maintenance of paid-up capital by the Borrower

ChemChina shall ensure that the Borrower will have a paid-up share capital of not less than HK$1,000,000 at all times prior to the Discharge Date.

23.39	Conditions subsequent

(a)	ChemChina shall deliver (or procure delivery) to the Agent:

(i)	in respect of each PRC Guarantee:

(A)	within 15 PRC Business Days of the date of such PRC Guarantee, evidence that such PRC Guarantee has been duly submitted to SAFE for registration;

(B)	within four months of the date of such PRC Guarantee (or such longer period as may be agreed by the Agent acting on the instructions of the Majority Lenders), evidence that such PRC Guarantee has been duly registered with SAFE;

(C)	within 15 PRC Business Days following any change to the obligations guaranteed by such PRC Guarantee or to any other terms of such PRC Guarantee, or any transfer or assignment (by or to any Lender which Facility Office is located outside of the PRC) under this Agreement of which ChemChina or the Borrower has been given notice, in each case, to the extent an amendment registration with SAFE in respect of such PRC Guarantee is required to be made under the laws and regulations of the PRC (each a “SAFE Amendment Registration Trigger Event”), evidence that application for amendment registration with respect to such SAFE Amendment Registration Trigger Event has been duly submitted to SAFE; and

(D)	within four months of the date of a SAFE Amendment Registration Trigger Event (or such longer period as may be agreed by the Agent acting on the instructions of the Majority Lenders), evidence that the corresponding SAFE registration procedure to reflect such SAFE Amendment Registration Trigger Event has been completed;

(ii)	in respect of each Transaction Security Document to which an Obligor incorporated under the laws of Hong Kong is a party:

(A)	within one month of execution of such Transaction Security Document, evidence that such Transaction Security Document has been duly submitted to the Hong Kong Companies Registry for registration; and

(B)	promptly upon receipt of the same (but in any event by no later than two months of execution of such Transaction Security Document or such longer period as may be agreed by the Agent acting on the instructions of the Majority Lenders) (other than in respect of any Transaction Security Document which creates or purports to create Security over the Interest Reserve Account, the Proceeds Account or any Dividends Account), a certified copy of the certificate of registration of charge issued by the Hong Kong Companies Registry relating to such Transaction Security Document, in each case in form and substance satisfactory to the Agent; and

(iii)	within 15 PRC Business Days of each Utilisation, evidence of the Borrower’s compliance with the applicable filing requirements under NDRC Circular 2044 in connection with the Facilities (or, if such evidence is not issued by the NDRC, a certificate from the Borrower (signed by an authorised signatory) certifying that such filing has been effected).

(b)	Without prejudice to paragraph (c) of Clause 23.33 (Financial Indebtedness), ChemChina shall ensure that, if any loan is to be made by any Equity Party to HK Holdco 2, HK Holdco 3 or HK Holdco 4 by way of loans, the relevant loans (if not already assigned in favour of the Security Agent pursuant to a Transaction Security Document) are assigned in favour of the Security Agent and, in the case of any loan made to HK Holdco 3, subordinated to the Secured Obligations pursuant to an Intercompany Loan Assignment and Subordination Deed.

(c)	With respect to each of the PRC Guarantees, the Transaction Security Documents and any amendment, supplement and/or restatement thereof (each a “Relevant Document”) executed after the date of delivery of the first Utilisation Request under the Term Facility by the Borrower, ChemChina shall ensure that, at or about the same time as the execution of such Relevant Document (or on such later date(s) as permitted by the terms of such Relevant Document), the Agent has received the following documents in form and substance satisfactory to the Agent:

(i)	all of the documents and other evidence considered necessary by the Agent (acting reasonably) (A) for the purpose of obtaining applicable legal opinions from legal advisers to the Agent and/or (B) to be entered into or obtained to ensure the legality, validity, enforceability and/or admissibility in evidence of such Relevant Document; and;

(ii)	legal opinions issued by legal advisers to the Agent of each applicable jurisdiction in connection with such Relevant Document.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration) and Clause 24.19 (Clean-Up Period)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	an administrative or technical error; or

(b)	a Disruption Event,

and in each case payment is made within three Business Days of its due date.

24.2	Certain obligations

Any requirement of Clause 21 (Information Undertakings), Clause 22 (Financial Covenants), Clause 23.23 (Interest Reserve Account) or Clause 23.39 (Conditions subsequent) is not complied with.

24.3	Bidco Ratings Condition

(a)	Any requirement of paragraph (b) of Clause 23.22 (Ratings) is not complied with.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is waived by the Agent within 15 Business Days of the first day on which the Bidco Ratings Condition is not met, provided that such 15-Business Day period will be automatically extended for an additional 90 calendar days, if:

(i)	within such 15-Business Day period, the Borrower deposits (or procure the deposit of) additional funds into the Interest Reserve Account equal to next 3 Months’ interest that will accrue on each Loan (such amount to be determined by the Agent and notified to the Borrower, on the assumptions that the then current LIBOR applicable to each Loan and the then current Margin will apply throughout such 3-Month period); and

(ii)	the Borrower is in compliance with its obligations under paragraph (b) of Clause 23.23 (Interest Reserve Account) (without taking into account any additional funds paid into the Interest Reserve Account pursuant to paragraph (b)(i) above).

24.4	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Certain obligations) and Clause 24.3 (Bidco Ratings Condition)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving written notice to the Borrower or any Obligor becoming aware of the failure to comply.

24.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of the Agent giving written notice to the Borrower or any Obligor becoming aware of such misrepresentation.

24.6	Cross default

(a)	Any Financial Indebtedness of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company is cancelled or suspended by a creditor of such Obligor, ChemChina Core Group Company or Borrower Group Company, Lux Holdco, Bidco or such Target Group Company as a result of an event of default (however described).

(d)	Any creditor of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company becomes entitled to declare any Financial Indebtedness of such Obligor, ChemChina Core Group Company, Borrower Group Company, Lux Holdco, Bidco or such Target Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than or equal to:

(i)	(in the case of the ChemChina Core Group Companies in the aggregate) USD100,000,000 (or its equivalent in other currencies); or

(ii)	(in the case of Lux Holdco and Bidco in the aggregate) USD10,000,000 (or its equivalent in other currencies); or

(iii)	(in the case of the Target Group Companies in the aggregate) USD 125,000,000 (or its equivalent in other currencies)

(provided that in this paragraph (e) only, Financial Indebtedness in respect of any Treasury Transaction shall take into account the marked to market value after any applicable netting, and the monetary thresholds specified in this paragraph (e) shall not apply to any Financial Indebtedness arising under the Bidco Facility Finance Documents). Notwithstanding paragraph (e)(ii) above, the occurrence of any event or circumstance described in paragraphs (a) to (d) above in respect of any Financial Indebtedness arising under the Bidco Facility Finance Documents will constitute an immediate Event of Default under this Clause 24.6.

For the purpose of this Clause 24.6, Financial Indebtedness shall not include Financial Indebtedness incurred under any loans made by one Obligor to another Obligor or by one ChemChina Core Group Company to another ChemChina Group Company.

24.7	Insolvency

(a)	An Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Material Target Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts (other than deemed inability to pay debts arising solely by reason of its balance sheet liabilities exceeding its balance sheet assets) under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more groups of its creditors (other than pursuant to the Finance Documents) with a view to rescheduling any of its indebtedness other than any solvent liquidation or reorganisation of any ChemChina Core Group Company (other than an Obligor) or of any Material Target Company other than pursuant to a Permitted Target Group Transaction.

(b)	The value of the assets of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Material Target Company is less than its liabilities (taking into account contingent and prospective liabilities) resulting in a state of affairs which renders that Obligor, ChemChina Core Group Company or Borrower Group Company, Lux Holdco, Bidco or that Material Target Company (as the case may be) insolvent under applicable local law.

24.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, provisional supervision, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, deed of company arrangement or otherwise) of any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Material Target Company;

(ii)	(by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Material Target Company;

(iii)	the appointment of a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, provisional supervisor, compulsory manager, voluntary administrator, receiver and manager or other similar officer in respect of any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Material Target Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Material Target Company:

(A)	(in the case of the ChemChina Core Group Companies in the aggregate) having an aggregate value in excess of USD 100,000,000 (or its equivalent in any other currencies); or

(B)	(in the case of the Material Target Companies in the aggregate) having an aggregate value in excess of USD 125,000,000 (or its equivalent in other currencies), or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition against a ChemChina Core Group Company which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement;

(ii)	any proceeding or step in relation to a Material Target Company which is discharged, stayed or dismissed within 15 Business Days of commencement or, if earlier, the date on which it is advertised and, in respect of paragraph (a)(i) only, any proceeding or step in relation to a Material Target Company which is discharged, stayed or dismissed within 90 days of the commencement or, if earlier, the date on which it is advertised if the Borrower can demonstrate to the satisfaction of the Agent (acting reasonably) that the proceedings will be discharged within such 90 days and the applicable Material Target Company continues at all times to actively pursue such discharge, stay or dismissal;

(iii)	(in the case of an application to appoint an administrator in respect of Lux Holdco, Bidco or a Material Target Company) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Lender) will be withdrawn before it is heard or will be unsuccessful; or

(iv)	any step or procedure with respect to the solvent liquidation or reorganisation of any Material Target Company which constitutes a Permitted Target Group Transaction.

24.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (including by way of executory attachment (executoriaal beslag) or interlocutory attachment (conservatoir beslag)) or any analogous process in any jurisdiction affects any asset or assets of an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Material Target Company that is not discharged or dismissed within 15 Business Days and:

(a)	(in the case of the ChemChina Core Group Companies in the aggregate) having an aggregate value in excess of USD 100,000,000 (or its equivalent in any other currencies); or

(b)	(in the case of the Material Target Companies in the aggregate) having an aggregate value in excess of USD 125,000,000 (or its equivalent in other currencies).

24.10	Unlawfulness and invalidity

Subject to the Legal Reservations and the Perfection Requirements:

(a)	it is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under any Transaction Security Document is or becomes unlawful provided that no Event of Default shall occur unless the relevant unlawfulness, invalidity or ineffectiveness is materially adverse to the interests of the Lenders under the Finance Documents as a whole;

(b)	any obligation or obligations of an Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation, individually or cumulatively, materially and adversely affects the interests of the Lenders under the Finance Documents as a whole (provided that this paragraph (b) shall only constitute a Major Default as it relates to obligations that (i) constitute significant legal transactions or (ii) the breach of which qualify as a significant breach of contract (both as referenced in clause 4 of the Circular)); or

(c)	any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Transaction Security Document ceases to be legal, valid, binding, enforceable or effective in any respect or is alleged to be ineffective in any respect by a party to it (other than a Finance Party), and in each case, where capable of remedy, the circumstance are not remedied within 15 Business Days of the earlier of the Agent giving written notice to the Borrower and an Obligor becoming aware of the relevant circumstance.

24.11	Cessation of business

An Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Material Target Company suspends or ceases to carry on all or a material part of its business except:

(a)	in the case of a ChemChina Core Group Company (other than ChemChina and CNAC), where such suspension or cessation results from the solvent reorganisation within the ChemChina Group and would not reasonably be expected to have a Material Adverse Effect; or

(b)	in the case of a Material Target Company, as a result of:

(i)	a Permitted Target Disposal; or

(ii)	a Permitted Target Group Transaction.

24.12	Change of ownership

Bidco ceases to be a wholly-owned Subsidiary of Lux Holdco.

24.13	Audit qualification

The Auditors of ChemChina, CNAC, the Borrower, Bidco or the Target Group qualify its Annual Financial Statements and such qualification concerns an inability to continue the business as a going concern or is a result of inadequate, misleading or inaccurate provision of information, disclosure or access other than solely with respect to potential failure to comply with Clause 22 (Financial Covenants) at a future date or an upcoming maturity for the Facilities occurring within one year from the time such opinion is delivered.

24.14	Expropriation

The authority or ability of any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Target Group Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority in relation to any Obligor, any ChemChina Core Group Company, any Borrower Group Company, Lux Holdco, Bidco or any Target Group Company or any of their respective assets in a way which has or would reasonably be expected to have a Material Adverse Effect.

24.15	Repudiation and rescission of Agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory, investigation, disputes or other proceedings are commenced in relation to an Obligor, a ChemChina Core Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company which are reasonably likely to be adversely determined and if adversely determined, has or would reasonably be expected to have a Material Adverse Effect.

24.17	Material Adverse Change

Any event or series of events occurs in relation to an Obligor, a ChemChina Group Company, a Borrower Group Company, Lux Holdco, Bidco or a Target Group Company that has or is reasonably likely to have a Material Adverse Effect.

24.18	Acceleration

Subject to Clause 4.6 (Utilisations during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent shall, if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.19	Clean-Up Period

(a)	Notwithstanding any other provision of any Finance Document the occurrence of any Default or Event of Default (other than an Event of Default under Clauses 24.7 (Insolvency) to 24.9 (Creditors’ process)) to the extent that such Default or Event of Default is in respect of a Target Group Company during the period from the Initial Closing Date to the Clean-Up Date will be deemed not to be a breach of representation or warranty, a breach of covenant or a Default or an Event of Default (as the case may be) provided that such matter or circumstance is capable of being cured and reasonable steps (in the reasonable opinion of the Agent) are being taken to cure such matter or circumstance, unless such matter or circumstance:

(i)	has or is reasonably likely to have a Material Adverse Effect;

(ii)	would constitute a breach of the Acquisition Documents;

(iii)	(or the circumstances giving rise to it) has/have been procured by or approved by any Obligor, any Borrower Group Company, Lux Holdco or Bidco;

(iv)	is a result of it being or becoming unlawful for a Lender to perform any of its obligations under the Finance Documents; or

(v)	would result in the occurrence of any of the events described in Clauses 24.7 (Insolvency), 24.8 (Insolvency proceedings), Clause 24.9 (Creditors’ process), Clause 24.10 (Unlawfulness and invalidity) or

Clause 24.15 (Repudiation and rescission of Agreements).

(b)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties). Any such Event of Default must be notified to the Agent promptly upon the Borrower or any other Obligor becoming aware of it.

(c)	For the avoidance of doubt, subject to Clause 4.6 (Utilisations during the Certain Funds Period), this Clause 24.19 shall not restrict the Agent’s right to give any notice under Clause 24.18 (Acceleration) (i) with respect to any other Event of Default or (ii) after the Clean-up Period.

25.	CHANGES TO THE LENDERS

25.1 Assignments and transfers by the Lenders

(a)	Subject to this Clause 25 and to Clause 26 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	A Lender that transfers any part of its rights and obligations under the Finance Documents directly or indirectly by way of a Participation Agreement may inform the person to whom it proposes to transfer such rights and obligations of the provisions of Clause 25.8 (Buy-Out).

(c)	Any reference in this Agreement to a Lender includes a New Lender and any person to whom rights have been transferred pursuant to Clause 25.8 (Buy-Out) but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

25.2	Conditions of assignment or transfer

(a)	An Existing Lender must obtain the Borrower’s prior written consent (such consent shall not be unreasonably withheld or delayed) before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) during the period from the date of this Agreement up to and including the Initial Closing Date unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when a Major Default is continuing.

(b)	At any time after the Initial Closing Date, an Existing Lender must consult with the Borrower for no more than five Business Days before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(f)	Any transfer by an Existing Lender shall be of a minimum amount of USD 5,000,000 and shall not be permitted if it would result in the aggregate Commitments of any Lender being less than USD 5,000,000 (and, if the Lender is a bank, such Lender’s Commitment will be aggregated with the

Commitment of such Lender’s Affiliates, and if the Lender is a trust or fund, such Lender’s Commitment will be aggregated with the Commitment of Related Funds) unless the Existing Lender assigns or transfers all of its Commitments. For the purposes of this paragraph (f), any Lender’s Commitment shall be deemed to include the Commitments of the Affiliates and Related Funds of that Lender.

(g)	The Borrower shall not bear any taxes, notarial costs, security registration or perfection fees or costs, increased costs, gross-up or indemnity costs that arise because of an assignment or transfer and as a result of laws in force at the time of the assignment or transfer in respect of the relevant transferee or assignee (other than incurred in connection with the primary syndication of the Facilities), provided that insofar as the obligations of the Borrower under Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased Costs), the Borrower’s obligations shall be determined in accordance with paragraph (e) above.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender, (b) to a Related Fund, or (c) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor, Bidco Group Company or Target Group Company;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor, each Bidco Group Company and each Target Group Company and their respective related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this paragraph (c); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or any Bidco Group Company of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf, without any consultation with them.

(c)	Subject to Clause 25.11 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement and in respect of the Transaction Security, each of the Obligors party hereto and the Existing Lender shall be released from further obligations towards one another under this Agreement and in respect of the Transaction Security and their respective rights against one another under this Agreement and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors party hereto and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a Lender.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower and PRC Guarantors

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower and each PRC Guarantor a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Buy-Out

(a)	Subject to the provisions of paragraphs (c) and (d) below (and subject to the Borrower’s right to appoint a Replacement Lender pursuant to paragraph (a) of Clause 39.3 (Replacement of a Lender)), in the event that any consent to, waiver of, or amendment to any provision of the Finance Documents requires the consent of all Lenders but only the consent of the Majority Lenders is obtained within 21 days of the request for such consent, waiver or amendment being given to the Lenders, one or more of the Majority Lenders supporting such consent, waiver or amendment (such one or more Lenders, the “Supporting Lenders”) may by giving at least 10 days’ notice require the Lenders who have not consented to such consent, waiver or amendment (the “Dissenting Lenders”) to transfer their rights and obligations in the Loans (together with a proportionate share of their rights and obligations under the Finance Documents) to one or more of the Supporting Lenders on the date notified to such Dissenting Lenders by the Supporting Lenders (being at least 5 Business Days after the date of such notice) (the “Buy-Out Date”) provided that on or before the Buy-Out Date such Dissenting Lenders are paid by the Supporting Lenders (pro rata based on the principal amount owed to each Supporting Lender or otherwise as agreed by the Supporting Lenders):

(i)	the par value for the amount of the Loans to be transferred on the Buy-Out Date; and

(ii)	all accrued and unpaid interest, Break Costs (if any, as if the relevant amount of the Loans was prepaid on the Buy-Out Date) and other amounts owing on the amount of the Loans to be transferred up to but excluding the Buy-Out Date.

(b)	Upon payment by the Supporting Lenders of the amounts referred to in paragraphs (a)(i) and (ii) above, the Dissenting Lenders’ rights and obligations in the Loans (together with a proportionate share of their interest, rights and obligations under the Finance Documents) shall be transferred by way of novation or by way of assignment, release and assumption to the Supporting Lenders (pro rata based on the principal amount owed to each Supporting Lender or otherwise as agreed by the Supporting Lenders) on the Buy-Out Date in accordance with Clause 25.5 (Procedure for transfer) or Clause 25.6 (Procedure for assignment) (as the case may be).

(c)	Each Lender may notify each Participant of any matter requiring all Lenders’ approval and the provisions of this Clause 25.8 (Buy-Out).

(d)	If, when voting on a matter requiring all Lenders’ approval, a Lender splits its vote to reflect the instructions of its Participant then, any percentage of that Lender’s vote cast against the requested consent, waiver or amendment, as the case may be, on the instructions of its Participant (the “Dissenting Portion”) shall be treated as a Dissenting Lender and the Supporting Lenders may require that Lender to terminate, unwind, liquidate or otherwise cancel its arrangements with its Participant (provided that the Supporting Lenders shall pay to such Lender all costs incurred in connection with such termination, unwinding, liquidation or cancellation) and transfer the interest, rights and obligation corresponding to the Dissenting Portion to the Supporting Lenders in accordance with paragraph (a) above.

(e)	In order to effect the transfer referred to in paragraph (a) above, the Supporting Lenders shall complete a Transfer Certificate or Assignment Agreement (or, if required, Transfer Certificates or Assignment Agreements) and send a copy of such Transfer Certificate(s) or Assignment Agreement(s) (duly signed by the Supporting Lenders) to each relevant Dissenting Lender (each of whom shall promptly execute and deliver the Transfer Certificate(s) or Assignment Agreement(s) to the Agent).

25.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

except	that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or (other than upon enforcement by the beneficiary of such charge, assignment or Security) substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.10	Information to the Borrower

The Agent shall at any time upon reasonable request by the Borrower send to the Borrower a list of the current Lenders which, at that time, are participating in any Facility and the amounts of such participations.

25.11	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

26.	DEBT PURCHASE TRANSACTIONS

26.1	Permitted Debt Purchase Transactions

(a)	ChemChina shall not, and shall procure that no Obligor or ChemChina Group Company shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 26 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

(b)	An Obligor or a ChemChina Group Company (other than the Borrower and HK Holdco 4) (a “Debt Purchaser”) may purchase by way of assignment pursuant to Clause 25 (Changes to the Lenders) a participation in any Term Facility Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out in paragraphs (c) and (d) below; and

(iii)	the consideration for such purchase is funded from a New Investment.

(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(i)	Prior to 11:00 a.m. on a given Business Day (the “Solicitation Day”) the Borrower or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the Term Facility to enable them to offer to sell to the relevant Debt Purchaser(s) an amount of their participation in the Term Facility. Any Lender wishing to make such an offer shall, by 11:00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11:00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Borrower on behalf of the relevant Debt Purchaser(s) on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Borrower) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11:00 a.m. on the fourth Business Day following such Solicitation Date, the Borrower shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the average price paid for the purchase of participations in the Term Facility. The Agent shall disclose such information to any Lender that requests such disclosure.

(ii)	Any purchase of participations in the Term Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iii)	In accepting any offers made pursuant to a Solicitation Process the Borrower shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in the Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in the Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)	the Borrower (on behalf of the relevant Debt Purchaser(s)) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in the Term Facility up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the Term Facility of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11:00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day following the date on which the Open Order is placed and communicate to the Purchase Agent details of the amount of its participations it is offering to sell. Any such offer to sell shall be irrevocable until 11:00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Borrower on behalf of the relevant Debt Purchaser(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Term Facility pursuant to an Open Order Process shall be completed and settled by the relevant Debt Purchaser(s) on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in the Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of the Term Facility to which an Open Order relates would be exceeded, the Borrower shall only accept such offers on a pro rata basis.

(v)	the Borrower shall, by 11:00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 26, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 25 (Changes to the Lenders), the portions of the Term Facility Loans to which it relates shall be extinguished;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the relevant Obligor or ChemChina Group Company which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 25.1 (Assignments and transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no Obligor or ChemChina Group Company shall be deemed to be in breach of any provision of Clause 23 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(v)	Clause 31 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Facility Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

26.2	Disenfranchisement on Debt Purchase Transactions entered into by a Debt Purchaser or an Equity Party

(a)	For so long as a Debt Purchaser or an Equity Party (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained (including for the avoidance of doubt, unanimity) to approve any request for a consent, waiver, amendment or other vote or to give instructions under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 15.3 (Exceptions), such Debt Purchaser or Equity Party or the person with whom such Debt Purchaser or Equity Party has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Debt Purchaser or an Equity Party it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Paragraph (a) above does not apply to any request for a consent, waiver, amendment or other vote or instruction under the Finance Documents which would result in the Commitment of the relevant Debt Purchaser or Equity Party under the Term Facility being treated in any manner which is less favourable to it (in its capacity as a Lender) than the treatment proposed to be applied to any Commitment of another Lender under the Term Facility.

(c)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Debt Purchaser or an Equity Party (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Debt Purchaser or an Equity Party,

such notification to be substantially in the form set out in Part II of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)	Each Equity Party and Debt Purchaser that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders (save for interest rate notifications and other communications or documents relating to the administration of the relevant Term Facility Loans under this Agreement).

26.3	Debt Purchasers or Equity Parties’ notification to other Lenders of Debt Purchase Transactions

Any Debt Purchaser or Equity Party which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5:00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Accession of HK Holdco 4

(a)	HK Holdco 4 shall become a Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed Accession Deed duly executed by the Borrower and HK Holdco 4; and

(ii)	the Agent has countersigned such Accession Deed.

(b)	The Agent shall, promptly upon the receipt of a duly completed and executed Accession Deed referred to in paragraph (a) above, countersign such Accession Deed and notify the Borrower and the Lenders of the same.

28.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	at the instructions of any Finance Party (other than itself), direct the Security Agent to make a demand for payment under any of the PRC Guarantees; and

(iii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraphs (i) and (ii) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any allocated Indirect Tax) which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the PRC Guarantees and/or the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower and PRC Guarantors), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	The Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no other shall be implied).

(g)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

28.4	Money held as banker

The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

28.5	Abatement of fees

The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Obligors.

28.6	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.7	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.8	Business with the Obligors

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or its Affiliates.

28.9	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (c) or (d) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by a Debt Purchaser or an Equity Party)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate; and

(iv)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with an Equity Party.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its personnel and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 12.3 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.10	Responsibility for documentation

None of the Agent or the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.11	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.12	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 28.12 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender;

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.13	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

(d)	The indemnity given by each Lender under paragraph (a) above is a continuing obligation, independent of the Lender’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or the relevant Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

28.14	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

28.15	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.16	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.17 Relationship with the Lenders

(a)	Subject to Clause 25.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic

Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(ii) of Clause 35.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.18	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.21	Role of Base Reference Banks

(a)	No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this Clause 28.21 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

28.22	Third party Base Reference Banks

A Base Reference Bank which is not a Party may rely on Clause 28.21 (Role of Base Reference Banks), paragraph (a) of Clause 39.2 (Exceptions) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

29.	THE SECURITY AGENT

29.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Security Agent shall:

(i)	subject to paragraphs (c) and (d) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (acting on behalf of the Majority Lenders or, as the case may be, all the Lenders); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clause 29.5 (No duty to account) to Clause 29.10 (Exclusion of liability), Clause 29.13 (Confidentiality) to Clause 29.18 (Custodians and nominees) and Clause 29.21 (Acceptance of title) to Clause 29.25 (Disapplication of Trustee Ordinances);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 34.1 (Order of application); and

(B)	Clause 34.4 (Permitted deductions).

(d)	If giving effect to instructions given by the Agent (acting on the instructions of the Majority Lenders) would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 31.5 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(e)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (c)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(f)	The Security Agent may refrain from acting in accordance with any instructions of the Agent, the Majority Lenders or any other group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable Indirect Tax) which it may incur in complying with those instructions.

(g)	Without prejudice to the provisions of the remainder of this Clause 29.2, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

(h)	At any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

(i)	The Secured Parties shall not have any independent power to enforce or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

29.3	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

29.5	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Obligors

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or its Affiliates.

29.7	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party, any Lenders or any group of Lenders has not been exercised; and

(iii)	any notice made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)	Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(h)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by or in connection with any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause 29.10 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party (other than the Security Agent),

on behalf of any Secured Party (other than the Security Agent) and each Secured Party (other than the Security Agent) confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

29.11	Lenders’ indemnity to the Security Agent

(a)	Each Lender shall in proportion to its share of the Total Commitments (or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

29.12	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the other Parties (or the Agent on behalf of the Lenders), in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 29.22 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 29.12 and Clause 16.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

29.13	Confidentiality

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty.

29.14	Information from the Lenders

Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

29.15	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.16	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

29.17	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

29.18	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

29.19	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

29.20	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment or arbitral award in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.21 Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

29.22	Winding up of trust

If:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 29.12 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

29.23	Releases

Upon a disposal of any of the Charged Property:

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent; or

(b)	if that disposal is permitted under the Finance Documents,

the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

29.24	Powers supplemental to Trustee Ordinances

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Amended Trustee Ordinance and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

29.25	Disapplication of Trustee Ordinances

The statutory duty of care set out in section 3A of the Amended Trustee Ordinance shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Amended Trustee Ordinance and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and shall constitute the expression of a contrary intention in respect of the matters or requirements covered by the Amended Trustee Ordinance.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) or Clause 34 (Application of Proceeds) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics) without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

31.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 31.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.6	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Original Lender or its Affiliates and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 31.6 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.15 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent, in each case, specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Partial Payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent (including any Receiver or Delegate) under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6	No Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

32.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

32.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever to any person, any diminution in value or any liability (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	APPLICATION OF PROCEEDS

34.1	Order of application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security and/or the PRC Guarantees shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as security agent and trustee), any Receiver or any Delegate;

(b)	in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 32.5 (Partial Payments);

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

34.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 34.1 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 34.

34.3	Currency conversion

(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

34.4	Permitted deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

34.5	Discharge of Secured Obligations

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

34.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 34.6.

35.	NOTICES

35.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor party hereto, that identified under their respective names below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified under their respective names below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

35.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic Communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 35.6.

35.7	Use of Websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (c)(i) or (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

35.8	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

(a)	Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived with the consent of the Majority Lenders and the Borrower or (in respect of any Finance Document other than this Agreement) the Obligor(s) party thereto and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Transaction Security Documents the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.1.

(c)	Each Guarantor agrees to any such amendment or waiver permitted by this Clause 39.1 which is agreed to by the Borrower.

(d)	For the avoidance of doubt, any waiver of a right of prepayment under Clause 8 (Mandatory Prepayment) other than Clause 8.1 (Exit) shall require only the consent of the Majority Lenders.

39.2	Exceptions

(a)	an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Change of Control”, “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions) or this Clause 39.2;

(ii)	an extension of the final scheduled maturity date for any Facility (other than in accordance with Clause 6.3 (Extension option);

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable under any Facility (except as a result of a repayment, prepayment or release);

(v)	an increase in any Commitment or the Total Commitments (except pursuant to Clause 2.4 (Increase)), an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrower or any Guarantor (other than pursuant to Clause 27 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 2.4 (Increase), Clause 8.1 (Exit), Clause 25 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties), this Clause 39, Clause 44 (Governing Law) or Clause 45.1 (Arbitration);

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or any PRC Guarantee;

(x)	the introduction of an additional loan, tranche, commitment or facility into the Finance Documents ranking senior to the Facilities;

(xi)	any amendment to the manner in which the proceeds of enforcement of Transaction Security are distributed; or

(xii)	a waiver in relation to any Default arising under Clause 24.4 (Other Obligations) relating to a breach of Clause 23.16 (Anti-Corruption Laws, Money Laundering Laws and Sanctions) and Clause 20.32 (Anti-Corruption Laws, Money Laundering Laws and Sanctions),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which has the effect of changing or which relates to the release of any Transaction Security (unless (i) permitted under this Agreement or any other Finance Document; or (ii) relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document or in circumstances where the Security Agent would be obliged and authorised to release the relevant Transaction Security pursuant to the terms of this Agreement or any other Finance Document) shall not be made without the prior written consent of the Super Majority Lenders.

(c)	Any amendment or waiver in respect of a provision which expressly requires the consent of the Super Majority Lenders will require consent of the Super Majority Lenders.

(d)	If any Lender fails to respond to a request (or abstains from accepting or rejecting such request) for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of the Lenders under the terms of this Agreement within the period of time specified by the Agent of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participation under the relevant Facility when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

(e)	An amendment or waiver which relates to the rights or obligations of the Agent, any Arranger or the Security Agent, may not be effected without the consent of the Agent, that Arranger or the Security Agent (as applicable).

(f)	Subject to paragraph (d), if any Screen Rate is not available for USD, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to USD in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

(g)	The Agent and the Borrower shall be entitled to make any amendments to this Agreement which correct a manifest, technical or administrative error on the face of this Agreement, which amendments or corrections shall (for the avoidance of doubt) bind all parties to this Agreement.

39.3	Replacement of a Lender

(a)	If at any time an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally (each such Lender being a “Relevant Lender”) then the Borrower may (but is not obliged to), on not less than three Business Days’ prior written notice to the Agent and such Relevant Lender:

(i)	replace such Relevant Lender by requiring it to (and such Relevant Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is not an Obligor or a ChemChina Group Company (a “Replacement Lender”) which:

(A)	is selected by the Borrower; and

(B)	which confirms its willingness to assume and does assume all the obligations of the transferring Relevant Lender (including the assumption of the transferring Relevant Lender’s participations on the same basis as the transferring Relevant Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, fees, Break Costs and other amounts payable in relation thereto under the Finance Documents (where such transfer shall be deemed to occur three Business Days following the delivery of the relevant Transfer Certificate to the Borrower by the Replacement Lender together with the payment of the relevant amount (as set out above) to the Agent for the account of the exiting Lender in the event that the exiting Lender does not execute the relevant Transfer Certificate); or

(ii)	prepay the Relevant Lender and/or cancel the Relevant Lender’s Available Commitments provided that such prepayment is funded from the proceeds of a New Investment.

(b)	The replacement or prepayment/repayment of a Lender pursuant to this Clause 39.3 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace or repay the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than three Months after the date the Non-Consenting Lender notifies the Borrower and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Borrower;

(iv)	in the event of a replacement of a Lender in respect of which an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality), such replacement must take place no later than ten Business Days after the date of the Notice to the Borrower; and

(v)	in no event shall the Relevant Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of the Super Majority Lenders or all the Lenders; and

(iii)	Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80 per cent. or more of the Total Commitments prior to that reduction) have consented to such waiver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 39.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than five Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Defaulting Lender Replacement”) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans, fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 39.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Defaulting Lender Replacement;

(iii)	the transfer must take place no later than ten Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

40.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Base Reference Bank.

(d)	The Agent’s obligations in this Clause 40 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

40.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40.

40.3	No Event of Default

No Event of Default will occur under Clause 24.4 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 40.

41.	CONFIDENTIALITY

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its head office, branches, representative offices, Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers and service providers (including, without limitation, any provider of administrative, agency or settlement services, stock exchanges, clearing houses and other financial market utilities) and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	who is a Participant or potential Participant for the purpose of obtaining a valuation in connection with a Participation Agreement, or with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of the foregoing persons’ Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.17 (Relationship with the Lenders));

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (including, but not limited to, any regulation issued under the Banking Act, Chapter 19 of Singapore and applicable to banks in Singapore in relation to the prevention of money laundering and/or countering the financing of terrorism);

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any person or transaction referred to in paragraph (b)(i) or (b)(ii) above;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ Rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, legal, arbitration, administrative, regulatory or other investigations, proceedings, procedures or disputes;

(viii)	who is a Party; or

(ix)	with the consent of any Obligor;

in each case, such Confidential Information (including any Finance Document and any information acquired under or in connection with any Finance Document) as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	to any Obligor; and

(f)	to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto.

(g)	For the purpose of this Clause 41.2:

(i)	“Participant” means each person to whom a Lender has transferred all or any of its economic or other interest under the Finance Documents by way of a Participation Agreement;

(ii)	“Participation” means a transaction contemplated under a Participation Agreement; and

(iii)	“Participation Agreement” means each agreement or letter (including a fee letter) between a Lender and another person under which the Lender has transferred all or any of its rights, obligations or economic interest under the Finance Documents, directly or indirectly, whether by sub-participation, credit derivative (including a credit default swap or credit linked note), total return swap or any other agreement, but excluding (A) any assignment, transfer or novation of any of a Lender’s Commitments and/or rights and/or obligations in accordance with Clause 25.5 (Procedure for transfer) or Clause 25.6 (Procedure for assignment) and (B) (for the avoidance of doubt) any credit derivative in relation to the payment obligation of any of the Obligors which does not specifically reference the Finance Documents and any insurance taken out by a Lender in connection with the Finance Documents.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44 (Governing Law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	types of the Facilities;

(xii)	ranking of the Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Electronic Communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

41.5	Entire Agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.6	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.7	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

41.8	Continuing Obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	SANCTIONS

Without limitation to Clause 20.32 (Anti-Corruption Laws, Money Laundering Laws and Sanctions) and Clause 23.16 (Anti-Corruption Laws, Money Laundering Laws and Sanctions), the parties to this Agreement acknowledge and agree in connection with this Agreement that no Finance Party nor any officer, director, employee or

Representative of a Finance Party, or otherwise a US person, shall be required in any capacity to interact, or engage in any transaction or dealing, with any Sanctioned Person insofar as such interaction, engagement, transaction or dealing would, in such Finance Party’s sole discretion, be prohibited as to a US person. In such a circumstance, the Finance Party, its officer, director, employee or Representatives may take such action in their sole discretion to maintain their compliance with Sanctions, including but not limited to recusal or requiring that the parties to this Agreement take specific actions to address concerns regarding such compliance with Sanctions.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

45.	ENFORCEMENT

45.1	Arbitration

(a)	Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including, without limitation: (i) any question relating to contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (ii) any issue as to the existence, validity or termination of this Agreement) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause.

(b)	The arbitration tribunal (the “Tribunal”) shall consist of three arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. The language of the arbitration proceedings shall be English.

(c)	Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The Parties undertake to carry out the award without delay.

(d)	The Parties agree that any provisions relating to the appointment of emergency arbitrators shall apply to any arbitral proceedings commenced pursuant to this Clause. Nothing in this Clause shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

45.2	Joinder of Additional Parties and Consolidation of Arbitrations

(a)	If any dispute, controversy or claim arising in any way out of or in connection with any Finance Document (including, without limitation: (i) any question relating to contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (ii) any issue as to the existence, validity or termination of such Finance Document) (a “Dispute”) raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration under any of the Finance Documents (an “existing dispute”), or arises out of substantially the same facts as are the subject of an existing dispute (each a “related dispute”), the arbitral tribunal appointed or to be appointed in respect of any such existing dispute shall also be appointed as the arbitral tribunal in respect of any related dispute.

(b)	The arbitral tribunal, upon the request of a party to a Dispute or a Party which itself wishes to be joined in any reference to arbitration proceedings in relation to a Dispute, may join any party to any Finance Document to any reference to arbitration proceedings in relation to that Dispute and may make a single, final award determining all disputes between them. Each Party hereby consents to be joined to any reference to arbitration proceedings in relation to any Dispute at the request of a party to that Dispute.

(c)	Where, pursuant to the above provisions, the same arbitral tribunal has been appointed in relation to two or more Disputes, the arbitral tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the Disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the arbitral tribunal thinks fit. The arbitral tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

(d)	Where an additional party is joined to the arbitration and/or two or more arbitrations are consolidated, the parties to all such arbitration(s) shall be deemed to have waived their right to designate an arbitrator.

(e)	The Parties waive any objection, on the basis of joinder and/or consolidation of Disputes or arbitral proceedings, to the validity and/or enforcement of any arbitral awards made by the arbitral tribunal, in so far as such waiver can validly be made.

45.3	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of each other Guarantor) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 45 and Clause 44 (Governing Law).

46.	WAIVER OF IMMUNITY

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or arbitral award or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Term Facility Commitment (USD)	Revolving Facility Commitment (USD)
CHINA CITIC BANK CORPORATION LIMITED, BEIJING BRANCH	2,200,000000	Nil
CHINA CITIC BANK INTERNATIONAL LIMITED	600,000,000	200,000,000
INDUSTRIAL BANK CO., LTD. BEIJING BRANCH	3,000,000,000	Nil
SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., HONG KONG BRANCH	750,000,000	Nil
SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI PILOT FREE TRADE ZONE BRANCH	750,000,000	Nil
BNP PARIBAS, ACTING THROUGH ITS HONG KONG BRANCH	940,000,000	Nil
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HONG KONG BRANCH	940,000,000	Nil
CREDIT SUISSE AG, SINGAPORE BRANCH	940,000,000	Nil
NATIXIS, HONG KONG BRANCH	940,000,000	Nil
UNICREDIT BANK AG, HONG KONG BRANCH	470,000,000	Nil
UNICREDIT S.P.A.	470,000,000	Nil
COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH	500,000,000	Nil

Total	12,500,000,000	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the following constitutional documents of each Obligor:

(i)	in the case of each Obligor incorporated under the laws of Hong Kong:

(A)	its certificate of incorporation (and its certificate(s) of change of name, if any);

(B)	its articles of association;

(C)	its register of members;

(D)	its register of directors; and

(E)	its register of mortgages and charges; and

(ii)	in the case of each Obligor incorporated under the laws of the PRC:

(A)	its business licence; and

(B)	its articles of association.

(b)	A copy of the HK Holdco 1 Investment Documents and the HK Holdco 2 Investment Documents executed by the parties thereto.

(c)	A copy of a resolution of the board of directors or management, or the approval letter of the chairman of the board of directors, as the case may be, and any other required relevant corporate authorisations of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Borrower, authorising the Borrower to act as its agent in connection with the Finance Documents.

(d)	If required by law or customary under local law, a copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(f)	A certificate of each Obligor (signed by an authorised signatory and, in the case of each PRC Guarantor, affixed with its company chop) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(g)	A certificate of an authorised signatory of each Obligor (in the case of each PRC Guarantor, affixed with its company chop) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded.

2.	Transaction Documents

(a)	A copy of each Initial Offer Document (together with evidence of the approval of, and registration of, the Initial Offer Documents with the Swiss Takeover Board (to the extent required under the Swiss Takeover Rules) executed by the parties (if any) to those documents). For the purposes of this paragraph 2(a), it is agreed that, except with respect to the Pre-Announcement and the Transaction Agreement, the executed Initial Offer Documents that are provided pursuant to this paragraph 2(a) shall be deemed to be in form and substance satisfactory to the Agent if they are not inconsistent with the Pre-Announcement and the Transaction Agreement.

(b)	A copy of each Equity Document.

(c)	Evidence of the establishment and (if applicable) designation of (and the account details relating to):

(i)	(in respect of Bidco) each of the Offer Settlement Account and the Custodian Account (and copies of the Custodian Agreements); and

(ii)	(in respect of the Borrower Group) each Equity Contribution Account, each Dividends Account, the Interest Reserve Account and the Proceeds Account.

3.	Finance Documents

(a)	Copies of:

(i)	this Agreement executed by the Borrower and each Guarantor (other than HK Holdco 4);

(ii)	the Accession Deed executed by HK Holdco 4 and the Borrower;

(iii)	each PRC Guarantee executed by the PRC Guarantor party thereto;

(iv)	the Fee Letters executed by the Borrower and ChemChina; and

(v)	in respect of any Initial Equity Contribution made to HK Holdco 2, the Borrower or HK Holdco 4 by way of loans, each Intercompany Loan Assignment and Subordination Deed executed by the Obligor(s) party thereto and a copy of each relevant intercompany loan agreement relating to such Initial Equity Contribution.

(b)	Copies of each of the following Transaction Security Documents duly executed by the relevant entities specified below:

Chargor	Transaction Security Document
HK Holdco 1	A Hong Kong law governed share charge in relation to all of the shares in HK Holdco 2 owned by (or held to the order of) HK Holdco 1.

A Hong Kong law governed Intercompany Loan Assignment and Subordination Deed in relation to loans made or to be made by HK Holdco 1 to HK Holdco 2 (if applicable).

HK Holdco 2	A Hong Kong law governed share charge in relation to all of the shares in the Borrower.

A Hong Kong law governed Intercompany Loan Assignment and Subordination Deed in relation to loans made or to be made by HK Holdco 2 to the Borrower (if applicable).

HK Holdco 3 (the Borrower)	A Hong Kong law governed share charge in relation to all of the shares in HK Holdco 4.

A Hong Kong law governed Intercompany Loan Assignment and Subordination Deed in relation to loans made or to be made by the Borrower to HK Holdco 4 (if applicable).

A Hong Kong law governed security over accounts in relation to (i) its Dividends Account, (ii) the Interest Reserve Account and (iii) the Proceeds Account.

HK Holdco 4	A Hong Kong law governed security over account in relation to its Dividends Account.

(c)	All share certificates, transfers and stock transfer forms duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security created or purported to be created under the Transaction Security Documents referred to in paragraph (b) above.

(d)	A copy of the special resolutions of each Borrower Group Company the shares of which are subject to Transaction Security pursuant to which the articles of association of such Borrower Group Company were amended to remove (i)

any restriction on or discretion in respect of the transfer or the registration of the transfer of the shares on enforcement of the security pursuant to the relevant Transaction Security Document and (ii) any lien the relevant Borrower Group Company may have on the charged shares.

(e)	Evidence that:

(i)	each PRC Guarantee has been duly submitted to SAFE for registration; and

(ii)	each Transaction Security Document referred to in paragraph (b) above to which an Obligor incorporated under the laws of Hong Kong is a party, has been duly submitted to the Hong Kong Companies Registry for registration.

(f)	Evidence that the Facilities have been duly filed with NDRC in accordance with applicable requirements under the NDRC Circular 2044 and its implementation rules and interpretations.

(g)	In relation to HK Holdco 4, evidence that it has done all that is necessary to comply with sections 275 to 277 of the Companies Ordinance (Cap. 622) (if applicable) in order to enable HK Holdco 4 to enter into the Finance Documents to which it is a party and to perform its obligations under such Finance Documents.

4.	Bidco Facility Finance Documents, Target Facility Agreement and other Transaction Documents

(a)	An executed copy of each of the following Bidco Facility Finance Documents and other Transaction Documents (as defined in the Bidco Facilities Agreement):

(i)	the Bidco Facilities Agreement;

(ii)	each Hedging Agreement (as defined in the Bidco Facilities Agreement);

(iii)	the Intercreditor Agreement (as defined in the Bidco Facilities Agreement);

(iv)	the Report Proceeds Letter (as defined in the Bidco Facilities Agreement);

(v)	each Transaction Security Document (as defined in the Bidco Facilities Agreement);

(vi)	the Equity Documents (as defined in the Bidco Facilities Agreement); and

(vii)	the Tender Agent Documents.

(b)	An executed copy of the Target Facilities Agreement.

(c)	Evidence that:

(i)	Bidco Term Facility A has been cancelled in full;

(ii)	the aggregate commitments under Bidco Term Facility B are reduced by an amount of not less than US$250,000,000, provided that (to the extent that such reduction exceeds US$250,000,000) such reduction will not result in there being insufficient funds to settle the Share Settlement Payments and Acquisition Costs in accordance with the Sources and Uses (the aggregate commitments under Bidco Term Facility B after such reduction (prior to the delivery of the first Utilisation Request under the Term Facility) being the “Minimum Bidco Term Facility B Commitment”); and

(iii)	(after such cancellation and reduction) the only available facilities under the Bidco Facilities Agreement are (A) the Bidco Term Facility B in the amount equal to the Minimum Bidco Term Facility B Commitment and (B) the Bidco Revolving Facility in the amount of US$200,000,000.

(d)	A certificate of the Borrower (signed by a director) confirming that:

(i)	all conditions precedent to initial utilisation (other than Equity Contribution to Bidco to be funded by the proceeds of the first Utilisation and/or the Initial Equity Contribution) specified in clause 4.1 (Initial Conditions Precedent) of the Bidco Facilities Agreement have been satisfied or will be satisfied substantially simultaneously with the first Utilisation (but in any event by no later than such time as specified in the Funds Flow Statement) or waived;

(ii)	no Major Default (as defined in the Bidco Facilities Agreement) is continuing or would result from the first utilisation of the Bidco Facilities; and

(iii)	all Major Representations (as defined in the Bidco Facilities Agreement) are true in all material respects (or, in the case of a Major Representation that is already qualified by materiality) are true in all respects.

5.	Other documents and evidence

(a)	A copy of the Base Case Model.

(b)	A copy of the final Structure Memorandum which may be relied upon or addressed to the Finance Parties subject to the conditions set out in the relevant reliance letter.

(c)	A copy of the Sources and Uses.

(d)	A copy of the Funds Flow Statement, provided that (except to the extent relevant to the definition of “Offer Settlement Account”, Clause 5.2 (Completion of a Utilisation Request for Loans), Clause 5.5 (Limitations on Utilisations) and paragraph 4(d) of this Schedule 2, together the “Drawdown Mechanics”) the Funds Flow Statement shall only be required to be in form and substance satisfactory to the Agent (and not any other Finance Party), shall be provided for the purposes of executing the transaction steps set out therein only and shall not (save to the extent relevant to the Drawdown Mechanics) be disclosed to any Finance Party other than the Agent and the Arranger.

(e)	Evidence of satisfaction of any customary “know your customer” checks reasonably required by the Original Lenders, the Agent and/or the Security Agent (including, in each case, without limitation in connection with the USA Patriot Act).

(f)	A copy of the Reports which may be relied upon or addressed to the Finance Parties subject to the conditions set out in the relevant reliance letters.

(g)	A copy of the Original Financial Statements.

(h)	Evidence that any process agent referred to in Clause 45.3 (Service of process) or any equivalent clause in any other Finance Document, has accepted its appointment.

(i)	Evidence that the agreed fees, costs and expenses due to the Arrangers, the Original Lenders, the Agent and the Security Agent have been or will be paid on the first Utilisation Date of the Facilities.

(j)	A certificate of the Borrower (signed by a director) confirming that:

(i)	the Initial Offer has been irrevocably accepted by the Target Shareholders holding not less than 67 per cent. of the Target Shares;

(ii)	all mandatory anti-trust or competition authority clearances or approvals required in connection with the Initial Offer have been obtained;

(iii)	all other conditions to the Initial Offer (other than payment of the purchase price) have been satisfied or waived in accordance with Clause 23.18 (The Acquisition);

(iv)	none of the Initial Offer Documents have been amended or waived except to the extent that such amendment or waiver is permitted under Clause 23.18 (The Acquisition);

(v)	the Initial Equity Contribution has been received by the Borrower and has been (or, will together with the proceeds of the first Term Facility Loan, be) successively contributed (in the form of equity and/or intercompany loans) to Bidco and will be applied simultaneously with proceeds of the first utilisation under the Bidco Facilities Agreement for the purposes permitted under this Agreement and the Bidco Facilities Agreement;

(vi)	all necessary approvals and registrations from or with the State-owned Assets Supervision and Administration Commission of the State Council of the PRC, NDRC, MOFCOM and SAFE in respect of the Acquisition (including without limitation all approvals listed in section 2.3(g) of the Transaction Agreement) have been obtained (with copies of the applicable approvals and registrations from or with the applicable PRC Governmental Authorities attached to such certificate); and

(vii)	the Borrower has paid-up share capital of not less than HK$1,000,000.

(k)	A certificate of ChemChina (signed by an authorised signatory and affixed with its company chop) confirming which companies within the ChemChina Group are Material ChemChina Companies by reference to its latest audited Original Financial Statements.

6.	Legal Opinions

The following legal opinions in relation to the validity and enforceability of the Finance Documents and the status, authority, power and capacity of the Obligors, each addressed to the Agent, the Security Agent and the Original Lenders:

(a)	a legal opinion of Clifford Chance, legal advisers to the Agent and the Arrangers as to Hong Kong law; and

(b)	a legal opinion of Run Ming Law Office, legal advisers to the Agent and the Arrangers as to PRC law.

SCHEDULE 3

UTILISATION REQUEST

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [•] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(b)	Facility to be utilised:	[Term Facility][Revolving Facility]*

(c)	Currency of Loan:	USD

(d)	Amount:	[•] or, if less, the applicable Available Facility

(e)	Interest Period:	3 Months

(f)	Purpose:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) (or, to the extent applicable) Clause 4.3 (Available drawdown limitation), Clause 4.4 (Other conditions to Utilisation) and Clause 4.6 (Utilisations during the Certain Funds Period) of the Facilities Agreement are satisfied on the date of this Utilisation Request.

4.	We confirm that the Initial Closing Date has occurred [or will occur within [ ] after the making of the Loan].*

5.	[We confirm that, prior to the date of this Utilisation Request, we have purchased:

(a)	[•] Target Shares at a purchase price of [•] per share; and

(b)	[•] Target Shares at a purchase price of [•] per share.][etc.]

6. The proceeds of this Loan should be credited to [account].

*	Insert applicable date contemplated under the Funds Flow Statement.

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Borrower]

NOTES:

*	Select the Facility to be utilised and delete references to the other Facility.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent and [ ] as Security Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations under the Facilities Agreement referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer) of the Facilities Agreement.

(b)	The Existing Lender assigns absolutely to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facilities Agreement) and in respect of the Transaction Security which (in each case) correspond to the rights and obligations under the Facilities Agreement transferred pursuant hereto, and the Existing Lender will be released (with effect from the Transfer Date) from any corresponding obligations by which it is bound in respect of such Finance Documents or the Transaction Security.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms that it [is [an Equity Party]/[a Debt Purchaser]]/[is not an Equity Party or a Debt Purchaser]*.

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

7.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Delete as applicable.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent, [ ] as Security Agent and [ ] as the Borrower, for and on behalf of [each Obligor]

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in the Loans under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms that it [is [an Equity Party]/[a Debt Purchaser]]/[is not an Equity Party or a Debt Purchaser]*.

8.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Borrower and PRC Guarantors), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Delete as applicable.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY

ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

Part I

Compliance Certificate by ChemChina

To:	[ ] as Agent

From:	[ChemChina]

Dated:

Dear Sirs

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that on the last day of the Testing Period ending on [ ], Consolidated Total Net Debt was [ ] and Consolidated Total Assets was [ ]. Therefore the ratio of Consolidated Total Net Debt to Consolidated Total Assets on the last day of such Testing Period was [ ]% and the covenant contained in paragraph (a)(i) of Clause 22.2 (Financial condition) [has/has not] been complied with.

3.	We confirm that on the last day of the Testing Period ending on [ ], the Finance Charges was [ ] and Consolidated EBITDA for such Testing Period was [ ]. Therefore Interest Cover for such Testing Period was [ ]:[ ] and the covenant contained in paragraph (a)(ii) of Clause 22.2 (Financial condition) [has/has not] been complied with.

4.	[We confirm that no Default is continuing.]*

5.	[We confirm that as at the date of this Compliance Certificate, the balance standing to the credit of:

(a)	the Dividends Account maintained by the Borrower was [ ];

(b)	the Dividends Account maintained by HK Holdco 4 was [ ];

(c)	the Interest Reserve Account was [ ]; and

(d)	the Proceeds Account was [ ].]

6.	[We confirm that on the last day of the Testing Period ending on [ ], the balance standing to the credit of:

(a)	the Dividends Account maintained by the Borrower was [ ];

(b)	the Dividends Account maintained by HK Holdco 4 was [ ];

(c)	the Interest Reserve Account was [ ]; and

(d)	the Proceeds Account was [ ].]

7.	We confirm that the following companies constitute Material ChemChina Companies for the purposes of the Facilities Agreement: [ ].

Signed
Authorised signatory of
[ChemChina]

[Affix company chop of ChemChina]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Part II

Compliance Certificate by the Borrower

To:	[ ] as Agent

From:	[Borrower]

Dated:

Dear Sirs

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the following companies constitute Material Target Companies for the purposes of the Facilities Agreement: [ ].

Signed
	Director of	Director of
	[Borrower]	[Borrower]

SCHEDULE 7

TIMETABLES

LOANS

Loans in USD
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 a.m.

Agent notifies the Lenders of the amount of the Loan in accordance with Clause 5.1 (Delivery of a Utilisation Request)	U-3 3 p.m.

LIBOR is fixed	Quotation Day 11:00 a.m. (London time)

Base Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.2 (Calculation of Base Reference Bank Rate)	Noon (London time) on the Quotation Day

“U” = date of utilisation

“U – X” = X Business Days prior to date of utilisation

SCHEDULE 8

FORM OF ACCESSION DEED

To: [            ] as Agent

From: [Borrower] as Borrower and [HK Holdco 4] as HK Holdco 4

Dated:

Dear Sirs

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Accession Deed. Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	HK Holdco 4 agrees to become the HK Guarantor and to be bound by the terms of the Facilities Agreement as the HK Guarantor pursuant to Clause 27.2 (Accession of HK Holdco 4) of the Facilities Agreement. HK Holdco 4 hereby acknowledges and agrees that references to “HK Holdco 4” and “HK Guarantor” in the Facilities Agreement are references to it and any obligations expressed to be borne by “HK Holdco 4” or the “HK Guarantor” shall be obligations binding on it.

3.	HK Holdco 4 is a company duly incorporated under the laws of Hong Kong with registration number 2340547.

4.	HK Holdco 4’s administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Fax No:

Attention:

5.	This Accession Deed shall be governed by and construed in accordance with the laws of Hong Kong.

THIS ACCESSION DEED has been signed on behalf of the Borrower and executed as a deed by HK Holdco 4 and is hereby delivered as a deed by HK Holdco 4 on the date stated above.

Borrower

CNAC CENTURY (HK) COMPANY LIMITED

By:
Title:

HK Holdco 4

[THE COMMON SEAL OF	)
CNAC SATURN (HK) COMPANY LIMITED	)
was hereunto affixed in the presence of	)

[Director][Authorised Signatory]

Address:

Fax:

Attention: ]

OR

[EXECUTED as a DEED by	)
CNAC SATURN (HK) COMPANY LIMITED	)

Signature of Director

Name of Director

Signature of [Director][Company Secretary]

Name of [Director][Company Secretary] ]

The Agent

[ ]

By:
Title:

SCHEDULE 9

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, [ ] as Security Agent and [ ] as the Borrower, for and on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated:

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.4 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.4 (Increase).

8.	The Increase Lender confirms that it is not an Equity Party.

9.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY

THE INCREASE LENDER

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [            ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 10

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To: [            ] as Agent

From: [The Lender]

Dated:

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by a Debt Purchaser or an Equity Party) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US dollars)
The Term Facility Commitment	[insert amount (of that Commitment) to
which the relevant Debt Purchase
Transaction applies]

[Lender]

By:

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE

TRANSACTION/NOTIFIABLE DEBT

PURCHASE TRANSACTION CEASING TO BE WITH A DEBT PURCHASER OR

AN EQUITY PARTY

To: [            ] as Agent

From: [The Lender]

Dated:

Project Century – USD12,700,000,000 Holdco Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to paragraph (d) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by a Debt Purchaser or an Equity Party) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Debt Purchaser or an Equity Party].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US dollars)
The Term Facility Commitment	[insert amount (of that Commitment) to
which the relevant Debt Purchase
Transaction applies]

[Lender]

By:

*	Delete as applicable

SCHEDULE 11

BIDCO FACILITY DEFINITIONS

Part I – Bidco Facility Prepayment Events

All clause references relating to the Bidco Facilities Agreement in this Part I of this Schedule are based on the original form of the Bidco Facilities Agreement and (under paragraph 1 below) identifies the clause in the Bidco Facilities Agreement to which the relevant Bidco Facility Prepayment Event relates.

1.	Mandatory prepayment trigger: Bidco Facility Prepayment Events

“Bidco Facility Prepayment Event” means a Conditional Bidco Facility Prepayment Event or an Unconditional Bidco Facility Prepayment Event.

“Conditional Bidco Facility Prepayment Event” means:

(a)	the receipt of any Report Proceeds at any time when the Bidco Ratings Condition is not satisfied (clause 8.3(a)(i) of the Bidco Facilities Agreement);

(b)	the receipt of any Net Distribution Proceeds at any time when the Bidco Rating Condition is not satisfied (clause 8.3(a)(ii) of the Bidco Facilities Agreement); or

(c)	the receipt of any Net Equity Financing Proceeds at any time when the Bidco Rating Condition is not satisfied (clause 8.3(a)(v) of the Bidco Facilities Agreement).

“Unconditional Bidco Facility Prepayment Event” means:

(a)	a successful application being made for the admission of any part of the share capital of any Bidco Facility Obligor or any member of the Target Group to trading on any recognised investment exchange or market in any country (clause 8.1(b) of the Bidco Facilities Agreement) (a “Bidco Group Floatation”);

(b)	the sale of all or substantially all of the assets of the Bidco Facility Obligors and the Target Group whether in a single transaction or a series of related transactions (clause 8.1(c) of the Bidco Facilities Agreement);

(c)	a sale, lease, licence or other disposal by Bidco of any of the Target Shares (save, for the avoidance of doubt, as a result of a Merger Squeeze Out Procedure) (clause 8.1(d) of the Bidco Facilities Agreement);

(d)	the receipt of any Net Debt Financing Proceeds (clause 8.3(a)(iii) of the Bidco Facilities Agreement); or

(e)	the receipt of any Net Disposal Proceeds (clause 8.3(a)(iv) of the Bidco Facilities Agreement).

2.	Mandatory prepayment amount: Excess Proceeds

“Excess Proceeds” means, in respect of any Bidco Facility Prepayment Event, the amount equal to the Relevant Proceeds relating thereto, after deducting:

(a)	any and all amounts required to be applied towards prepayment of the loans and/or cancellation of any available commitment under the Bidco Facilities Agreement;

(b)	any fees, costs and expenses properly incurred by any Bidco Group Company with respect to the transfer of such amounts to the Borrower as are required to enable it to comply with Clause 8.2 (Bidco Facility Mandatory Prepayment Events) of this Agreement; and

(c)	(in the case of any Net Distribution Proceeds) the amount of that Distribution that is applied or is scheduled to be applied by the Borrower in making any payment of fees or interest then due and payable or scheduled to become due and payable during the nine month period following receipt by Bidco of that Distribution (provided that no such scheduled payments that are deducted shall be deducted against any subsequent Distribution received during that nine month period) under any Finance Document.

“Relevant Proceeds”:

(a)	in relation to a Conditional Bidco Facility Prepayment Event:

(i)	any Report Proceeds relating thereto;

(ii)	any Net Distribution Proceeds relating thereto; or

(iii)	any Net Equity Financing Proceeds relating thereto; or

(b)	in respect of an Unconditional Bidco Facility Prepayment Event:

(i)	the cash proceeds received by any Bidco Facility Obligor or any member of the Target Group in relation to a Bidco Group Floatation after deducting:

(A)	any fees, costs and expenses properly incurred by any Bidco Facility Obligor or member of the Target Group with respect to such Bidco Group Floatation to persons who are not Bidco Facility Obligors or members of the Target Group or making the transfer of such amounts to Bidco as are required in order to comply with Clause 8 (Mandatory Prepayment) of the Bidco Facilities Agreement; and

(B)	Taxes paid or reasonably estimated by Bidco to be payable as a result of the raising of the Debt Financing Proceeds (or making the transfers required to Bidco).

3.	Other definitions

“Bidco Facility Obligor” means Bidco or any guarantor under the Bidco Facilities Agreement.

“Debt Financing Proceeds” means the cash proceeds of:

(a)	any Financial Indebtedness incurred by any Bidco Facility Obligor (other than any Target Group Company) after the date of the Bidco Facilities Agreement; and

(b)	any direct or indirect public offering or private placement of any debt securities issued by a Bidco Facility Obligor (other than any Target Group Company) after the date of the Bidco Facilities Agreement.

“Disposal” means a sale, lease, licence, transfer or other disposal:

(a)	by Bidco of any Target Shares (other than, for the avoidance of doubt, as part of the implementation of a Merger Squeeze Out Procedure); and

(b)	of any assets of a member of the Bidco Group where such sale, lease, licence, transfer or other disposal is carried out in order to satisfy undertakings given in connection with anti-trust or regulatory approvals in connection with the Acquisition.

“Disposal Proceeds” means the consideration receivable by Bidco or any member of the Bidco Group (other than Lux Holdco) for any Disposal.

“Distribution” means:

(a)	any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) in cash on or in respect of the share capital of the Target;

(b)	repayment or distribution of any dividend or share premium reserve of the Target in cash;

(c)	any redemption, repurchase, defeasance, retirement or repayment of any of the share capital of the Target in cash; and

(d)	the payment of any fee or the making of any loan by the Target in cash to or to the order (or account) of Bidco.

“Equity Financing Proceeds” means the cash proceeds of any direct or indirect private placement of any equity securities issued by a Bidco Facility Obligor or the Target after the date of the Bidco Facilities Agreement (or, in the case of the Target or any Bidco Facility Obligor which is a Target Group Company, after the Initial Closing Date) to the extent that such proceeds are not Excluded Equity Financing Proceeds.

“Excluded Report Proceeds” means Report Proceeds:

(a)	which are less than USD 5,000,000 in respect of an individual Recovery Claim or Sponsor Recovery Claim;

(b)	which are applied to satisfy a liability of a Bidco Facility Obligor arising as a result of the relevant claim within 180 days of the receipt of the Report Proceeds; or

(c)	which are, when aggregated with the Report Proceeds of all other Recovery Claims and Sponsor Recovery Claims at any time are less than USD 5,000,000.

“Excluded Equity Financing Proceeds” means any proceeds from the issue of shares or other instruments or securities:

(a)	to the extent constituting an Equity Contribution (as defined in the Bidco Facilities Agreement) or New Equity (as defined in the Bidco Facilities Agreement) that is used or to be used towards financing Share Settlement Payments or Acquisition Costs; and

(b)	to employees or officers of members of the Bidco Group (other than Lux Holdco), or in lieu of dividends or for some purpose other than raising finance, including, for the avoidance of doubt, any scrip issue to shareholders of members of the Bidco Group (other than Lux Holdco).

“Net Debt Financing Proceeds” means any Debt Financing Proceeds after deducting:

(a)	any fees, costs and expenses properly incurred by any Bidco Facility Obligor or member of the Target Group with respect to that debt financing to persons who are not Bidco Facility Obligors or members of the Target Group or making the transfer of such amounts to Bidco as are required in order to comply with clause 8 of the Bidco Facilities Agreement; and

(b)	Taxes paid or reasonably estimated by Bidco to be payable as a result of the raising of the Debt Financing Proceeds (or making the transfers required to Bidco).

“Net Disposal Proceeds” means any Disposal Proceeds after deducting:

(a)	any fees, costs and expenses properly incurred by Bidco with respect to that Disposal to persons who are not Bidco Facility Obligors or members of the Target Group or making the transfer of such amounts to Bidco as are required in order to comply with clause 8 of the Bidco Facilities Agreement; and

(b)	Taxes paid or reasonably estimated by Bidco to be payable as a result of the Disposal (or making the transfers required to Bidco).

“Net Distribution Proceeds” means any Distributions (other than Distributions in respect of amounts constituting Net Disposal Proceeds or Net Equity Financing Proceeds) actually received in cash by Bidco, after deducting:

(a)	Taxes paid or reasonably estimated by Bidco to be payable as a result of receiving that Distribution;

(b)	the amount of any Permitted Payments (as defined in the Bidco Facilities Agreement) (other than a payment made pursuant to paragraph (f) of the definition of “Permitted Payment” as defined in the Bidco Facilities Agreement) then payable or scheduled to be paid by Bidco during the six month period following receipt of that Distribution (provided that no such scheduled payments that are deducted shall be deducted against any subsequent Distribution received during that six month period); and

(c)	the amount of that Distribution that is applied or is scheduled to be applied by Bidco in making any payment of fees or interest then due and payable or scheduled to become due and payable during the nine month period following receipt of that Distribution (provided that no such scheduled payments that are deducted shall be deducted against any subsequent Distribution received during that nine month period) under any Finance Document (as defined in the Bidco Facilities Agreement).

“Net Equity Financing Proceeds” means any Equity Financing Proceeds, after deducting:

(a)	any fees, costs and expenses properly incurred by any Bidco Facility Obligor or member of the Target Group with respect to that equity financing to persons who are not Bidco Facility Obligors or members of the Target Group or making the transfer of such amounts to Bidco as are required in order to comply with clause 8 of the Bidco Facilities Agreement; and

(b)	Taxes paid or reasonably estimated by Bidco to be payable as a result of the raising of the Equity Financing Proceeds (or making the transfers required to Bidco).

“Report Proceeds” means the Net Proceeds (as defined in the Bidco Facilities Agreement) in respect of a claim (a “Recovery Claim”) or a Proceeding (as defined in the Report Proceeds Letter (as defined in the Bidco Facilities Agreement)) (a “Sponsor Recovery Claim”) against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Report Proceeds.

Part II - Bidco Group Financial Definitions

1.	Bidco Financial Definitions

“Borrowings” means, at any time, the outstanding principal or capital amount of any Financial Indebtedness provided that:

(a)	Financial Indebtedness owed by a member of the Bidco Group to another member of the Bidco Group shall not be taken into account; and

(b)	pensions liabilities shall not be included.

“Bidco Consolidated EBITDA” means, for any Testing Period and without duplication, the consolidated profits of the Bidco Group from ordinary activities:

(a)	before deducting Interest Payable, any other Interest for which any member of the Bidco Group is liable to a third party and any deemed finance charge in respect of any pension liabilities and other provisions;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by any Target Group Company;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to any amortisation whatsoever (including amortisation of any goodwill arising on any Permitted Target Acquisition), and any impairment or depreciation whatsoever;

(d)	after deducting (to the extent included) Interest Receivable;

(e)	after adding back any negative items (to the extent otherwise deducted) or deducting any positive items (to the extent otherwise included), of a one-off, non-recurring, extraordinary or exceptional nature;

(f)	after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Bidco Group which is attributable to any third party (not being a member of the Bidco Group) which is a shareholder in such member of the Bidco Group;

(g)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Bidco Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(h)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Bidco Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(i)	after adding back (to the extent otherwise deducted) Acquisition Costs (or any other costs in connection with Permitted Target Acquisitions) for that period;

(j)	after adding (to the extent not already included (including as a consequence of a derivative transaction as reported on by the Bidco Group)) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts or hedging instruments entered into with respect to the operational cash flows of the Bidco Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever and excluding any IAS 39 timing differences relating to changes in the unrealised fair value of derivatives);

(k)	after adding back (to the extent otherwise deducted) any duly documented fees, costs or charges of a non-recurring nature actually paid related to any equity offering, acquisitions, compensation payments to departing management, investments (including any Joint Venture Investment) or Financial Indebtedness (whether or not successful);

(l)	after adding back (to the extent otherwise deducted) any costs or provisions relating to any share option or incentive schemes of the Bidco Group;

(m)	after deducting the amount of profit of any entity (which is not a member of the Bidco Group) in which any member of the Bidco Group has an ownership interest to the extent that the amount of such profit is included in the accounts of the Bidco Group and after adding the amount (net of any applicable withholding tax) received in cash by members of the Bidco Group through distributions by any such entity;

(n)	after adding (to the extent not already included) the proceeds of any business interruption insurance to the extent taken into account in determining the profits of the Bidco Group; and

(o)	after deducting (to the extent included) the amount of any profit which is attributable to any Debt Purchase Transaction by any member of the Bidco Group or adding back (to the extent deducted) the amount of any loss which is attributable to any Debt Purchase Transaction by any member of the Bidco Group.

“Finance Leases” has the meaning given to that term in the Bidco Facilities Agreement (in the form subsisting as at the date of this Agreement).

“Interest” means interest and amounts in the nature of interest (whether or not paid or capitalised) in respect of any Borrowings including, without limitation:

(a)	the interest element of Finance Leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings which is issued by a third party on behalf of a member of the Bidco Group and accrues after 2 February 2016;

(d)	the amount of any discount amortised during the Testing Period in respect of Borrowings;

(e)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

(f)	commitment, utilisation and non-utilisation fees payable or incurred or accrued after 2 February 2016 in respect of Borrowings.

“Interest Payable” means, in respect of any Testing Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Bidco Group during that Testing Period but:

(a)	excluding (to the extent included) any amortisation of fees, costs, original issue discount and expenses incurred in connection with the raising of any Borrowings; and

(b)	excluding any capitalised interest, the amount of any discount amortised and other non-cash interest charges during the Testing Period,

and calculated on the basis that:

(i)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Bidco Group under hedging agreements in respect of Interest in relation to that Testing Period;

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Bidco Group under hedging agreements in respect of Interest in relation to that Testing Period.

“Interest Receivable” means, in respect of any Testing Period, the amount of Interest accrued due to members of the Bidco Group (other than from members of the Bidco Group) during the Testing Period.

“Testing Period” means each 12 month period ending on 31 March, 30 June, 30 September and 31 December.

2.	Incorporation of defined terms in the Bidco Facilities Agreement

For the purpose of this 2 only, the following terms shall have the meaning given to them in the Bidco Facilities Agreement (in the form subsisting as at the date of this Agreement):

(a)	“Acquisition Costs”;

(b)	“Financial Indebtedness”;

(c)	“Joint Venture Investment”; and

(d)	“Permitted Target Acquisitions”.

SIGNATORIES

BORROWER

CNAC CENTURY (HK) COMPANY LIMITED

By:	/s/ Hongbo Chen
Hongbo Chen
Title:	Director

Address:	17/F Shing Lee Commercial Building
6-12 Wing Kut Street, Central
Hong Kong

Fax:	+852 2877 8001

Attention:	Company Secretary

with a copy to

China National Chemical Corporation

62 Beisihuan Xilu

Haidian District

Beijing 100080

PRC

Attention: Robert Lu, Vice President

Fax number: +86 10 82677088

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

CHEMCHINA

CHINA NATIONAL CHEMICAL CORPORATION

By:	/s/ Xiaobao Lu
Xiaobao Lu
Title:	Vice President

Address:	62 Beisihuan Xilu
Haidian District
Beijing 100080
PRC

Fax: +86 10 82677088

Attention: Robert Lu, Vice President

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

CNAC

CHINA NATIONAL AGROCHEMICAL CORPORATION

By:	/s/ Hongbo Chen
Hongbo Chen
Title:	Authorised Signatory

Address:	62 Beisihuan Xilu
Haidian District
Beijing 100080
PRC

Fax: +86 10 82677386

Attention: Chen Hongbo, Chief Strategy Officer

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE GLOBAL CO-ORDINATOR

CHINA CITIC BANK CORPORATION LIMITED

By:	/s/ Zhang Qiang
Zhang Qiang
Title:	Executive Vice President

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE GLOBAL CO-ORDINATOR

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Raymond L M Wong	/s/ Stephen T C Ching
	RAYMOND L M WONG	STEPHEN T C CHING
Title:	GENERAL MANAGER	GENERAL MANAGER

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

CHINA CITIC BANK CORPORATION LIMITED, BEIJING BRANCH

By:	/s/ Ao Xiang	/s/ Wang Feige
	Ao Xiang	Wang Feige
Title:	General Manager of Credit Management Dept.	General Manager of Investment Banking Dept.

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE MANDATED LEAD ARRANGER AND BOOKRUNNER

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Raymond L M Wong	/s/ Stephen T C Ching
	RAYMOND L M WONG	STEPHEN T C CHING
Title:	GENERAL MANAGER	GENERAL MANAGER

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

INDUSTRIAL BANK CO., LTD. BEIJING BRANCH

By:	/s/ Tingzhi Zhang
Title:	President

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., HONG KONG BRANCH

By:	/s/ Li Ge	/s/ Louie Lim
	Li Ge	Louie Lim
Title:	Assistant CEO	Executive General Manager and
Head of Corporate Banking Department

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE MANDATED LEAD ARRANGER AND BOOKRUNNER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI PILOT

FREE TRADE ZONE BRANCH

By:	/s/ Xinhao Wang
Title:	President

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

BNP PARIBAS, ACTING THROUGH ITS HONG KONG BRANCH

By:	/s/ Kenneth Quinn	/s/ Christophe Cerisier
	KENNETH QUINN	CHRISTOPHE CERISIER
Title:	MANAGING DIRECTOR	MANAGING DIRECTOR

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Philippe Pellegrin	By:	/s/ Atul Sodhi
	Philippe Pellegrin		Atul Sodhi
Title:	Senior Country Officer, China	Title:	Managing Director

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

CREDIT SUISSE AG, SINGAPORE BRANCH

By:	/s/ Colleen Reid	/s/ Karen Yap
	Colleen Reid	Karen Yap
Title:	Vice President General Counsel Division	Director

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

NATIXIS, HONG KONG BRANCH

By:	/s/ Eva Fung
Eva Fung
Title:	Head of Acquisition & Strategic Finance, Asia Pacific

By:	/s/ Daniel Camacho
Daniel Camacho
Title:	Executive Director

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE MANDATED LEAD ARRANGER AND BOOKRUNNER

UNICREDIT BANK AG

By:	/s/ Stefan C. Koller	/s/ Markus Wiegand
	Stefan C. Koller	Markus Wiegand
Title:	Managing Director	Director

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THE MANDATED LEAD ARRANGER AND BOOKRUNNER

UNICREDIT S.P.A.

By:	/s/ Matteo Lodovici	/s/ Francesco Roli
	MATTEO LODOVICI	FRANCESCO ROLI
Title:	SENIOR ASSOCIATE	DIRECTOR

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THE MANDATED LEAD ARRANGER

COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH

By:	/s/ Edwin Bernard / Niels Boudeling
Edwin Bernard / Niels Boudeling
Title:	Head of Markets, Chief Financial Officer, Asia / Asia

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THE ORIGINAL LENDER

CHINA CITIC BANK CORPORATION LIMITED, BEIJING BRANCH

By:	/s/ Ao Xiang	/s/ Wang Feige
	Ao Xiang	Wang Feige
Title:	General Manager of Credit Management Dept.	General Manager of Investment Banking Dept.

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE ORIGINAL LENDER

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Matcheel Cheung	/s/ Gordon Poon
	Matcheel Cheung	Gordon Poon
Title:	General Manager

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THE ORIGINAL LENDER

INDUSTRIAL BANK CO., LTD. BEIJING BRANCH

By:	/s/ Tingzhi Zhang
Title:	President

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE ORIGINAL LENDER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., HONG KONG BRANCH

By:	/s/ Li Ge	/s/ Louie Lim
	Li Ge	Louie Lim
Title:	Assistant CEO	Executive General Manager and Head of Corporate Banking Department

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THE ORIGINAL LENDER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD., SHANGHAI PILOT

FREE TRADE ZONE BRANCH

By:	/s/ Xinhao Wang
Title:	President

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THE ORIGINAL LENDER

BNP PARIBAS, ACTING THROUGH ITS HONG KONG BRANCH

By:	/s/ Kenneth Quinn	/s/ Christophe Cerisier
	KENNETH QUINN	CHRISTOPHE CERISIER
Title:	MANAGING DIRECTOR	MANAGING DIRECTOR

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THE ORIGINAL LENDER

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HONG KONG BRANCH

By:	/s/ François Martin	By:	/s/ Christophe Crétot
	François Martin		Christophe Crétot
Title:	Senior Country Officer	Title:	Head of Corporate Origination

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THE ORIGINAL LENDER

CREDIT SUISSE AG, SINGAPORE BRANCH

By:	/s/ Kamal Sidhu	/s/ Karen Yap
	Kamal Sidhu	Karen Yap
Title:	Vice President General Counsel Division	Director

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THE ORIGINAL LENDER

NATIXIS, HONG KONG BRANCH

By:	/s/ Eva Fung
Eva Fung
Title:	Head of Acquisition & Strategic Finance, Asia Pacific

By:	/s/ Daniel Camacho
Daniel Camacho
Title:	Executive Director

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE ORIGINAL LENDER

UNICREDIT BANK AG, HONG KONG BRANCH

By:	/s/ Authorized Signatory	/s/ Daniel Ng
Title:	Director	Daniel Ng
Asian Multinational Corporates

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE ORIGINAL LENDER

UNICREDIT S.P.A.

By:	/s/ Matteo Lodovici	/s/ Fraucesco Roli
	MATTEO LODOVICI	FRAUCESCO ROLI
Title:	SENIOR ASSOCIATE	DIRECTOR

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE ORIGINAL LENDER

COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH

By:	/s/ Rieks Smook	/s/ Niels Boudeling
	Rieks Smook	Niels Boudeling
Title:	Head of Capital Markets Asia	Chief Financial Officer, Asia

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THE AGENT

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Windy S P Lau	/s/ Stephen T C Ching
	WINDY S P LAU	STEPHEN T C CHING
Title:	Assistant General Manager	GENERAL MANAGER

Address:	79 FL. International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Fax:	(852) 3603 4398

Attention:	Judy Kan / Windy Lau

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT

THE SECURITY AGENT

CHINA CITIC BANK INTERNATIONAL LIMITED

By:	/s/ Windy S P Lau	/s/ Stephen T C Ching
	WINDY S P LAU	STEPHEN T C CHING
Title:	Assistant General Manager	GENERAL MANAGER

Address:	79 FL. International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Fax:	(852) 3603 4398

Attention:	Judy Kan / Windy Lau

PROJECT CENTURY - HOLDCO FACILITIES - EXECUTION PAGE TO FACILITIES AGREEMENT